Filed Pursuant to Rule 424(b)(3)

Registration Nos. 333-171256, 333-171256-01 to 333-171256-02

ENERGY FUTURE HOLDINGS CORP.

SUPPLEMENT NO. 13 TO

MARKET MAKING PROSPECTUS DATED APRIL 4, 2012

THE DATE OF THIS SUPPLEMENT IS DECEMBER 12, 2012

On December 6, 2012, Energy Future Holdings Corp. filed the attached Current Report on Form 8-K with the Securities and Exchange Commission.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported) – November 30, 2012

Energy Future Holdings Corp.

(Exact name of registrant as specified in its charter)

Texas	1-12833	75-2669310
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Energy Future Competitive Holdings Company

(Exact name of registrant as specified in its charter)

Texas	001-34543	75-1837355
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201

(Address of principal executive offices, including zip code)

214-812-4600

(Registrants’ telephone number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 30, 2012, Energy Future Holdings Corp. (“EFH Corp.”) and its subsidiaries, Texas Competitive Electric Holdings Company LLC (“TCEH”) and TXU Energy Retail Company LLC (“TXU Energy”), entered into a new TXU Energy Accounts Receivable Securitization Program (“new AR Program”). In connection with the new AR Program, the parties terminated the existing AR Program. Except as described below, the new AR Program is substantially the same as the terminated AR Program. For a description of the terminated AR Program, see Note 9 to EFH Corp.’s Annual Report on Form 10-K for the year ended December 31, 2011 and Note 5 to EFH Corp.’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2012.

The material changes incorporated into the new AR Program are as follows:

•	the maturity date of the new AR Program is November 30, 2015, subject to a springing maturity provision pursuant to which the maturity date of the program will be as early as June 11, 2014 if more than $500 million of term or deposit letter of credit loans under the Credit Agreement, dated as of October 10, 2007, as amended, among TCEH, Energy Future Competitive Holdings Company (“EFCH”), the lenders from time to time party thereto, and Citibank, N.A., as administrative agent (the “Credit Agreement”), are outstanding on June 10, 2014 or any day thereafter;

•	the maximum funding amount under the new AR Program is $200 million;

•	the new AR Program includes a financial maintenance covenant that is identical to the financial maintenance covenant contained in the Credit Agreement;

•	TXU Energy will sell all of its accounts receivable to a newly-formed special purpose financing entity, TXU Energy Receivables Company LLC (“TXU SPE”), which is a wholly-owned subsidiary of TCEH; and

•	the subordinated note that the TXU SPE issues to TXU Energy to fund a portion of the purchase price of TXU Energy’s accounts receivable may not exceed 25% of the aggregate pool of accounts receivable.

A copy of each of the First Lien Trade Receivables Financing Agreement and Trade Receivables Sale Agreement that were entered into as part of the new AR Program is attached hereto as Exhibit 10.1 and 10.2, respectively, and each is incorporated herein by reference. The description of the new AR Program above is qualified in its entirety by reference to such agreements.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information relating to the new AR Program set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.03.

To facilitate the closing of the new AR Program described above, including the repurchase by TXU Energy of all of its outstanding receivables previously sold under the terminated AR Program and taking into account the cap on the subordinated note under the new AR Program, in November 2012, TCEH borrowed $300 million under its senior secured revolving credit facility (“the “Revolving Credit Facility”). TCEH’s aggregate borrowings under such facility totaled approximately $1.3 billion as of November 30, 2012.

2

As of November 30, 2012, in addition to the approximately $800 million of available capacity under the Revolving Credit Facility, TCEH had approximately $700 million of cash and cash equivalents and approximately $125 million of available capacity under its senior secured letter of credit facility (the “Letter of Credit Facility”), resulting in aggregate liquidity at TCEH at such date of approximately $1.625 billion. The execution of the new AR Program resulted in a net decrease in aggregate TCEH liquidity at the closing date of approximately $25 million, excluding the payment of transaction fees and expenses.

The Revolving Credit Facility and the Letter of Credit Facility are provided under the Credit Agreement. EFH Corp. has provided information regarding the Credit Agreement in Item 8 of its Annual Report on Form 10-K for the year ended December 31, 2011, and such information is incorporated by reference herein.

Any description of the Credit Agreement is qualified in its entirety by reference to the complete copy of the Credit Agreement filed as Exhibit 10(rr) to EFH Corp.’s Post-Effective Amendment #1 to Form S-4 filed on February 7, 2011, Exhibit 10.1 to EFH Corp.’s Current Report on Form 8-K filed on August 10, 2009, and Exhibit 10.1 to EFH Corp.’s Current Report on Form 8-K filed on April 20, 2011, which complete copy of the Credit Agreement is incorporated by reference herein.

* * * * *

This Current Report on Form 8-K includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. All statements, other than statements of historical facts, are forward-looking statements. The factors that could cause actual results to differ materially from these forward-looking statements include those discussed in EFH Corp.’s and EFCH’s Annual Report on Form 10-K for the year ended December 31, 2011 and EFH Corp.’s and EFCH’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2012. Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this Current Report on Form 8-K. Each of EFH Corp. and EFCH undertakes no obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	First Lien Trade Receivables Financing Agreement, dated as of November 30, 2012, among TXU ENERGY RECEIVABLES COMPANY LLC, as Borrower, TXU ENERGY RETAIL COMPANY LLC, as Collection Agent, certain Investors, CITIBANK, N.A., as the Initial Bank, and CITIBANK, N.A., as Administrative Agent and as a Group Managing Agent

10.2	Trade Receivables Sale Agreement, dated as of November 30, 2012, among TXU ENERGY RETAIL COMPANY LLC, as Originator, as Collection Agent and as Originator Agent and TXU ENERGY RECEIVABLES COMPANY LLC, as Buyer, and ENERGY FUTURE HOLDINGS CORP.

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENERGY FUTURE HOLDINGS CORP.

/s/ Stan J. Szlauderbach
Name: Stan J. Szlauderbach
Title: Senior Vice President & Controller

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY

/s/ Stan J. Szlauderbach
Name: Stan J. Szlauderbach
Title: Senior Vice President & Controller

Dated: December 6, 2012

Exhibit 10.1

EXECUTION VERSION

FIRST LIEN TRADE RECEIVABLES

FINANCING AGREEMENT

Dated as of November 30, 2012

Among

TXU ENERGY RECEIVABLES COMPANY LLC

as Borrower,

TXU ENERGY RETAIL COMPANY LLC

as Collection Agent,

CAFCO, LLC,

CRC FUNDING, LLC

CHARTA, LLC and

CIESCO, LLC,

as Investors,

CITIBANK, N.A.,

as the Initial Bank,

and

CITIBANK, N.A.,

as Administrative Agent and as a Group Managing Agent

i

Section		Page

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01.	Representations and Warranties of the Borrower	57
SECTION 4.02.	Representations and Warranties of the Collection Agent	61
SECTION 4.03.	Article 9 Representations and Warranties	63

ARTICLE V

GENERAL COVENANTS OF THE BORROWER AND THE COLLECTION AGENT

SECTION 5.01.	Affirmative Covenants of the Borrower	63
SECTION 5.02.	Reporting Requirements of the Borrower	67
SECTION 5.03.	Negative Covenants of the Borrower	70
SECTION 5.04.	Covenants of the Collection Agent	73

ARTICLE VI

ADMINISTRATION AND COLLECTION

SECTION 6.01.	Designation of Collection Agent	79
SECTION 6.02.	Duties of Collection Agent	79
SECTION 6.03.	Rights of the Administrative Agent and the Group Managing Agents	81
SECTION 6.04.	Responsibilities of the Borrower, Etc.	82
SECTION 6.05.	Further Action	83
SECTION 6.06.	Lock-Box Agreements	83

ARTICLE VII

EVENTS OF TERMINATION

SECTION 7.01.	Events of Termination	84

ARTICLE VIII

THE AGENTS

SECTION 8.01.	Authorization and Action	89
SECTION 8.02.	Administrative Agent’s and Group Managing Agent’s Reliance, Etc.	89
SECTION 8.03.	Administrative Agent and Group Managing Agents	90
SECTION 8.04.	Credit Decision	90
SECTION 8.05.	Indemnification	90
SECTION 8.06.	Successor Administrative Agent	91
SECTION 8.07.	Second Lien Intercreditor Agreement	91

Section		Page
SECTION 12.11.	Execution in Counterparts	107
SECTION 12.12.	Jurisdiction, Etc.	107
SECTION 12.13.	WAIVER OF JURY TRIAL	108

FIRST LIEN TRADE RECEIVABLES FINANCING AGREEMENT

Dated as of November 30, 2012

This FIRST LIEN TRADE RECEIVABLES FINANCING AGREEMENT (this “Agreement”) dated as of November 30, 2012 is among:

(i) TXU ENERGY RECEIVABLES COMPANY LLC, a Delaware limited liability company (the “Borrower”),

(ii) TXU ENERGY RETAIL COMPANY LLC, a Texas limited liability company (“TXU Energy Retail”), as Collection Agent (as defined below),

(iii) CAFCO, LLC, a Delaware limited liability company (“CAFCO”),

(iv) CRC FUNDING, LLC, a Delaware limited liability company (“CRC”),

(v) CHARTA, LLC, a Delaware limited liability company (“Charta”),

(vi) CIESCO, LLC, a Delaware limited liability company (“CIESCO”), and

(vii) CITIBANK, N.A., a national banking association (“Citibank”), as (a) the initial Bank (as defined below) hereunder (the “Initial Bank”), (b) the Group Managing Agent (as defined below) for Citibank, CAFCO, CRC, Charta, CIESCO and their respective successive Assignees (in such capacity, the “Citi Group Managing Agent”), and (c) administrative agent (in such capacity, the “Administrative Agent”) for itself, the other Group Managing Agents, the Initial Bank, CAFCO, CRC, Charta, CIESCO and the other Holders (as defined below).

PRELIMINARY STATEMENTS.

(1) Certain terms which are capitalized and used throughout this Agreement (in addition to those defined above) are defined in Article I of this Agreement.

(2) The Borrower has agreed to acquire Receivables from TXU Energy Retail (the “Initial Originator”) and may agree to acquire Receivables from one or more Additional Originators (as defined below) in the future pursuant to the Receivables Sale Agreement. The parties hereto have agreed to enter into this Agreement to provide for, among other things, the making of advances from the Investors and the Banks to the Borrower, which will be secured by the Pool Receivables now existing and hereafter arising from time to time, all Collections and Related Security with respect thereto and the other Collateral. The Investors may, in their sole discretion, make such advances, and the Banks are prepared to make such advances, in each case on the terms and subject to the conditions set forth herein.

(3) Citibank has been requested and is willing to act as Administrative Agent.

NOW, THEREFORE, the parties agree, effective as of the Effective Date and subject to the satisfaction of the conditions precedent set forth in Section 3.01 hereof, as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms.

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Additional Assigned Rights” means all of the Borrower’s right, title and interest in and to the following:

(a) the Receivables Sale Agreement, including, without limitation:

(i) all rights to receive moneys due and to become due under or pursuant to the Receivables Sale Agreement;

(ii) all rights to receive proceeds of any indemnity, warranty or guaranty with respect to the Receivables Sale Agreement;

(iii) claims for damages arising out of or for breach of or default under the Receivables Sale Agreement;

(iv) all security interests and property subject thereto from time to time purporting to secure payment of monies due or to become due under or pursuant to the Receivables Sale Agreement; and

(v) the right to perform under the Receivables Sale Agreement and to compel performance and otherwise exercise all remedies thereunder; and

(b) any Parent Undertaking, including, without limitation:

(i) all rights to receive moneys due and to become due under or pursuant to such Parent Undertaking;

(ii) all rights to receive proceeds of any indemnity, warranty or guaranty with respect to such Parent Undertaking;

(iii) claims for damages arising out of or for breach of or default under such Parent Undertaking; and

(iv) the right to perform under such Parent Undertaking and to compel performance and otherwise exercise all remedies thereunder; and

(c) all proceeds of any and all of the foregoing Additional Assigned Rights (including, without limitation, proceeds that constitute property of the types described in clauses (a) and (b) of this definition).

“Additional Originator” has the meaning specified in Section 2.07 of the Receivables Sale Agreement.

“Adjusted Borrowing Base” means, at any time, (i) if TCEH’s Debt Rating is then below Rating Level 4 and the Collection Agent is (A) preparing and forwarding to the Administrative Agent, each Group Managing Agent and each Holder an Originator Report on each Business Day as of the close of business of the Collection Agent on the immediately preceding Business Day and (B) settling each Business Day any and all Collections received and deemed received with respect to Pool Receivables on the preceding Business Day, any such settlement based upon the Originator Report received on the prior Business Day, 99% of the Borrowing Base, (ii) if TCEH’s Debt Rating is then below Rating Level 4 but the Collection Agent is not preparing daily Originator Reports or settling Collections on a daily basis as provided in the preceding clause (i), 95% of the Borrowing Base, and (iii) at all other times, 100% of the Borrowing Base.

“Adjusted LIBO Rate” means, for any Fixed Period for any LIBO Rate Tranche, an interest rate per annum equal to the rate per annum obtained by dividing (i) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Fixed Period for a term comparable to such Fixed Period; provided, however, that if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%) by (ii) a percentage equal to 100% minus the Eurodollar Reserve Percentage (as defined below) for such Fixed Period.

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Advance” has the meaning specified in Section 2.01.

“Adverse Claim” means a lien, security or ownership interest, charge or encumbrance of any Person, including the filing of any financing statement (other than any such right or claim (i) of any Holder or the Administrative Agent created by or pursuant to this Agreement or (ii) created on or after the Second Lien Effective Date in favor of the Second Lien Agent pursuant to the Second Lien Credit Agreement or any other Second Lien Loan Document and subject to the Second Lien Intercreditor Agreement).

“Affected Collection Agent” has the meaning specified in Section 7.01(h).

“Affiliate” means, when used with respect to a Person, any other Person controlling, controlled by or under common control with such Person.

“Affiliated Obligor” means any Obligor which is an Affiliate of another Obligor.

“Agreement” has the meaning specified in the recital of parties to this Agreement.

“Alternate Base Rate” means a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(i) the rate of interest announced publicly by Citibank in New York, New York, from time to time as Citibank’s base rate;

(ii)  1/2 of one percent above the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three week moving average being determined weekly on each Monday (or, if such day is not a Business Day, on the next succeeding Business Day) for the three week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, in either case adjusted to the nearest  1/4 of one percent or, if there is no nearest  1/4 of one percent, to the next higher  1/4 of one percent; or

(iii) the Federal Funds Rate.

“Applicable Margin” has the meaning specified in any of the Fee Letters.

“Assignee” means any Eligible Assignee that is the assignee of any Holder’s or Assignee’s Advances or any portion thereof pursuant to Section 9.01 or the assignee of any Holder’s or Assignee’s rights and obligations under this Agreement pursuant to Section 9.02.

“Assignee Rate” for any Fixed Period for any Rate Tranche means an interest rate per annum equal to the sum of the Adjusted LIBO Rate for such Fixed Period plus the Applicable Margin in effect from time to time; provided, however, that if (A) the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Holder with respect to such Rate Tranche to obtain funds in the London interbank market during such Fixed Period, or (B) the Adjusted LIBO Rate will not adequately reflect the cost to any Holder with respect to such Rate Tranche of making or maintaining such Rate Tranche during such Fixed Period, or (C) the day on which the Assignee Rate first becomes applicable to the Advance or Advances included within such Rate Tranche is a day other than the second Business Day after a Determination Date, then the “Assignee Rate” for such Fixed Period for such Rate Tranche shall be an interest rate per annum equal to the sum of the Alternate Base Rate in effect from time to time plus 100 bps less than the Applicable Margin in effect from time to time (it being agreed that any such Rate Tranche under the preceding clause (C) in this proviso shall, on the second Business Day after the first Determination Date after the making of the Advance or Advances included within such Rate Tranche, become a LIBO Rate Tranche, unless a condition specified in the preceding clause (A) or (B) shall then exist); provided, however, that the Group Managing Agents, the Holders and the Borrower may agree in writing from time to time upon a different “Assignee Rate”.

“Assignment and Acceptance” means an assignment and acceptance, in substantially the form of Exhibit C, entered into by an Investor (or all Investors in an Investor Group) or a Bank and an Assignee pursuant to Section 9.01 and/or 9.02, as applicable.

“Average Maturity” means 30 days; provided, however, that if the Majority Group Managing Agents shall disagree with such number of days, the Majority Group Managing Agents may, in their reasonable discretion, set a different number of days.

“Average Monthly Billing Receivable” means a Receivable that has been originated by an Originator under a program that provides for monthly billing to the Obligor thereof based on the average actual consumption of electricity of such Obligor during the preceding twelve-month period and a monthly adjustment (up or down) equal to 10% of the difference between the amounts previously billed under the program and the actual amounts attributable to the consumption of electricity under the program, and provides upon any termination of the program for a payment by or to such Obligor, as applicable, equal to the difference between the aggregate amounts previously paid by such Obligor under the program and the actual amounts attributable to the consumption of electricity under the program.

“Banks” means the Initial Bank and each Assignee that shall become a party hereto as a Bank pursuant to Section 9.02.

“Base Rate Tranche” means all or a portion of one or more Advances which bears interest at a rate per annum determined on the basis of the Alternate Base Rate.

“Borrower” has the meaning specified in the recital of parties to this Agreement.

“Borrower’s Account” means an account maintained at JPMorgan Chase Bank, N.A., One Chase Manhattan Plaza New York, New York 10010, Account No. 464646608.

“Borrowing Base” means at any time an amount computed as:

NRPB	- (YR + LR + DR + FR)

where:

NRPB	= the Net Receivables Pool Balance at the time of such computation;

LR =	the Loss Reserve at the time of such computation

YR =	the aggregate Yield Reserve for all Rate Tranches at the time of such computation

DR =	the Dilution Reserve at the time of such computation

FR =	the Fee Reserve at the time of such computation

“Borrowing Base Deficiency” means, on any date, the excess (if any) of Facility Principal over the Adjusted Borrowing Base.

“Business Day” means any day other than a Saturday, Sunday or public holiday or the equivalent for banks in New York City and, if the applicable Business Day relates to any computation made with respect to the Adjusted LIBO Rate, on which dealings are carried on in the London interbank market.

“CAFCO” has the meaning specified in the recital of parties to this Agreement.

“Capital Subaccount” has the meaning specified in Section 2.06.

“Charta” has the meaning specified in the recital of parties to this Agreement.

“CIESCO” has the meaning specified in the recital of parties to this Agreement.

“Citibank” has the meaning specified in the recital of parties to this Agreement.

“Citi Investor” means each of CAFCO, CRC, Charta and CIESCO.

“Citi Group Managing Agent” has the meaning specified in the recital of parties to this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Collateral” has the meaning specified in Section 11.01.

“Collection Account” has the meaning specified in Section 2.06.

“Collection Agent” has the meaning specified in Section 6.01.

“Collection Agent Fee” has the meaning specified in Section 2.05(b).

“Collection Agent Fee Reserve Percentage” means, on any date, an amount equal to:

CAF x RTR

360

where :

CAF =	the percentage per annum used in the calculation of the Collection Agent Fee in effect on such date.

RTR =	the highest of the Three-Month Receivable Turnover Ratios calculated for each of the twelve most recently ended calendar months.

“Collection Agent’s Account” means, with respect to each Originator, any of the accounts maintained by the Collection Agent set forth on Exhibit O-1 that relate to Receivables originated by such Originator.

“Collection Delay Period” means 10 days, or such other number of days as the Majority Group Managing Agents may select upon three Business Days’ notice to the Borrower.

“Collections” means, with respect to any Receivable, all cash collections and other cash proceeds of such Receivable (excluding Customer Deposits until applied or distributed pursuant to Section 2.07 or 2.08), including, without limitation, collections of the Outstanding Balance and any finance charge, late payment fee or other charge, all cash proceeds of Related Security with respect to such Receivable, and any Purchase Price Credits (as defined in the Receivables Sale Agreement) paid pursuant to Section 2.09.

“Commission” means the Public Utility Commission of the State of Texas.

“Commitment” means, (i) in respect of the Initial Bank, $200,000,000 and (ii) in respect of each other Bank that becomes a Bank by entering into an Assignment and Acceptance, the amount set forth as the “Commitment” for such Bank in the Register maintained by such Bank’s Group Managing Agent pursuant to Section 9.02(c), in each case as such amount may be reduced from time to time as the result of any assignment of any Commitment or any portion thereof pursuant to Section 9.02 or as such amount may be reduced pursuant to Section 2.04.

“Commitment Termination Date” means, with respect to any Bank, the earliest of (a) November 30, 2015, unless (i) the Borrower shall have requested, which request shall be made not more than 45 days prior to the then Commitment Termination Date for such Bank, an extension of the then Commitment Termination Date for such Bank to a date occurring not more than 364 days after such Commitment Termination Date, and (ii) with respect to the Investor Group of which such Bank is a Member, one or more of the Members of such Investor Group (including, in any event, such Bank) which, immediately after giving effect to such extension would have Commitments in an aggregate amount equal to the Investor Limit of such Investor Group’s Related Investors to be in effect immediately after giving effect to such extension, shall in their sole discretion consent to such extension, which consent shall be given not more than 30 days and not less than 5 days prior to the then Commitment Termination Date for such Bank; provided, however, that any failure of such Bank to respond to the Borrower’s request for such extension shall be deemed a denial of such request by such Bank, (b) the Facility Termination Date and (c) the date of termination of the Commitments pursuant to Section 2.04 or 7.01.

“Concentration Limit” for any Obligor means at any time, 1.75% (the “Normal Concentration Limit”), or, in any such case, such other amount as may be designated by the Borrower in a notice to each Group Managing Agent in substantially the form of Exhibit G and agreed to in writing by the Majority Group Managing Agents at such time (the “Special Concentration Limit”), and which Special Concentration Limit is not the subject of a notice to the Borrower in the form of Exhibit H canceling the Special Concentration Limit; provided, however, that in the case of an Obligor with one or more Affiliated Obligors, the Concentration Limit and the Receivables or Outstanding Balance of Receivables with reference thereto or in connection therewith shall be calculated as if such Obligor and such Affiliated Obligors are one Obligor.

“Consent and Agreement” means a consent and agreement substantially in the form of Exhibit Q attached to this Agreement, with respect to the Receivables Sale Agreement.

“Consolidated Subsidiaries” of any person means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of such person in such person’s consolidated financial statements as of such date.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend, letter of credit or other obligation of another Person, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made, or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable.

“Contract” means an open account agreement, as evidenced by one of the forms of invoice attached hereto as Exhibit D or as attached to the Originator Report, or a tariff, or a written agreement between any Originator and an Obligor. The Majority Group Managing Agents may, by written notice to the Borrower, disapprove of any form of invoice within ten Business Days after each Group Managing Agent receives from the Borrower the Originator Report with a copy of such new form attached thereto and any other agreement or instrument pursuant to which a Receivable arises or which evidences a Receivable.

“Covered Commodity” means any energy, electricity, generation capacity, power, heat rate, congestion, natural gas, nuclear fuel (including enrichment and conversion), diesel fuel, fuel oil, other petroleum-based liquids, coal, lignite, weather, emissions and other environmental credits, waste by-products, renewable energy credit, or any other energy related commodity or service (including ancillary services and related risks (such as location basis)).

“CRC” has the meaning specified in the recital of parties to this Agreement.

“Credit and Collection Policy” means those credit and collection policies and practices (A) of the Initial Originator existing on the date hereof (as more particularly set forth in Exhibit E attached) and (B) of each Additional Originator as delivered to each Group Managing Agent, in form and substance reasonably satisfactory to the Group Managing Agents, in each such case, which are being followed by the Collection Agent and the applicable Originator with respect to Contracts and the Receivables related thereto, including those policies and practices maintained by the Collection Agent’s or the applicable Originator’s computer system, with such changes to such credit and collection policies and practices as are not prohibited by Section 5.03(c).

“Customer Deposits” means, at any time, the aggregate amount of customer deposits then held by or for the account of the Collection Agent, any Originator or the Borrower in respect of the payment of Pool Receivables, but not yet applied or distributed pursuant to Section 2.07 or 2.08.

“Days Collection Outstanding Ratio” means, for any calendar month, a ratio computed as of the last day of such calendar month by multiplying (a) a fraction determined by dividing (i) the aggregate Outstanding Balance of Non-Executory Pool Receivables as of the last day of the prior calendar month minus any such Non-Executory Pool Receivables that have not been billed to the Obligor thereof by (ii) the aggregate amount of Collections from Non-Executory Pool Receivables for such calendar month by (b) thirty (30).

“Debt Rating” means the rating assigned by either Moody’s or Standard & Poor’s for any class of non credit enhanced long term senior unsecured debt issued by TCEH. Solely with respect to the Applicable Margin and any fees in the Fee Letters determined by reference to the Debt Rating, if the ratings established by Standard & Poor’s and Moody’s shall fall within different rating levels as set forth in the chart below (each such level being a “Rating Level”), the Applicable Margin or any such fees, as the case may be, shall be based upon (a) except as set forth in clause (c), if there is a difference of one Rating Level in such ratings, the higher rating, (b) if there is a difference of more than one Rating Level in such ratings, the lower rating and (c) if the lower rating is below Rating Level 4, the lower rating. For the avoidance of doubt, the immediately preceding sentence shall not apply to the Stress Factor. For purposes of determining the Stress Factor and in any other case, if the ratings established by Standard & Poor’s and Moody’s with respect to the “Debt Rating” shall fall within different Rating Levels, the lower rating shall be used for purposes of determining the applicable Rating Level.

Moody’s Rating S&P Rating	Rating Level
A3 A-	1
Baa1 BBB+	2
Baa2 BBB	3
Baa3 BBB-	4
Ba1 BB+	5
Ba2 BB	6
Ba3 BB-	7
B1 B+	8
B2 B	9
B3 or lower B- or lower	10

“Default Ratio” means the ratio (expressed as a percentage) computed on the last day of each month by dividing (i) the aggregate Outstanding Balance of all Non-Executory Pool Receivables that were Defaulted Receivables on such day or were written off the books of the Borrower at any time during such month by (ii) the aggregate Outstanding Balance of the Non-Executory Pool Receivables on such day.

“Defaulted Receivable” means a Receivable:

(i) as to which any payment, or part thereof, remains unpaid for 91 days or more from the original due date for such payment; or

(ii) as to which the Obligor thereof has taken any action, or suffered any event to occur, of the type described in Section 7.01(h); or

(iii) which, consistent with the Credit and Collection Policy, would be written off the Borrower’s books as uncollectible.

“Delayed Unbilled Receivable” means, at any time, a Receivable that has not been billed to the Obligor thereof for a number of days that is at least one day greater than the number of days in the calendar month then most recently ended, but has been (i) originated by an Originator, (ii) created by the sale of goods then delivered, or the rendering of services then performed, by or on behalf of such Originator and (iii) recognized by such Originator as revenue.

“Delinquency Ratio” means the ratio (expressed as a percentage) computed on the last day of each month by dividing (i) the aggregate Outstanding Balance of all Non-Executory Pool Receivables that were Delinquent Receivables or Defaulted Receivables on such day by (ii) the Outstanding Balance of the Non-Executory Pool Receivables on such day.

“Delinquent Receivable” means a Receivable that is not a Defaulted Receivable and:

(i) as to which any payment, or part thereof, remains unpaid for 31 days or more from the original due date for such payment; or

(ii) which, consistent with the Credit and Collection Policy, would be classified as delinquent by the Collection Agent, the Borrower or the applicable Originator.

“Designated Obligor” means, at any time, each Obligor which is a United States resident and (A) a corporation incorporated under the laws of a jurisdiction within the United States, or (B) a partnership or limited liability company formed under the laws of a jurisdiction within the United States, or (C) an estate or trust created under the laws of a jurisdiction within the United States or (D) any natural person or (E) a government or governmental subdivision or agency; provided, however, that any Obligor shall cease to be a Designated Obligor upon three Business Days’ notice from the Majority Group Managing Agents to the Borrower substantially in the form of Exhibit H.

“Determination Date” means, for any Rate Tranche, the date of making of any Advance included in such Rate Tranche and thereafter the fifteenth calendar day of each calendar month or any other day as shall have been agreed to in writing by the Majority Group Managing Agents and the Borrower prior to the first day of the preceding Fixed Period for such Rate Tranche or, if there is no preceding Fixed Period, prior to the first day of such Fixed Period.

“Dilution Factor” means, with respect to the Pool Receivables, any credits, rebates, cash discounts, volume discounts, allowances, disputes, chargebacks, returned or repossessed goods, allowances for early payments and other allowances that are made or coordinated with the Borrower’s or any Originator’s usual practices, which, in any case, reduce the Outstanding Balance of any such Pool Receivable.

“Dilution Horizon Ratio” means, for any calendar month, the ratio (expressed as a percentage) computed as of the last day of such calendar month by dividing (a) the sum of (i) the aggregate Sales during such month and the immediately preceding month and (ii) the aggregate Outstanding Balance of the Normal Unbilled Receivables as of such last day by (b) the Net Receivables Pool Balance as of such last day.

“Dilution Ratio” means the ratio (expressed as a percentage) computed as of the last day of each calendar month by dividing (i) the aggregate reduction in the Outstanding Balance of all Non-Executory Pool Receivables as a result of any of the Dilution Factors occurring during the period of three consecutive calendar months ending on such date, by (ii) the aggregate Sales during the period of three consecutive calendar months ending on the last day of the immediately preceding calendar month.

“Dilution Reserve” means, on any date, an amount equal to:

DRP	x NRPB

where :

DRP =	Dilution Reserve Percentage on such date.

NRPB =	the Net Receivables Pool Balance at the close of business of the Collection Agent on such date.

“Dilution Reserve Percentage” means, as of any day, a percentage equal to the greatest of (x) the product of (a) the sum of (i) the Stress Factor multiplied by the Expected Dilution for the calendar month then most recently ended plus (ii) the Dilution Volatility for such day and (b) the Dilution Horizon Ratio for the calendar month then most recently ended, (y) 2% and (z) 20% minus the Loss Reserve Percentage for such day.

“Dilution/Sales Ratio” means the ratio computed as of the last day of each calendar month by dividing (i) the aggregate reduction in the Outstanding Balance of all Non-Executory Pool Receivables as a result of any of the Dilution Factors (excluding, however, reductions which occur due to posting customer deposits) occurring during the period of one calendar month ending on such date, by (ii) the aggregate Sales during the period of one calendar month ending on the last day of the immediately preceding calendar month.

“Dilution Spike” means, for any day, the highest Three-Month Dilution/Sales Ratio during the twelve calendar month period then most recently ended.

“Dilution Volatility” means, for any day, a percentage equal to the product of (i) the Dilution Spike for such day minus the Expected Dilution for the calendar month then most recently ended and (ii) the Dilution Spike for such day divided by the Expected Dilution for the calendar month then most recently ended.

“Dispute” means for the purposes of the definition of Eligible Receivables and Section 10.01(b)(vi), in relation to any Pool Receivable, any bona fide dispute, except that in the case of a bona fide dispute arising by reason of the request by a Special Obligor (as defined below) of an audit of the books and accounts of the Collection Agent or the applicable Originator in relation to such Pool Receivable, “Dispute” means any bona fide dispute which has continued for a period of 120 days or more. For the purposes of this definition a “Special Obligor” means any Obligor specified as such and agreed to by the Majority Group Managing Agents in a notice by the Borrower to each Group Managing Agent in the form of Exhibit G, and which Obligor is not the subject of a notice by the Majority Group Managing Agents to the Borrower in the form of Exhibit H notifying the Borrower that such Obligor is no longer a Special Obligor.

“Dynamic Loss Reserve” means, for any day, the product of (i) the Stress Factor times (ii) the Loss Horizon Ratio for the calendar month then most recently ended times (iii) the Maximum Loss Ratio on such day.

“Effective Date” has the meaning specified in Section 3.01.

“EFH Corp.” means Energy Future Holdings Corp., a Texas corporation, and its successors and assigns.

“Eligible Assignee” means (i) any Group Managing Agent (in its individual capacity) or any of its respective Affiliates, (ii) any Investor or any of its respective Affiliates or any other Securitization Company Party, (iii) any commercial paper conduit managed or administered by any Group Managing Agent (in its individual capacity) or any of its respective Affiliates, (iv) any Bank or any of its respective Affiliates, (v) any commercial bank all of whose short-term public senior unsecured debt securities are rated on the date of the Assignment and Acceptance relating to such financial institution at least A-1 by Standard & Poor’s and at least P-1 by Moody’s, (vi) any commercial paper conduit managed or administered by any commercial bank, the short-term public senior unsecured debt securities of which bank are rated on the date such commercial paper conduit becomes a party hereto at least A-1 by Standard & Poor’s and at least P-1 by Moody’s, (vii) after the Second Lien Effective Date, any lender under the Second Lien Credit Agreement who is exercising its option to purchase the Secured Obligations in accordance with the Second Lien Intercreditor Agreement, or (viii) any other Person, which Person shall be approved by the Borrower (which approval by the Borrower shall not be unreasonably withheld or delayed and shall not be required if an Event of Termination, or any event which would constitute an Event of Termination but for the requirement that notice be given or time elapse or both pursuant to Article VII, has occurred and is continuing), provided that such Person is not a competitor of EFH Corp. or any of the Originators; provided, however, that neither an Originator nor the Borrower nor any of their respective Affiliates may be an Eligible Assignee.

“Eligible Inactive Receivable” means any Inactive Receivable that is no more than 30 days past due.

“Eligible Investments” means book-entry securities entered on the books of the registrar of such securities and held in the name or on behalf of the Administrative Agent, negotiable instruments or securities represented by instruments in bearer or registered form (registered in the name of the Administrative Agent or its nominee) which evidence:

(a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the United States;

(b) insured demand deposits, time deposits or certificates of deposit of any commercial bank that (i) is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated, at the time of the investment or contractual commitment to invest therein, as described in clause (d), (iii) is organized under the laws of the United States or any state thereof and (iv) has combined capital and surplus of at least $500,000,000;

(c) repurchase obligations with a term of not more than ten days for underlying securities of the types described in clauses (a) and (b) above entered into with any bank of the type described in clause (b) above;

(d) commercial paper (maturing no later than the Business Day prior to the first Settlement Date (Yield and Fees) following the date of purchase) having, at the time of the investment or contractual commitment to invest therein, a short-term rating from each of S&P and Moody’s of not less than the highest short-term rating from each of S&P and Moody’s of the Promissory Notes of any of the Investors;

(e) investments in no-load money market funds having a rating from each rating agency rating such fund in its highest investment category (including such funds for which the Administrative Agent or any of its Affiliates is investment manager or advisor); and

(f) any other investments agreed upon between the Borrower and the Administrative Agent.

“Eligible Originator” means any Originator with respect to which TCEH has executed and delivered to the Borrower a Parent Undertaking if, but only if, upon delivery of such Parent Undertaking to the Borrower, TCEH has delivered to each of the Group Managing Agents, (A) certified copies of its organizational documents, (B) good-standing certificates or similar documentation issued by the Secretary of State of the state in which it was formed, (C) a copy of the resolutions authorizing it to enter into such Parent Undertaking, approved by the board of managers or any other management authority with the power to authorize it to enter into such Parent Undertaking; (D) a certificate certifying the names and true signatures of the officers authorized on its behalf to sign such Parent Undertaking, executed by the secretary, assistant secretary or any other appropriate company officer with the authority to execute such certificate and (E) the favorable opinion of its counsel, in form and substance satisfactory to the Administrative Agent, and each Group Managing Agent.

“Eligible Receivable” means a Receivable:

(i) the Originator of which is an Eligible Originator;

(ii) the Obligor of which is a Designated Obligor, is not an Affiliate of the Borrower, any Originator or TCEH, and is not a government or a governmental subdivision or agency (except that up to 5% in the aggregate at any time of the Outstanding Balance of the Receivables Pool may include Eligible Receivables having as their Obligor a government or governmental subdivision or agency);

(iii) the Obligor of which is not the Obligor of any Defaulted Receivables in the Receivables Pool in the aggregate amount of 20% or more of the aggregate Outstanding Balance of all Pool Receivables of such Obligor and all Affiliated Obligors;

(iv) which is not more than 60 days past due and which has not been, or would not be, consistent with the Credit and Collection Policy, written off the Borrower’s or applicable Originator’s books as uncollectible;

(v) which (a) according to the Contract related thereto, is required to be paid in full (or, in the case of an Average Monthly Billing Receivable, the billed amount set forth on an invoice with respect thereto is required to be paid in full) within 30 days of the original billing date therefor, and (b) has not had its payment terms extended;

(vi) [Intentionally Omitted];

(vii) [Intentionally Omitted];

(viii) [Intentionally Omitted];

(ix) which is an “account” within the meaning of Article 9 of the UCC of the State of New York;

(x) which is denominated and payable only in United States dollars in the United States;

(xi) which arises under a Contract (i) in the case of a Contract other than a tariff, which has been duly authorized and, in the case of a Contract in the form of a written contract, executed and delivered or, in the case of an invoice, accepted by each of the parties thereto, and which Contract, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the Obligor of such Receivable enforceable against such Obligor in accordance with its terms and (ii) in the case of a Contract which is a tariff, is in full force and effect, and, in each case, is not the subject of any Dispute or any offset, counterclaim or defense whatsoever (except the discharge in bankruptcy of the relevant Obligor related thereto) and the Obligor thereon holds no right against the applicable Originator or the Borrower to cause the repurchase of the goods or merchandise the sale of which has given rise to such Receivable and which is not an executory contract or unexpired lease within the meaning of Section 365 of the United States Bankruptcy Code (it being agreed that for purposes of this clause (xi), (a) each Contract that provides for an original term in excess of one month and is not terminable at will by either party without any termination payment (other than the termination payment due in connection with the termination of a Contract under which an Average Monthly Billing Receivable arose as set forth in the definition of “Average Monthly Billing Receivable”), early cancellation fee or penalty shall be considered an “executory contract” and (b) each Contract that provides for an original term of less than or equal to one month or is terminable at will by either party without any termination payment, early cancellation fee or penalty shall not be considered an “executory contract”);

(xii) which, together with the Contract related thereto, does not contravene in any material respect any laws, rules or regulations applicable thereto (other than laws, rules or regulations which have been superseded as a matter of law) (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which neither the Collection Agent, the Borrower or any Originator is in violation of any such law, rule or regulation in any material respect;

(xiii) which (A) satisfies all applicable requirements of the Credit and Collection Policy related thereto, (B) complies with such other criteria and requirements (other than those relating to the collectability of such Receivable) as the Majority Group Managing Agents may from time to time specify to the Borrower following three days’ notice, (C) does not contain a legally enforceable provision requiring the Obligor thereunder to consent to the assignment thereof pursuant to the Receivables Sale Agreement or this Agreement and (D) does not contain a confidentiality provision that purports to restrict the ability of any Holder or Group Managing Agent to exercise its rights hereunder, including, without limitation, its right to review the related Contract;

(xiv) as to which, at or prior to the time of the initial creation of an interest therein hereunder, the Majority Group Managing Agents have not notified the Borrower that the Majority Group Managing Agents have determined that such Receivable (or class of Receivables) is unacceptable;

(xv) which (A) was generated in the ordinary course of the applicable Originator’s business and arises under a Contract that contains an obligation to pay a specified sum of money, contingent only upon the sale of goods or the provision of services by the applicable Originator and not by any other Person (in whole or in part) and (B) was validly transferred by the applicable Originator (including all of its right, title and interest therein) to Borrower under and in accordance with the Receivables Sale Agreement and as to which Borrower has good and marketable title thereto, free and clear of any Adverse Claim;

(xvi) as to which the applicable Originator has satisfied and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it, and no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor;

(xvii) which, in the event such Receivable is an Inactive Receivable, is an Eligible Inactive Receivable; provided, that the total Outstanding Balance of Eligible Inactive Receivables that constitute “Eligible Receivables” shall not exceed the lesser of (1) seventy percent (70%) of the aggregate Outstanding

Balance of all Eligible Inactive Receivables and (2) $15,000,000; and provided, further, that no other Eligible Inactive Receivables in excess of such amount shall constitute “Eligible Receivables” and no other Inactive Receivables shall constitute “Eligible Receivables”;

(xviii) which is not a Delayed Unbilled Receivable; and

(xix) which is not a POLR Receivable.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) that together with TCEH or any Subsidiary of TCEH would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Eurodollar Reserve Percentage” means, for any Fixed Period for a LIBO Rate Tranche, the reserve percentage applicable two Business Days before the first day of such Fixed Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in respect of liabilities or assets consisting of or including Eurocurrency liabilities (as that term is defined in Regulation D of the Board of Governors of the Federal Reserve System as in effect from time to time), or with respect to any other category of liabilities which includes deposits by reference to which the Adjusted LIBO Rate is determined, having a term equal to such Fixed Period.

“Events of Termination” has the meaning specified in Section 7.01.

“Excluded Obligor” means Anheuser-Busch Companies, Inc. and its subsidiaries.

“Existing Facility” has the meaning specified in Section 3.01(p).

“Existing Rate Tranche” has the meaning specified in Section 2.11(a).

“Expected Dilution” means, for any calendar month, the average of the Dilution/Sales Ratios for each of the twelve calendar months then most recently ended (including such calendar month).

“Expense Subaccount” has the meaning specified in Section 2.06.

“Facility Principal” means, at any time, the aggregate Principal of outstanding Advances under this Agreement.

“Facility Termination Date” means the earlier of (a) November 30, 2015; provided, that, if as of June 10, 2014 or any date thereafter, more than $500,000,000 in aggregate principal amount of term loans and deposit letter of credit loans under the TCEH Credit Agreement (or any agreement or agreements which refinances or replaces the TCEH Credit Agreement in whole or in part) remain outstanding with final maturity dates prior to October 10, 2017, then the Facility Termination Date under this clause (a) shall be the earliest of June 11, 2014 (in the event such circumstances exist as of June 10, 2014) or the first Business Day after such other date thereafter (in the event such circumstances do not exist as of June 10, 2014 but exist as of such other date thereafter), and (b) the date of termination in whole of the Investor Limits pursuant to Section 2.04 or 7.01.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letters” means the letter agreement dated as of the Effective Date between the Borrower and Citibank and any replacements of such letter agreement, in each case regarding fees payable hereunder, as the same may from time to time be amended, modified, supplemented or waived.

“Fee Reserve” means, on any date, an amount equal to:

(FP	x CAFP) + AUF

where :

FP =	the Facility Principal at the close of business of the Collection Agent on such date.

CAFP =	the Collection Agent Fee Reserve Percentage on such date.

AUF =	accrued and unpaid Collection Agent Fee on such date.

“Fees” has the meaning specified in Section 2.05(a).

“Financing Order” means the Financing Order dated August 5, 2002 issued by the Public Utility Commission of Texas pursuant to Subchapter G of the Texas Utilities Code, as amended from time to time, Docket No. 25230.

“Fixed Period” means with respect to any Rate Tranche a period determined as follows:

(i) any Fixed Period in respect of any Investor Rate Tranche or Base Rate Tranche shall be a period from each Determination Date for such Rate Tranche to (but excluding) the next succeeding Determination Date for such Rate Tranche (or, in the event of any Rate Tranche which is accruing Yield at the Assignee Rate in accordance with clause (C) contained in the proviso of the definition of “Assignee Rate”, an initial period from the first Determination Date on or after the making of the Advance or Advances included within such Rate Tranche until the second Business Day after such Determination Date, subject to clauses (A) and (B) contained in the proviso of the definition of “Assignee Rate”);

(ii) any Fixed Period in respect of any LIBO Rate Tranche shall be a period of one month (subject to clause (v) below), each such Fixed Period to commence on the last day of the immediately preceding Fixed Period for such LIBO Rate Tranche (or, if there is no such Fixed Period, on the second Business Day after the first Determination Date after the making of the Advance related to such LIBO Rate Tranche);

(iii) any Fixed Period (other than of one day) which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day, except that if such Fixed Period relates to any LIBO Rate Tranche and such extension would cause the last day of such Fixed Period to occur in the next succeeding month, the last day of such Fixed Period shall occur on the immediately preceding Business Day;

(iv) in the case of Fixed Periods of one day for any Rate Tranche, (a) the initial Fixed Period shall be the day of the Advance included in such Rate Tranche; (b) any subsequently occurring Fixed Period which is one day shall, if the immediately preceding Fixed Period is more than one day, be the last day of such immediately preceding Fixed Period, and if the immediately preceding Fixed Period is one day, be the day next following such immediately preceding Fixed Period; and (c) any Fixed Period of one day which occurs on a day immediately preceding a day which is not a Business Day shall be extended to the next succeeding Business Day; and

(v) in the case of any Fixed Period for any Rate Tranche which commences before the Termination Date for such Rate Tranche and would otherwise end on a date occurring after such Termination Date, such Fixed Period shall end on such Termination Date and the duration of each such Fixed Period which commences on or after the Termination Date for such Rate Tranche shall be of such duration as shall be selected by the Majority Group Managing Agents.

“GAAP” means generally accepted accounting principles in the United States consistently applied, in effect from time to time.

“Group Managing Agent” means, (i) for the Investor Group with respect to a Citi Investor, the Citi Group Managing Agent and (ii) for any Investor Group with respect to any other Investor, a Bank which is a Member of such Group or an Affiliate of such Bank, in either case as designated in the Assignment and Acceptance to which such Investor is a party as assignee, and accepted by the Person so designated.

“Hedging Agreements” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement and (c) physical or financial commodity contracts or agreements, power purchase or sale agreements, fuel purchase or sale agreements, environmental credit purchase or sale agreements, power transmission agreements, commodity transportation agreements, fuel storage agreements, netting agreements (including Netting Agreements), capacity agreements and commercial or trading agreements, each with respect to the purchase, sale or exchange of (or the option to purchase, sell or exchange), transmission, transportation, storage, distribution, processing, sale, lease or hedge of, any Covered Commodity, price or price indices for any such Covered Commodity or services or any other similar derivative agreements, and any other similar agreements.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under Hedging Agreements.

“Holder” means, for each Advance, the Bank or Investor that makes such Advance; provided, however, that upon any assignment thereof or of any portion thereof pursuant to Article IX, the Assignee thereof shall be the Holder thereof to the extent of such assignment.

“Holdings” means Energy Future Competitive Holdings Company, a Texas corporation and its successors.

“Inactive Receivable” means a Receivable, (i) of an Obligor as to which termination of electric services or other related services has either been ordered by the applicable Originator or requested by such Obligor or (ii) that has been or would be classified as “inactive” consistent with the Credit and Collection Policy.

“Indebtedness” of any Person shall mean (without duplication) all liabilities, obligations and indebtedness (whether contingent or otherwise) of such Person (i) for borrowed money or evidenced by bonds, indentures, notes or other similar instruments, (ii) to pay the deferred purchase price of property or services, (iii) as lessee under leases that are recorded as capital leases, (iv) under reimbursement agreements or similar agreements with respect to the issuance of letters of credit (other than obligations in respect of letters of credit opened to provide for the payment of goods or services purchased in the ordinary course of business), (v) in respect of indebtedness of others, whether or not assumed, (a) secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) a mortgage, lien, pledge, charge or other encumbrance on any asset of such Person (with the indebtedness of such Person described in this clause (v)(a) to be valued at the book value, net of accumulated depreciation, of such asset of such Person securing such indebtedness of others) or (b) payable out of the proceeds or production from property or assets now or hereafter owned by such Person, (vi) in respect of all net payment obligations under or pursuant to interest rate swap agreements, currency swap agreements and other similar agreements designed to hedge against fluctuations in interest rates or foreign exchange rates, (vii) in respect of unfunded vested benefits under plans covered by Title IV of ERISA and (viii) under direct or indirect guaranties in respect of, and to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, liabilities, obligations or indebtedness of others of the kinds referred to in clauses (i) through (vii) above or any other Contingent Obligation; provided, however, that for all purposes, the following shall be excluded from the definition of “Indebtedness”: (A) amounts payable by an Originator or any Parent Undertaking Provider in connection with nuclear decommissioning costs (“Nuclear Decommissioning Obligations”), excess mitigation credits, retail clawback or other regulatory transition issues, and (B) any indebtedness defeased by such Person or by any Subsidiary of such Person.

“Indemnified Party” means any of the Investors, the Group Managing Agents, the Banks, the Participants, any Investor Trustee or the Administrative Agent or any Affiliate of any thereof and their respective assigns, officers, directors, agents, advisors and employees, and “Indemnified Parties” means all of the Investors, the Group Managing Agents, the Banks, the Participants, and the Administrative Agent and their respective Affiliates and the respective assigns, officers, directors, agents, advisors and employees of each of them.

“Independent Director” means a member of the Board of Directors of Borrower who is not at such time, and has not been at any time during the preceding five (5) years, (A) an officer, employee or affiliate of Borrower, any Originator, or any of their respective Subsidiaries or Affiliates, (B) a director of any Originator or any of their respective Subsidiaries or Affiliates (other than Borrower), provided that a member of the Board of Directors of Borrower who otherwise meets the description of an Independent Director shall not be disqualified from serving as an Independent Director if he or she is also an independent director of another corporation or entity that is an Affiliate of any Originator with governing documents substantially similar to those of Borrower, or (C) the beneficial owner (at the time of such individual’s appointment as an Independent Director or at any time thereafter while serving as an Independent Director) of any of the outstanding common shares of Borrower, any Originator, or any of their respective Subsidiaries or Affiliates, having general voting rights. Such Person shall be employed by a nationally recognized provider of corporate or structured finance services.

“Initial Bank” has the meaning specified in the recital of parties to this Agreement.

“Initial Originator” has the meaning specified in the preliminary statements to this Agreement.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the date hereof, among the Borrower, TXU Energy Retail, the Collection Agent, Oncor Electric Delivery Transition Bond Company LLC, The Bank of New York Mellon, Oncor Electric, CAFCO, CRC, Charta, CIESCO, Citibank and the Administrative Agent (as the same may from time to time be amended, supplemented or otherwise modified, including any supplement or joinder thereto entered into by the Second Lien Agent on or as of the Second Lien Effective Date), entered into in connection with the securitization of regulatory assets and other qualified costs, and the issuance of transition bonds as authorized by the Financing Order.

“Investor” means each Citi Investor; provided, however, that upon any assignment hereunder pursuant to Section 9.02 of all or a portion of the Advances owned by any Investor together with all or a portion of the rights and obligations of such Investor hereunder associated therewith to an Eligible Assignee that is a commercial paper conduit, the Assignee thereof shall be an Investor for all purposes hereunder.

“Investor Group” means, (i) with respect to the Citi Investors, the Citi Group Managing Agent, Citibank (for so long as such Bank has any Commitment or has any outstanding Advances), together with any Person that either becomes a Holder of outstanding Advances (or an interest therein) owed to such Bank or becomes an Assignee of such Bank, and each Citi Investor, and (ii) with respect to any other Investor, its Group Managing Agent, the entity (which shall be an Eligible Assignee) which is a party as a Bank assignee to the Assignment and Acceptance to which such Investor is a party, and such Investor.

“Investor Limit” means, (i) with respect to the Investor Group consisting of the Citi Investors, $200,000,000, and (ii) in the case of each other Investor Group, the amount set forth as the “Investor Limit” for such Investor Group in the Register maintained by such Investor Group’s Group Managing Agent pursuant to Section 9.02(c), in each case as such amount may be reduced from time to time as the result of any assignment pursuant to Section 9.02 or as such amount may be reduced pursuant to Section 2.04.

“Investor Rate” means with respect to any Investor, for any Rate Tranche for any Fixed Period, the per annum rate equivalent to the weighted average of the per annum rates paid or payable by such Investor from time to time as interest on or otherwise (by means of interest rate hedges or otherwise) with respect to those Promissory Notes issued by such Investor that are allocated, in whole or in part, by the Group Managing Agent of such Investor on behalf of such Investor to fund or maintain the Advance or Advances included in such Rate Tranche during such Fixed Period, as determined by such Group Managing Agent (on behalf of such Investor), which rates shall reflect and give effect to the commissions of placement agents and dealers with respect to such Promissory Notes, to the extent such commissions are allocated, in whole or in part, to such Promissory Notes by such Group Managing Agent (on behalf of such Investor); provided, however, that, if any component of such rate is a discount rate, in calculating the “Investor Rate” for such Fixed Period, such Group Managing Agent shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum; provided further, however, that the Investor Rate shall be the Assignee Rate, if such Investor shall not, for any reason, fund or maintain such Advance or Advances for such Fixed Period by its issuing Promissory Notes and the Borrower and the Majority Group Managing Agents shall not have agreed on another rate.

“Investor Rate Tranche” means all or a portion of one or more Advances funded or maintained by an Investor which bears interest at a rate per annum determined on the basis of the Investor Rate (without giving effect to the last proviso thereof).

“Investor Trustee” means, with respect to any Investor, a trustee or collateral agent for the benefit of the holders of the commercial paper notes or other senior indebtedness of such Investor appointed pursuant to such Investor’s program documents.

“LIBO Rate Tranche” means all or a portion of one or more Advances which bears interest at a rate per annum determined on the basis of the Adjusted LIBO Rate.

“Liquidation Date” for any Rate Tranche means either (i) such Business Day as the Majority Group Managing Agents designate in writing pursuant to Section 2.07(e) following the failure of any of the Release Conditions to be satisfied (and for the avoidance of doubt, such designation may be made on any such failure, regardless of whether or not the Borrower is intending to make any payment for which the Release Conditions must be satisfied) or (ii) such Business Day as the Borrower designates in writing to each Group Managing Agent pursuant to Section 2.07(d) at least one Business Day prior to such Business Day.

“Liquidation Fee” means, for any Investor Rate Tranche or LIBO Rate Tranche for any Fixed Period (computed without regard to clause (v) of the definition of “Fixed Period”) for such Rate Tranche, the amount, if any, by which (i) the additional Yield (calculated without taking into account any Liquidation Fee) which would have accrued on the reductions of Principal of the Advance included in such Rate Tranche during such Fixed Period (as so computed) if such reductions had remained as Principal, exceeds (ii) the income, if any, received by the Holder or Holders of such Advance from such Holder’s or Holders’ investing the proceeds of such reductions of Principal.

“Liquidation Yield” means, for any Rate Tranche at any date, an amount equal to the Rate Variance Factor as at such date multiplied by the product of (a) the Principal of the Advance or portion thereof included in such Rate Tranche as at such date and (b) the product of (i) the Assignee Rate for such Rate Tranche for a Fixed Period deemed to commence at such time for a period of 30 days and (ii) a fraction having as its numerator the number of days in the period equal to the Average Maturity plus the Collection Delay Period (each as in effect at such date), and having as its denominator 360.

“Lock-Box Account” means each account used for receiving Collections of Pool Receivables.

“Lock-Box Agreement” means each account control agreement among the Administrative Agent, a Lock-Box Bank and either the Collection Agent or any Originator, giving control of one or more Lock-Box Accounts to the Administrative Agent within the meaning of section 9-104 of the UCC, in form and substance satisfactory to the Administrative Agent.

“Lock-Box Bank” means any of the banks holding one or more Lock-Box Accounts for receiving Collections of Pool Receivables, as listed on Exhibit O-1 hereto.

“Loss Horizon Ratio” means, for any calendar month, a ratio (expressed as a percentage) computed as of the last day of such calendar month by dividing (i) the sum of (a) the aggregate Sales during the three calendar month period ending on such day and (b) the aggregate Outstanding Balance of the Normal Unbilled Receivables as of such last day by (ii) the Net Receivables Pool Balance as of such last day.

“Loss Ratio” means, for any calendar month, a ratio (expressed as a percentage) computed as of the last day of such calendar month by dividing (i) the aggregate Outstanding Balance of all Non-Executory Pool Receivables that were 61 or more days, but not more than 90 days, past due as of the last day of such month or that were written off the books of any Originator or the Borrower during such month by (ii) the aggregate Sales during the third calendar month immediately preceding such month.

“Loss Reserve” means, on any day, an amount equal to:

LRP x NRPB

where:

LRP =	the Loss Reserve Percentage at the close of business of the Collection Agent on such day.

NRPB =	the Net Receivables Pool Balance at the close of business of the Collection Agent on such day.

“Loss Reserve Percentage” means, on any day, the greater of (a) the Dynamic Loss Reserve for such day and (b) 7%.

“Majority Group Managing Agents” means at any time such of the Group Managing Agents as represent (a) Holders which hold outstanding Advances having Principal in the aggregate of at least 66 2/3% of the Facility Principal at such time or, (b) if no Advances are then existing, Banks having at least 66 2/3% of the total Commitments.

“Material Adverse Effect” means a material adverse effect on (i) the financial condition or operations of the Borrower, the Collection Agent, any Parent Undertaking Provider or any Originator and its Subsidiaries which would be reasonably likely to materially and adversely affect the ability of the Borrower, the Collection Agent, any Parent Undertaking Provider or any Originator to perform its obligations under this Agreement or any other Transaction Document, (ii) the legality, validity or enforceability of this Agreement or any other Transaction Document or (iii) any Investor’s, Bank’s or other Holder’s interest in the Receivables generally or in any significant portion of the Collateral.

“Maximum Loss Ratio” means, on any day, the highest Three-Month Loss Ratio during the twelve calendar month period then most recently ended.

“Member” means any Investor, Bank or Group Managing Agent which is included in an Investor Group. The term “Member”, when used without reference to any Investor Group, means any Member of any Investor Group; and the term “Members”, when used without reference to any Investor Group, means any or all Members of any or all Investor Groups.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA (i) to which any of TCEH, any Subsidiary of TCEH or any ERISA Affiliate is then making or has an obligation to make contributions or (ii) with respect to which TCEH, any Subsidiary of TCEH or any ERISA Affiliate could incur liability pursuant to Title IV of ERISA.

“Netting Agreement” means a netting agreement, master netting agreement or other similar document having the same effect as a netting agreement or master netting agreement and, as applicable, any collateral annex, security agreement or other similar document related to any master netting agreement or Permitted Contract (as defined in the TCEH Credit Agreement as in effect on April 7, 2011).

“Net Receivables Pool Balance” means at any time the Outstanding Balance of the Eligible Receivables in the Receivables Pool at such time reduced by the sum of (a) the aggregate amount by which the then Outstanding Balance of all Eligible

Receivables of each Obligor then in the Receivables Pool exceeds (i) the product of (A) the Concentration Limit for such Obligor at such time multiplied by (B) the Net Receivables Pool Balance or, if higher, (ii) the Special Concentration Limit (as defined in the definition of “Concentration Limit”) for such Obligor, as the case may be, plus (b) (i) the Unapplied Cash and Credits and (ii) (x) in the event that the Debt Rating of TCEH is less than Rating Level 4, but at least at Rating Level 7, 50% of the Customer Deposits at such time relating to Eligible Receivables then in the Receivables Pool and (y) in the event that the Debt Rating of TCEH is less than Rating Level 7, 100% of the Customer Deposits at such time relating to Eligible Receivables then in the Receivables Pool; plus (c) the amount by which the Outstanding Balance of the Normal Unbilled Receivables included in the Outstanding Balance of the Eligible Receivables at such time exceeds an amount equal to the product of (A) the Outstanding Balance of the Normal Unbilled Receivables included in the Eligible Receivables at such time times (B) a fraction, the numerator of which is the Outstanding Balance of the Non-Executory Pool Receivables that have been billed at such time (other than Non-Executory Pool Receivables that have been billed at such time which are not Eligible Receivables as a result of the application of clause (ii), (iii), (xvii) or (xix) of the definition of Eligible Receivables) and the denominator of which is the Outstanding Balance of the Non-Executory Pool Receivables that have been billed at such time.

“Non-Qualifiable Representations and Warranties” means Sections 4.01(a), (b), (c), (d), (f), (g), (h), (j), (l), (o), (p), (q), (t) and (v) hereof and Sections 4.01(a), (b), (c), (d), (f), (g), (h), (k), (m), (p), (q) and (v) of the Receivables Sale Agreement.

“Non-Executory Pool Receivables” means all Pool Receivables that have been originated under a Contract that is not considered an “executory contact” under clause (xi) in the definition of Eligible Receivables.

“Normal Unbilled Receivable” means, at any time, a Non-Executory Pool Receivable that has not been billed to the Obligor thereof for a number of days that is equal to or less than the number of days in the calendar month then most recently ended, but has been (i) originated by an Originator, (ii) created by the sale of goods then delivered, or the rendering of services then performed, by or on behalf of such Originator and (iii) recognized by such Originator as revenue.

“Notice of Advance” has the meaning specified in Section 2.03(a).

“Notice of Exclusive Control” has the meaning specified in Section 6.03.

“Nuclear Decommissioning Obligations” has the meaning specified in the definition of “Indebtedness.”

“Obligor” means a Person obligated to make payments for purchase of goods or services (including, without limitation, electricity) pursuant to a Contract.

“Oncor Electric” means Oncor Electric Delivery Company LLC, a Delaware limited liability company (f/k/a Oncor Electric Delivery Company, a Texas corporation).

“Originator” means any of the Initial Originator and any other Person that becomes an Additional Originator pursuant to and in accordance with the terms of the Receivables Sale Agreement; provided that, with respect to the Initial Originator and any other such Person, such Person is a direct or indirect majority-owned subsidiary of TCEH.

“Originator Report” means a report, in substantially the form of Exhibit F (as the same may from time to time hereafter be modified by mutual agreement of the Borrower and the Majority Group Managing Agents), furnished by the Collection Agent to the Administrative Agent and each Group Managing Agent for each Holder pursuant to Section 2.09.

“Other Taxes” has the meaning specified in Section 2.17(b).

“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof (that is, excluding (i) any accrued or unaccrued finance charges, late payment fees or other charges and (ii) any present or future discount, savings or other reduction of the outstanding principal balance thereof for early or prompt payment of such Receivable), and “Outstanding Balance” of the Receivables Pool at any time means the then outstanding aggregate principal balance of all Pool Receivables in the Receivables Pool. For the avoidance of doubt, the Outstanding Balance of each Average Monthly Billing Receivable shall be the billed amount set forth on the invoice with respect thereto.

“Parent Undertaking” means the parent undertaking agreement, dated as of the date hereof, entered into by TCEH in favor of the Indemnified Parties relating to obligations of TXU Energy Retail as Originator and as Collection Agent, and any other parent undertaking agreement entered into by a direct or indirect parent of an Originator.

“Parent Undertaking Provider” means TCEH and any Person that has entered into a Parent Undertaking.

“Participant” means, at any time, each Person which at such time shall have purchased from any Holder a participation interest in one or more Advances of such Holder or shall have made a commitment to such Holder or its Group Managing Agent to so purchase such a participation interest.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Person” means an individual, partnership, limited liability company, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity.

“Plan” means an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA and is maintained or contributed to by TCEH, any Subsidiary of TCEH or any ERISA Affiliate or with respect to which TCEH or any Subsidiary of TCEH could incur liability pursuant to Title IV of ERISA.

“POLR Receivable” means a Receivable (i) of an Obligor whose service was previously provided by an Originator but was transferred to a non-Originator Provider of Last Resort (“POLR”) due to non-payment to such Originator as allowed and defined under Chapter 39 of the Public Utility Regulatory Act and the Substantive Rules thereto the latter of which was issued by the Commission prior to such Substantive Rules being amended, such amendment being effective on September 24, 2002; or (ii) of an out of territory Obligor as to which an Originator was a POLR.

“Pool Receivable” means a Receivable in the Receivables Pool.

“Post Office Box” means each of the post office boxes used for receiving Collections of Pool Receivables.

“Post Office Box Notice” means a notice, in the form of Exhibit I-2, from the Collection Agent or any Originator to the United States Postal Service relating to the Post Office Boxes.

“Principal” means, with respect to any Advance, the original principal amount of such Advance made by the applicable Investor or Bank pursuant to Sections 2.01 or 2.03, in each case as such amount is reduced from time to time by the portions of Collections distributed pursuant to Section 2.07 or 2.08, or otherwise received and distributed, in reduction of such principal amount; provided that if such principal amount shall have been reduced by any distribution of any portion of Collections pursuant to Section 2.07 or 2.08, or otherwise and thereafter such distribution is rescinded or must otherwise be returned for any reason, such principal amount shall be increased by the amount of such distribution, all as though such distribution had not been made.

“Promissory Note” means a commercial paper note or other senior promissory note issued by an Investor.

“Pro Rata Share” means at any time, (a) in the case of any Investor Group, the percentage obtained by dividing such Investor Group’s Investor Limit at such time by the total of the Investor Limits for all Investor Groups at such time, and (b) in the case of any Bank, the percentage obtained by dividing the amount of such Bank’s Commitment at such time by the total of the Commitments at such time.

“Qualified Account” means either (a) a segregated account with a Qualified Institution or (b) a segregated trust account with the corporate trust department of a Qualified Institution acting as a trustee for funds deposited in such account.

“Qualified Institution” means (a) Citibank, (b) another depository institution organized under the laws of the United States of America or any state thereof or the District of Columbia (or any domestic branch of a foreign bank authorized under any such laws), (i) whose senior long-term unsecured debt obligations are rated at least A- or better by S&P and A3 or better by Moody’s, and (ii) which is subject to regulation regarding fiduciary funds on deposit substantially similar to 12 C.F.R. Section 9.10(b), if applicable, and (iii) which has a combined capital and surplus of at least $100,000,000 or (c) another depository institution reasonably acceptable to the Administrative Agent.

“Qualified Transition Bond Issuer” shall mean, with respect to any Originator, (i) Oncor Electric Delivery Transition Bond Company LLC (formerly known as TXU Electric Delivery Transition Bond Company LLC), (ii) such Originator, (iii) a Subsidiary of such Originator formed and operating solely for the purpose of (A) purchasing and owning transition property created under a “financing order” (as such term is defined in the Texas Utilities Code) issued by the Commission, (B) issuing such securities pursuant to such order, (C) pledging its interests in such transition property to secure such securities and (D) engaging in activities ancillary to those described in (A), (B) and (C) or (iv) any directly or indirectly held Subsidiary of such Originator formed and operating for purposes that include owning TXU Electric Delivery Transition Bond Company LLC.

“Qualified Transition Bonds” of any Originator shall mean securities, however denominated, that are (i) issued by a Qualified Transition Bond Issuer of such Originator, (ii) secured by or otherwise payable from transition charges authorized pursuant to the financing order referred to in clause (iii)(A) of the definition of “Qualified Transition Bond Issuer”, and (iii) non-recourse to such Originator and its Consolidated Subsidiaries (other than the issuer of such securities).

“Ratable Share” means, at any time in respect of any Bank, the percentage obtained by dividing the amount of such Bank’s Commitment at such time by the aggregate amount of the Commitments of all the Banks in such Bank’s Investor Group at such time.

“Rate Tranche” means, as applicable, a Base Rate Tranche, an Investor Rate Tranche or a LIBO Rate Tranche.

“Rate Variance Factor” means that number which reflects the potential variance in selected interest rates over a period of time designated by the Majority Group Managing Agents, as shall be computed by the Collection Agent each month as set forth in the Originator Report in accordance with the provisions thereof; provided, however, that, upon the reasonable determination by the Majority Group Managing Agents that the factors used in computing the “Rate Variance Factor” do not at any time properly reflect such potential variance, such factors may be changed by the Majority Group Managing Agents upon at least five days’ prior notice to the Collection Agent.

“Rating Level” has the meaning set forth in the definition of “Debt Rating”.

“Receivable” means all of the indebtedness of any Obligor under a Contract arising out of a sale of electricity or related services by any Originator, and includes the right to payment of any finance charges, late payment fees or charges of every nature and all other obligations of such Obligor from time to time incurred with respect thereto; provided, however, “Receivables” shall not include any indebtedness relating to transition charges authorized pursuant to a “financing order” (as such term is defined in the Utilities Code of the State of Texas) issued by the Public Utility Commission of Texas (“Transition Charges”); provided, further, that “Receivables” shall not include any indebtedness of any Excluded Obligor under a Contract arising out of a sale of electricity or related services by any Originator.

“Receivable Turnover Ratio” means, for any month, a ratio determined as:

(NRPB/CO) x (30 + CDP)

where :

NRPB =	the Net Receivables Pool Balance at the end of such month.

CO =	Collections of Non-Executory Pool Receivables received during such month.

CDP =	the Collection Delay Period.

“Receivables Sale Agreement” means the Trade Receivables Sale Agreement, dated as of the date hereof, among the Initial Originator, any Additional Originators, TXU Energy Retail, as the collection agent, EFH Corp. and the Borrower as the Buyer, as the same may, from time to time, be amended, modified or supplemented with the prior written consent of the Majority Group Managing Agents.

“Receivables Pool” means at any time all then outstanding Receivables.

“Register” has the meaning specified in Section 9.02(c).

“Related Bank” means, with respect to any Investor, any Bank that is a Member of the same Investor Group as such Investor.

“Related Investor” means, with respect to any Investor Group, any Investor or Investors that are Members of such Investor Group.

“Related Security” means with respect to any Receivable:

(i) all of the interest of the Borrower and the Originators in the goods (including returned, repossessed or foreclosed goods), if any, relating to the sale which gave rise to such Receivable;

(ii) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise;

(iii) all guarantees, letters of credit, security agreements, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise; and

(iv) all Contracts relating to such Receivable (except to the extent any assignment thereof under this Agreement or the Receivables Sale Agreement would breach a legally enforceable provision of such Contract) and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable, any Related Security therefor or the related Obligor.

“Release Conditions” means the following conditions, on any day, with respect to the release of Collections to the Borrower and/or, after the Second Lien Effective Date, the application of such Collections to repay obligations under the Second Lien Loan Documents: (i) the Effective Date shall have occurred and (ii) the following statements shall be true and correct (unless any failure of condition in respect of any of the following statements shall have been waived in writing by the Majority Group Managing Agents in their discretion) on such day:

(a) No event has occurred and is continuing, or would result from such release or contemplated application of such Collections on such day, which constitutes an Event of Termination pursuant to Article VII;

(b) None of the following events has occurred and is continuing, or would result from such release or contemplated application of such Collections, which would constitute an Event of Termination but for the requirement that notice be given or time elapse or both pursuant to Article VII, subject to the grace periods, if any, specified below:

(1) Any material (as determined in the sole judgment of the Majority Group Managing Agents) failure to perform or observe any term, covenant or agreement shall have occurred pursuant to Section 7.01(a), and the same shall have continued for five days following notice from the Majority Group Managing Agents pursuant thereto;

(2) Any event described in Section 7.01(c) shall have occurred and be continuing;

(3) Any event shall have occurred and be continuing as described in Section 7.01(h); or

(4) Any event shall have occurred and be continuing as described in Section 7.01(i) or (j), and such event shall have continued for five days; and

(c) The Borrower shall not have delivered an instruction to any Originator pursuant to Section 3.02 of the Receivables Sale Agreement instructing such Originator that Purchases (as defined in the Receivables Sale Agreement) from such Originator shall no longer occur automatically on each day or that the Borrower will cease purchasing Receivables from such Originator;

“Reportable Event” means a “reportable event” described in Section 4035(b) of ERISA.

“Sales” means, with respect to any period, the aggregate Outstanding Balance of Non-Executory Pool Receivables that (a) were acquired by the Borrower and (b) have been billed to the Obligor thereof during such period.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Second Lien Agent” means a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000 (as of the Second Lien Effective Date) and reasonably satisfactory to the Administrative Agent, in its capacity as administrative agent under the Second Lien Credit Agreement, and any successor to such Person thereunder.

“Second Lien Credit Agreement” means a second lien credit agreement, among the Borrower, certain lenders party thereto, TXU Energy Retail, as collection agent, and the Second Lien Agent, which shall satisfy the terms set forth in Section 5.03(p)(i) and otherwise be in form and substance reasonably satisfactory to the Administrative Agent, as the same may be amended, modified or restated from time to time in accordance with the terms of the Second Lien Intercreditor Agreement.

“Second Lien Effective Date” means the date on which the Second Lien Credit Agreement is effective in accordance with its terms and each of the following conditions shall be met to the reasonable satisfaction of the Administrative Agent:

(a) the Administrative Agent and each Group Managing Agent shall have received their final credit approvals necessary to approve the credit facility being provided under the Second Lien Credit Agreement and the terms of the Second Lien Intercreditor Agreement;

(b) the Administrative Agent shall have received fully executed copies of the Second Lien Credit Agreement, the Second Lien Intercreditor Agreement and any other Second Lien Loan Documents, each (unless otherwise indicated) dated as of such date, in form and substance reasonably satisfactory to the Group Managing Agents;

(c) the conditions precedent to the effectiveness of the Second Lien Credit Agreement and the making of the loans thereunder shall have been satisfied without modification, amendment or waiver (except as approved in writing by the Administrative Agent);

(d) the Second Lien Agent shall have become a party to the Intercreditor Agreement; and

(e) the Administrative Agent shall have received such other documents and certificates (including a certificate from the Borrower certifying that the conditions set forth in clauses (a) through (d) hereof have been satisfied) that it reasonably requests.

“Second Lien Intercreditor Agreement” means a Second Lien Intercreditor Agreement, effective as of the Second Lien Effective Date, by and among the Administrative Agent, TXU Energy Retail, as the Collection Agent, the Borrower and the Second Lien Agent, in form and substance reasonably acceptable to the Administrative Agent, as the same may be amended, modified or restated from time to time.

“Second Lien Loan Documents” means, collectively, the Second Lien Credit Agreement and the “Second Priority Debt Documents” as such term is defined in the Second Lien Intercreditor Agreement.

“Secured Obligations” has the meaning specified in Section 11.02.

“Securitization Company Party” means each of CAFCO, CRC, CHARTA and CIESCO to the extent they are a party to this Agreement.

“Settlement Date (Capital)” means the last day of each Settlement Period during the term of this Agreement.

“Settlement Date (Yield and Fees)” for any Rate Tranche means (i) except as specified in clauses (ii) or (iii) hereof, with respect to any Investor Rate Tranche or Base Rate Tranche, the second Business Day after the end of each Fixed Period applicable thereto, and with respect to any LIBO Rate Tranche, the last day of each Fixed Period applicable thereto, (ii) on and after the Termination Date for such Rate Tranche, such period (including, without limitation, a period of one day) as shall be selected from time to time by the Majority Group Managing Agents or, in the absence of any such selection, each period of thirty days from the immediately preceding Settlement Date (Yield and Fees); and (iii) if and for so long as the Facility Principal shall have been reduced to zero, each Determination Date.

“Settlement Period” for any Rate Tranche means (i) except as specified in clauses (ii), (iii) or (iv) hereof, each period commencing on the first day of each Fixed Period for such Rate Tranche and ending on the last day of such Fixed Period; (ii) (x) in the event that and for so long as TCEH’s Debt Rating is at or below Rating Level 5, but at or above Rating Level 9, a period of one week and (y) in the event that and for so long as TCEH’s Debt Rating is below Rating Level 9, a period of one day; (iii) on and after the Termination Date for such Rate Tranche, such period (including, without limitation, a period of one day) as shall be selected from time to time by the Majority Group Managing Agents or, in the absence of any such selection, each period of thirty days from the last day of the immediately preceding Settlement Period; and (iv) if and for so long as the Facility Principal shall have been reduced to zero, each period of thirty days from the last day of the immediately preceding Settlement Period; provided, that with respect to clauses (iii) and (iv), in the case of any downgrade in the Debt Rating of TCEH as described in clause (ii), the “Settlement Period” shall not be longer than the period described in clause (ii) for such downgrade.

“Standard & Poor’s” or “S&P” means Standard & Poor’s Rating Services, a division of McGraw-Hill Companies, Inc. and any successor thereto.

“Stress Factor” on any day, means the following:

(i) 2.00 if the Debt Rating of TCEH is at least Rating Level 4;

(ii) 2.25 if the Debt Rating of TCEH is lower than Rating Level 4 but at least Rating Level 7; and

(iii) 2.50 if the Debt Rating of TCEH is lower than Rating Level 7.

“Subcontractor” means any Person referred to in Exhibit K or subsequently contracted by the Collection Agent and which Person is not the subject of a notice in the form of Exhibit H, given at any time after the occurrence of an Event of Termination, canceling such designation.

“Subsidiary” shall mean, with respect to any person (the “parent”), any corporation or other entity of which securities or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such parent; provided, however, that Qualified Transition Bond Issuers and Subsidiaries of Qualified Transition Bond Issuers shall not be deemed to be Subsidiaries of any Originator.

“Substitutable Investor Group” has the meaning specified in Section 2.12.

“Taxes” has the meaning specified in Section 2.17(a).

“TCEH” means Texas Competitive Electric Holdings Company LLC, a Delaware limited liability company.

“TCEH Credit Agreement” means that certain Credit Agreement, dated as of October 10, 2007, as amended by Amendment No. 1 thereto dated as of August 7, 2009 and Amendment No. 2 thereto dated as of April 7, 2011, among, inter alia, Holdings, TCEH, as the borrower, Citibank, as administrative agent, and the several lenders from time to time parties thereto, and, unless otherwise specified herein, including all amendments, restatements, modifications, supplements or waivers entered into from time to time in accordance with the terms thereof. When referring in any Transaction Document to a defined term in the TCEH Credit Agreement as in effect on any specific date, any other defined term in the TCEH Credit Agreement used directly or indirectly in, or otherwise for purposes of formulating, such defined term shall likewise have the meaning set forth in the TCEH Credit Agreement as in effect on such specific date.

“Termination Date” for any Rate Tranche means the earliest of (i) the Liquidation Date for such Rate Tranche, and (ii) as applicable, (a) in the case of a Rate Tranche owned by a Bank, the Commitment Termination Date or (b) in the case of a Rate Tranche owned by an Investor, the Facility Termination Date.

“Texas Business Day” means any day other than a Saturday, Sunday or public holiday or the equivalent for banks in New York City or Dallas, Texas.

“Three-Month Dilution/Sales Ratio” means, for any calendar month, the average of the Dilution/Sales Ratios for such month and the two immediately preceding calendar months.

“Three-Month Loss Ratio” means, as of the last day of any calendar month, the average of the Loss Ratios for such month and the two immediately preceding calendar months.

“Three-Month Receivable Turnover Ratio” means, for any calendar month, the average of the Receivable Turnover Ratio for such calendar month and the two immediately preceding calendar months.

“Transition Charges” has the meaning specified in the definition of “Receivable.”

“Transaction Documents” means this Agreement, the Receivables Sale Agreement, the Fee Letters, the Parent Undertakings, the Lock-Box Agreements, the Intercreditor Agreement and (on and after the Second Lien Effective Date) the Second Lien Intercreditor Agreement.

“TXU Change of Control” means a “Change of Control” as defined in the TCEH Credit Agreement as in effect on April 7, 2011.

“TXU Collection Agent” has the meaning specified in the Receivables Sale Agreement.

“TXU Energy Retail” has the meaning specified in the recital of parties to this Agreement.

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“Unapplied Cash and Credits” means, at any time, the sum of (a) (i) the aggregate amount of Collections or other cash (excluding Customer Deposits) then held by or for the account of the Collection Agent, any Originator or the Borrower in respect of the payment of Pool Receivables, but not yet applied to any such Receivable, multiplied by (ii) a fraction having as its numerator the aggregate Outstanding Balance of Non-Executory Pool Receivables at such time, and having as its denominator the aggregate Outstanding Balance of Pool Receivables at such time, plus (b) the sum for each Obligor equal to the lesser of (x) the Outstanding Balance of all Eligible Receivables of such Obligor and (y) the credits (excluding Customer Deposits) then held by or for the account of the Collection Agent, any Originator or the Borrower in respect of the payment of Non-Executory Pool Receivables of such Obligor, but not yet applied to any such

Receivable; plus (c) the sum for each Obligor equal to the lesser of (x) the Outstanding Balance of all Average Monthly Billing Receivables of such Obligor and (y) the credits in respect of the Average Monthly Billing Receivables of such Obligor relating to the amount, if any, by which the Outstanding Balance thereof plus the amount of Collections collected under the program pursuant to which such Average Monthly Billing Receivables arose exceeds the amount attributable to the consumption of electricity under such program.

“Yield” means for each Rate Tranche during any Fixed Period for such Rate Tranche, the product of

(IR x P x ED)
360

where:

P =	the Principal (or portion thereof allocated to such Rate Tranche) during such Fixed Period.

IR =	as applicable, (i) with respect to any Investor, the Investor Rate for such Rate Tranche for such Fixed Period (which rate shall be the Assignee Rate, if the applicable Investor shall not, for any reason, fund or maintain such Rate Tranche for such Fixed Period by its issuing Promissory Notes and the Borrower and the Majority Group Managing Agents shall not have agreed on another rate) and (ii) with respect to any Bank, the Assignee Rate for such Rate Tranche for such Fixed Period.

ED =	the actual number of days elapsed during such Fixed Period;

provided, however, that no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by applicable law; and provided further that Yield for any Rate Tranche shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.

“Yield Reserve” for any Rate Tranche at any time means the sum of (i) the Liquidation Yield at such time for such Rate Tranche and (ii) the accrued and unpaid Yield for such Rate Tranche.

SECTION 1.02. Other Terms.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

SECTION 1.03. Computation of Time Periods.

Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

SECTION 1.04. References to Agreements, Laws, Etc.

Unless otherwise expressly provided herein, (a) references herein to agreements, documents and instruments shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are not prohibited by any Transaction Document; and (b) references herein to any requirement of law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such requirement of law.

ARTICLE II

AMOUNTS AND TERMS OF THE PURCHASES

SECTION 2.01. Facility; Commitment to Make Advances.

On the terms and conditions hereinafter set forth, during the period from the Effective Date to the Facility Termination Date, each Investor may, in its sole discretion, make loans to the Borrower (the “Advances”) from time to time and, during the period from the Effective Date to the Commitment Termination Date with respect to each Bank, such Bank severally agrees that from time to time in the event that the Related Investors of any Investor Group of which such Bank is a Member decline to make any Advance in an amount equal to its Pro Rata Share of the aggregate amount requested by the Borrower, such Bank shall, when and if requested by the Borrower, make such Advance in an amount equal to its Ratable Share of the portion of such aggregate amount requested from and not made by such Related Investor. Advances by Investors within each Investor Group shall be made by the Investors making such Advances simultaneously and in such amounts as shall be determined by the Group Managing Agent of such Investor Group. Each such ratable portion so advanced by a Bank or an Investor shall constitute a separate Advance. Under no circumstances shall any Investor make any Advance or any Bank be obligated to make any Advance if, after giving effect to such Advance, (i) the aggregate Principal of all Advances of such Investor’s Investor Group or Bank, as applicable, would exceed such Investor Group’s Investor Limit or such Bank’s Commitment, respectively, or (ii) the aggregate Principal of all Advances of the Members of the Investor Group of such Investor or Bank would exceed the Investor Limit for such Investor Group or the sum of the Commitments of the Banks in such Investor Group or (iii) if, after giving effect to such Advance and all other Advances to be made by all of the Investors and/or Banks at such time, the Facility Principal would exceed the least of (1) the total of the Investor Limits, (2) the total of the Commitments and (3) the Adjusted Borrowing Base.

SECTION 2.02. [Intentionally Omitted].

SECTION 2.03. Making Advances.

(a) Each Advance by the Investors and/or Banks shall be made on notice from the Borrower to each Group Managing Agent (with a copy to the Administrative Agent), given not later than 3:00 p.m. (New York City time) on the Business Day before the date of such Advance (a “Notice of Advance”). Each such Notice of Advance shall be by telephone, telecopier or email, specifying the requested (A) aggregate amount to be advanced to the Borrower and (B) Business Day of such Advance, which notice shall be in the form of Exhibit J hereto. Each Investor shall promptly notify each Group Managing Agent, the Administrative Agent and the Borrower if it has determined to make its Advance and if such Investor has not so notified its Group Managing Agent by 11:00 A.M. on the date of such proposed Advance, such Investor shall be deemed to have agreed to make an Advance in an amount equal to such percentage of the aggregate amount requested by the Borrower as specified by its Group Managing Agent. The Group Managing Agent for each Investor shall promptly thereafter notify the Borrower if Yield for any Rate Tranche of which all or any portion of any such Advance is to be a part is to be computed for such Rate Tranche as a Base Rate Tranche or a LIBO Rate Tranche. If any Investor notifies its Group Managing Agent and the Administrative Agent that it has determined not to make such Advance or that it has determined to fund in place of any non-funding Investor (it being understood that each Investor willing to so make and fund an Advance shall be permitted by the other Investors to do so), the Investors who have determined to make such Advance shall notify their Group Managing Agent and the Administrative Agent of the amount of such Advance being made by each such Investor. Each Group Managing Agent shall promptly thereafter, on each day it receives any such notice, notify the Borrower of the identity of such Investors, if any, which have determined to make and so fund such Advances and the amount of such Advance being made by each such Investor. If the Investors, in the aggregate, have not determined to advance the aggregate amount requested by the Borrower, the Group Managing Agent for each Investor Group that has determined not to fund its Pro Rata Share of the aggregate amount requested by the Borrower shall, at the request of the Borrower, promptly send notice of the amount thereof not being advanced by such Investors to all of the Banks in such Investor’s Investor Group concurrently by telecopier or other electronic means specifying each Bank’s Ratable Share thereof, the date of such Advance and the type of Rate Tranche (Base Rate Tranche or LIBO Rate Tranche).

(b) On the date of each Advance by the Investors and/or the Banks making such Advance, each Investor and/or Bank shall, upon satisfaction of the applicable conditions set forth in Article III, make available to its Group Managing Agent an amount equal to such Investor’s share of its Investor Group’s Pro Rata Share of the aggregate amount requested by the Borrower or such Bank’s Ratable Share thereof, as applicable, by deposit of such amount in same day funds to the account of such Group Managing Agent, as described in Section 2.10, and after receipt by such Group Managing Agent of such funds, such Group Managing Agent will deposit such amount in same day funds at the Borrower’s Account.

(c) The Group Managing Agent for each Investor or Bank with any outstanding Rate Tranches shall, within 2 Business Days following the last day of each successive Fixed Period for any such Rate Tranche so long as it is owned by such Investor or Bank, notify the Borrower of the applicable Investor Rate and/or Assignee Rate applicable thereto.

(d) Each Notice of an Advance from the Borrower delivered pursuant to Section 2.03(a) shall be irrevocable and binding on the Borrower. The Borrower shall indemnify each Indemnified Party against any actual loss or expense incurred by such Indemnified Party as a result of any failure to fulfill on or before the date of any Advance the applicable conditions set forth in Article III, including, without limitation, any actual loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Indemnified Party to fund its Advance when such Advance, as a result of such failure, is not made on such date.

SECTION 2.04. Termination or Reduction of the Investor Limits and Commitments.

(a) Optional. The Borrower may, upon thirty days’ notice to the Administrative Agent and each Group Managing Agent, terminate in whole or reduce in part, (i) ratably for each Investor Group, the unused portions of the aggregate Investor Limits or (ii) ratably for each Bank, the unused portions of the aggregate Commitments; provided that such notice requirement shall be reduced to one Business Day upon the reduction to zero of the Facility Principal; provided further that for purposes of this Section 2.04(a), the unused portion of the aggregate Investor Limits and Commitments shall be computed as the excess of (i) the aggregate Investor Limits or Commitments, as applicable, immediately prior to giving effect to such termination or reduction over (ii) the Facility Principal outstanding at the time of such computation under this Agreement; provided further that each partial reduction shall be in an amount equal to $1,000,000 or an integral multiple thereof.

(b) Mandatory. On each day on which the Borrower shall, pursuant to Section 2.04(a), (i) reduce in part the unused portion of the aggregate Commitments, the aggregate Investor Limits shall automatically, and ratably for each Investor Group, be reduced by an equal amount and (ii) reduce in part the unused portion of the aggregate Investor Limits, the aggregate Commitments shall automatically, and ratably for each Bank, be reduced by an equal amount. The aggregate Investor Limits shall automatically terminate in whole on any day on which the Borrower shall terminate in whole the aggregate Commitments pursuant to Section 2.04(a) and the aggregate Commitments shall automatically terminate in whole on any day on which the Borrower shall terminate in whole the aggregate Investor Limits pursuant to Section 2.04(a).

SECTION 2.05. Fees.

(a) The Borrower shall pay to the Administrative Agent and each Group Managing Agent such fees as are set forth in the Fee Letters (collectively, the “Fees”).

(b) The Collection Agent shall be paid a collection fee (the “Collection Agent Fee”) of  1/2 of 1% per annum (or such other reasonable prevailing market rate agreed to in writing from time to time by the Borrower, the Collection Agent, and each Group Managing Agent) on the average daily amount of the Principal of the outstanding Advance or portion thereof included in each Rate Tranche, from the Effective Date until the later of the Facility Termination Date or the date on which the Facility Principal is reduced to zero, payable on each Settlement Date (Yield and Fees) for such Rate Tranche; provided that such fee shall be payable only from Collections pursuant to, and subject to the priority of payment set forth in, Section 2.07 and Section 2.08.

SECTION 2.06. Collection Account.

(a) The Collection Agent shall establish and maintain a Qualified Account at a Qualified Institution (which shall initially be JPMorgan Chase Bank, N.A.) in the name of the Borrower (the “Collection Account”), which shall be identified as the “Collection Account for TXU Energy Receivables Company LLC”. If Citibank at any time ceases to be the Administrative Agent then, within ten (10) Business Days, the Borrower and the Collection Agent shall establish a new Collection Account meeting the conditions specified above, transfer any monies, documents, instruments, investment property, certificates of deposit and other property to such new Collection Account and from the date such new Collection Account is established, it shall be the Collection Account. The Collection Account shall be under the control of the Administrative Agent and, subject to the rights and obligations of the Collection Agent described in Section 2.07 and 2.08 with respect thereto, neither the Borrower, nor any Person claiming by, through or under the Borrower, shall have any right to withdraw any amount from, the Collection Account. The Collection Agent agrees that it shall have no right of setoff or banker’s lien against, and no right to otherwise deduct from, any funds held in the Collection Account for any amount owed to it by the Borrower, any Originator, the Administrative Agent, any Group Managing Agent or any Holder. The tax identification number associated with the Collection Account shall be that of the Borrower.

(b) At the written direction of the Collection Agent, funds on deposit in the Collection Account (including the sub-accounts thereto) shall be invested in Eligible Investments selected by the Collection Agent. Absent written direction of the Collection Agent, funds on deposit in the Collection Account shall be invested in Eligible Investments described in clause (b) of the definition thereof with maturities of one (1) day. All such Eligible Investments shall be made in the name of the Administrative Agent and held by the Administrative Agent for the benefit of the Holders. All interest and other investment earnings (net of losses and investment expenses) received on funds on deposit in the Collection Account, to the extent such investment income is not needed to make any payment hereunder, shall be added to the Collection Account.

(c) If at any time the Borrower or the Collection Agent shall determine that any amount on deposit in the Collection Account does not constitute Collections or the proceeds thereof, the Borrower or the Collection Agent shall withdraw such amounts from the Collection Account and pay such amounts to the Person that the Borrower or the Collection Agent determines is the Person entitled thereto within one (1) Business Day of the identification thereof.

(d) The Borrower has established and shall maintain two subaccounts of the Collection Account: a subaccount for the allocation of Collections to be applied to pay Yield, Fees, Liquidation Fees and Collection Agent Fees and other fees and expenses payable hereunder (the “Expense Subaccount”) and a subaccount for the allocation of Collections to be applied to reduce Principal of Advances (the “Capital Subaccount”). Funds allocated to the Expense

Subaccount shall be invested in Eligible Investments selected by the Collection Agent with maturities no later than the close of business on the Business Day immediately preceding the next Settlement Date (Yield and Fees). Funds allocated to the Capital Subaccount shall be invested in Eligible Investments selected by the Collection Agent with maturities no later than the next Settlement Date (Capital).

SECTION 2.07. Non-Liquidation Settlement Procedures.

(a) In respect of any Rate Tranche as to which the Termination Date has not occurred, on each Business Day, the Collection Agent shall, out of the Collections received on the Business Day preceding such Business Day, (i) deposit into the Collection Account (and allocate to the applicable subaccount) the following amounts in the following priority: (A) an amount equal to the Yield, Fees, Liquidation Fee and Collection Agent Fee accrued through such Business Day with respect to such Rate Tranche and not so previously allocated to the Expense Subaccount (which shall be allocated to the Expense Subaccount), (B) an amount equal to any Borrowing Base Deficiency on such Business Day (calculated after giving effect to the payment of any other amounts previously allocated to the Capital Subaccount which are to be paid to the Group Managing Agents on such Business Day pursuant to Section 2.07(b)(ii)) (which shall be allocated to the Capital Subaccount), (C) an amount equal to the aggregate of all other amounts then accrued or owed hereunder on such Business Day by the Borrower to the Investors, the Banks, the Administrative Agent or the Group Managing Agents and not so previously allocated to the Expense Subaccount (which shall be allocated to the Expense Subaccount), (D) an amount equal to all amounts payable with respect to any Rate Tranche for which the Termination Date has occurred on or prior to such Business Day which have not yet been deposited in the Collection Account and allocated to the applicable subaccount in accordance with Section 2.08 (which shall be allocated to the Expense Subaccount or the Capital Subaccount, as applicable) and (E) an amount equal to the amount which the Borrower shall have instructed the Collection Agent to allocate to the Capital Subaccount pursuant to Section 2.07(d) (which shall be allocated to the Capital Subaccount), and (ii) deposit the remainder of such Collections to the Borrower’s Account or as otherwise directed by the Borrower in writing, unless, following the Second Lien Effective Date, the Second Lien Agent delivers written instructions to the Collection Agent and the Administrative Agent that such remaining Collections are to be applied to amounts due and owing under the Second Lien Credit Agreement and otherwise in accordance with the terms of the Second Lien Credit Agreement and the Second Lien Intercreditor Agreement, in which case the remainder of such Collections shall be remitted to the Second Lien Agent; provided that (w) no instructions by the Borrower shall direct any such Collections to be remitted to the Second Lien Agent or applied to amounts due and owing under the Second Lien Credit Agreement, (x) no such instructions by the Second Lien Agent shall be followed by the Collection Agent, (y) no such amounts shall be remitted to the Second Lien Agent or applied to amounts due and owing under the Second Lien Credit Agreement and (z) no amounts shall be remitted to the Borrower’s Account or as otherwise directed by the Borrower, in each such case, if the Release Conditions are not satisfied on such Business Day.

(b) Prior to the occurrence of the Termination Date in respect of a Rate Tranche, (i) on each Settlement Date (Yield and Fees) for such Rate Tranche, the Collection Agent shall withdraw from the Expense Subaccount and pay (x) to itself an amount equal to the accrued and unpaid Collection Agent Fee with respect to such Rate Tranche and (y) to each applicable Group

Managing Agent, for the Banks and Investors within its Investor Group, as described in Section 2.10, or the Administrative Agent (with respect to sums owed to the Administrative Agent, only such Holders’ pro rata share thereof based upon the ratio of the aggregate Principal of the outstanding Advances of such Holders to the Facility Principal), an amount equal to all accrued Yield, Fees, Liquidation Fees and all other amounts due and payable (other than Principal) with respect to such Rate Tranche and (ii) on the Settlement Date (Capital) for each Settlement Period for such Rate Tranche, the Collection Agent shall withdraw from the Capital Subaccount (including any amounts allocated to the Capital Subaccount on such Business Day) and pay to each applicable Group Managing Agent, for the Holders within its Investor Group, as described in Section 2.10, an aggregate amount equal to the Borrowing Base Deficiency on such Business Day and any other Principal for such Rate Tranche that the Borrower elected to pay on such Business Day pursuant to Section 2.07(d) (or, if less, the aggregate amount then allocated to the Capital Subaccount). Upon receipt of such amounts, such Group Managing Agent shall distribute them to such Banks, Investors, such Group Managing Agent and/or the Administrative Agent (to the extent of such applicable Holders’ pro rata share thereof as determined above), as the case may be, in payment thereof.

(c) If, on any Business Day on which Collections are to be withdrawn from the Expense Subaccount and applied to make payments pursuant to Section 2.07(b)(i) in respect of any Rate Tranche, there shall be insufficient funds allocated to the Expense Subaccount to make such payments in full, such amounts shall be paid pursuant to Section 2.07(b)(i) in the following order of priority: (i) first, an amount equal to the accrued Yield required to be paid on such Business Day, (ii) second, an amount equal to the accrued Collection Agent Fee required to be paid on such Business Day, (iii) third, an amount equal to the accrued Fees and Liquidation Fees required to be paid on such Business Day, and (iv) fourth, an amount equal to all other amounts accrued and required to be paid hereunder or under the Fee Letters on such Business Day by the Borrower to the Investors, the Banks, the Administrative Agent (to the extent of such applicable Holders’ pro rata share thereof as determined above) or the Group Managing Agents.

(d) On any Business Day prior to the Termination Date in respect of all Rate Tranches, the Borrower may instruct the Collection Agent to deposit in the Collection Account and allocate to the Capital Subaccount all or a portion of the Collections otherwise to be deposited into the Borrower’s Account or as directed by the Borrower pursuant to Section 2.07(a), in each case, to be paid to the Group Managing Agents pursuant to Section 2.07(b)(ii). Upon at least one Business Day’s prior notice to the Group Managing Agents and the Collection Agent, the Borrower may by delivery of an officer’s certificate delivered by 3:00 p.m. (New York City time) (i) on any Business Day prior to the Termination Date in respect of all Rate Tranches, instruct the Collection Agent to distribute an amount of funds so allocated to the Capital Subaccount, ratably to the account of each Group Managing Agent for the ratable payment of the Principal of the outstanding Advances or Advances included within such Rate Tranche to the relevant Investors and Banks or (ii) designate a Liquidation Date with respect to any Rate Tranche, in which case all payments with respect to such Rate Tranche shall be made pursuant to Section 2.08.

(e) Upon at least one Business Day’s prior notice to the Borrower and the Collection Agent, the Majority Group Managing Agents may, on any Business Day prior to the Termination Date in respect of all Rate Tranches, designate a Liquidation Date with respect to any Rate Tranche during any period when the Borrower cannot satisfy the Release Conditions, in which case all payments with respect to such Rate Tranche shall be made pursuant to Section 2.08.

(f) In the event that a Termination Date has occurred with respect to one or more Rate Tranches, but not with respect to all Rate Tranches, with the result that Collections are to be identified and set aside pursuant to both Sections 2.07 and 2.08, Collections shall be allocated between Sections 2.07 and 2.08 in proportion to the aggregate Principal of the Rate Tranches subject to Section 2.07 and 2.08, respectively.

SECTION 2.08. Liquidation Settlement Procedures.

(a) In respect of one or more Rate Tranches as to which the Termination Date has occurred, on each Business Day on or after the occurrence of the Termination Date in respect of such Rate Tranche(s), the Collection Agent shall, out of the Collections received on the Business Day preceding such Business Day, (i) deposit into the Collection Account (and allocate to the applicable subaccount) the following amounts in the following priority: (A) an amount equal to the Yield, Fees, Liquidation Fee and Collection Agent Fee accrued through such Business Day with respect to such Rate Tranche(s) and not so previously allocated to the Expense Subaccount pursuant to Section 2.07(a) or this Section 2.08(a) (which shall be allocated to the Expense Subaccount), (B) an amount equal to the aggregate Principal of each outstanding Advance or portion thereof included in such Rate Tranche(s) and not so previously allocated to the Capital Subaccount pursuant to Section 2.07 or this Section 2.08(a) (which shall be allocated to the Capital Subaccount) and (C) an amount equal to the aggregate of all other amounts payable with respect to such Rate Tranche(s) (other than those amounts to be deposited pursuant to the preceding clauses (A) and (B)) by the Borrower to the Banks and Investors with respect thereto, the Group Managing Agent for such Banks and Investors or the Administrative Agent (which shall be allocated to the Expense Subaccount).

(b) On the Settlement Date (Yield and Fees) for each such Rate Tranche, the Collection Agent shall withdraw from the Expense Subaccount and pay (x) to itself an amount equal to the accrued and unpaid Collection Agent Fee with respect to such Rate Tranche and (y) to each applicable Group Managing Agent, for the Banks and Investors within its Investor Group, as described in Section 2.10, or the Administrative Agent (with respect to sums owed to the Administrative Agent, only such Holders’ pro rata share thereof based upon the ratio of the aggregate Principal of the outstanding Advances of such Holders to the Facility Principal) an amount equal to all accrued Yield, Fees, Liquidation Fees and all other amounts due and payable (other than Principal) by the Borrower with respect to such Rate Tranche. On the Settlement Date (Capital) for each Settlement Period for such Rate Tranche, the Collection Agent shall withdraw from the Capital Subaccount and pay to each applicable Group Managing Agent, for any Holder of any Advance or portion thereof included in such Rate Tranche within its Investor Group, as described in Section 2.10, an amount equal to (or such lesser amount allocated to the Capital Subaccount on such Business Day) the aggregate Principal of each outstanding Advance or portion thereof included in such Rate Tranche.

(c) Any Collections not required to be deposited into the Collection Account on any Business Day pursuant to Section 2.07 or this Section 2.08 shall be deposited to the Borrower’s Account or as otherwise directed by the Borrower in writing, unless, following the Second Lien Effective Date, the Second Lien Agent delivers written instructions to the Collection Agent and the Administrative Agent that such remaining Collections are to be applied to amounts due and owing under the Second Lien Credit Agreement and otherwise in accordance with the terms of the Second Lien Credit Agreement and the Second Lien Intercreditor Agreement, in which case the remainder of such Collections shall be remitted to the Second Lien Agent; provided that (w) no instructions by the Borrower shall direct any such Collections to be remitted to the Second Lien Agent or applied to amounts due and owing under the Second Lien Credit Agreement, (x) no such instructions by the Second Lien Agent shall be followed by the Collection Agent, (y) no such amounts shall be remitted to the Second Lien Agent or applied to amounts due and owing under the Second Lien Credit Agreement and (z) no amounts shall be remitted to the Borrower’s Account or as otherwise directed by the Borrower, in each such case, if the Release Conditions are not satisfied on such Business Day.

(d) If, on any Business Day on which Collections are to be withdrawn from the Expense Subaccount and applied to make payments pursuant to Section 2.08(b) in respect of any Rate Tranche, there shall be insufficient funds in the Expense Subaccount to make such payments in full, such amounts shall be paid pursuant to Section 2.08(b) in the following order of priority: (i) first, an amount equal to the accrued Yield required to be paid on such Business Day, (ii) second, an amount equal to the accrued Collection Agent Fee required to be paid on such Business Day, (iii) third, an amount equal to the accrued Fees required to be paid on such Business Day, (iv) fourth, an amount equal to the accrued Liquidation Fees required to be paid on such Business Day, (v) fifth, to the Administrative Agent for any out-of-pocket costs and expenses owed hereunder by the Borrower to the Administrative Agent (to the extent of such applicable Holders’ pro rata share thereof as determined above), (vi) sixth, to such Group Managing Agent for any out-of-pocket costs and expenses owed hereunder by the Borrower to such Group Managing Agent, and (vii) seventh, to such Banks and Investors in payment of other amounts payable to such Banks and Investors with respect to such Rate Tranche.

(e) Upon receipt of funds deposited to the account of each Group Managing Agent pursuant to this Section 2.08, such Group Managing Agent shall distribute them, on the applicable payment date for such amounts, (i) to the Administrative Agent and such Group Managing Agent for accrued and unpaid fees under the Fee Letters payable to the Administrative Agent or such Group Managing Agent and other amounts owed hereunder or under the Fee Letters by the Borrower to the Administrative Agent or such Group Managing Agent (with respect to amounts accrued or owed to the Administrative Agent, only such applicable Holders’ pro rata share thereof as determined above), and (ii) to the Holders of any Advance or portion thereof included in such Rate Tranche represented by such Group Managing Agent (a) in payment of the accrued Yield and Liquidation Fee with respect to such Rate Tranche, (b) in reduction (to zero) of the aggregate Principal of such outstanding Advances or portion thereof and (c) in payment of any other amounts owed by the Borrower hereunder or under the Fee Letters to such Holders.

SECTION 2.09. General Settlement Procedures.

(a) The Borrower agrees to repay the Principal of all Advances at such times and in the manner set forth in Sections 2.07 and 2.08.

(b) If on any day the Borrower receives any cash payment under the Receivables Sale Agreement on account of any Purchase Price Credits, such cash payment shall be a Collection with respect to the Receivable for which such Purchase Price Credit arose for all purposes hereunder.

(c) Except as stated in the preceding clause (b) of this Section 2.09 or as otherwise required by law or the related Contract, all Collections received from an Obligor of any Receivable shall be applied to Receivables then outstanding of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, except if payment is designated by such Obligor for application against specific Receivables.

(d) In the event that the Debt Rating of TCEH is at or above Rating Level 4, on or prior to the 25th calendar day of each month, the Collection Agent shall prepare and forward to the Administrative Agent and each Group Managing Agent and each Holder, an Originator Report as of the close of business of the Collection Agent on the last day of the immediately preceding fiscal month. In the event that the Debt Rating of TCEH is lower than Rating Level 4, but at least at Rating Level 9, on the first Business Day of each week, the Collection Agent shall prepare and forward to the Administrative Agent, each Group Managing Agent and each Holder an Originator Report as of the close of business of the Collection Agent on the last Business Day of the preceding week. In the event that the Debt Rating of TCEH is lower than Rating Level 9, on each Business Day the Collection Agent shall prepare and forward to the Administrative Agent and each Group Managing Agent and each Holder an Originator Report as of the close of business of the Collection Agent on the immediately preceding Business Day. In the event either of the immediately two preceding sentences are applicable, the Collection Agent shall also prepare and forward to the Administrative Agent and each Group Managing Agent and each Holder on or prior to the 25th calendar day of each month, an Originator Report as of the close of business of the Collection Agent on the last day of the immediately preceding fiscal month.

SECTION 2.10. Payment and Computations, Etc.

(a) All amounts to be paid by the Borrower or the Collection Agent to any Group Managing Agent shall be paid in accordance with the terms hereof no later than 11:00 a.m. (New York City time) on the day when due in lawful money of the United States of America in same day funds at the account set forth below the signature of such Group Managing Agent hereof or at such other account notified in writing by such Group Managing Agent to the Borrower and the Collection Agent from time to time, for the account of the Holders or any other Indemnified Party represented by such Group Managing Agent, as applicable (and the Administrative Agent, if applicable). Each Group Managing Agent will promptly thereafter cause to be distributed like funds relating to the payment of Yield, Principal or fees to the applicable Holders that it represents ratably in accordance with their respective interests, and like funds relating to the payment of any other amount payable to any Indemnified Party represented by such Group Managing Agent (or to the Administrative Agent, if applicable) to such Indemnified Party (or the Administrative Agent, if applicable), in each case to be applied in accordance with the terms of this Agreement. Upon each Group Managing Agent’s acceptance of an Assignment and Acceptance and recording of the information contained therein in its Register pursuant to Section 9.02(c), from and after the effective date specified in such Assignment and Acceptance, such Group Managing Agent shall make all payments hereunder in respect of the interest assigned thereby to the assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) The Borrower shall, to the extent permitted by law, pay to each Group Managing Agent interest on all amounts owed hereunder or under the Fee Letters by the Borrower and not paid or deposited when due hereunder at 2% per annum above the Alternate Base Rate plus the Applicable Margin, payable on demand, provided, however, that such interest rate shall not at any time exceed the maximum rate permitted by applicable law. Such interest shall be for the account of, and be retained by, each Group Managing Agent except to the extent that such failure by the Borrower to make timely payment or deposit of any amount has continued beyond the date for distribution by such Group Managing Agent of any such overdue amount to any Holder, former Holder or Indemnified Party represented by such Group Managing Agent, in which case such interest accruing after such date shall be for the account of, and distributed by such Group Managing Agent to, such Holder, former Holder or Indemnified Party.

(c) All computations of interest under subsection (b) above and all computations of Yield and fees hereunder or under the Fee Letters shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.

(d) Unless each Group Managing Agent shall have received notice from the Collection Agent or the Borrower prior to the date on which any payment is due to any Holders or any other Indemnified Parties hereunder that the Collection Agent or the Borrower, as the case may be, will not make such payment in full, such Group Managing Agent may assume that the Collection Agent or the Borrower, as the case may be, has made such payment in full to such Group Managing Agent on such date and such Group Managing Agent may, in reliance upon such assumption, cause to be distributed to each Holder or other Indemnified Party that it represents on such due date an amount equal to the amount then due such Holder or other Indemnified Party. If and to the extent the Collection Agent or the Borrower, as the case may be, shall not have so made such payment in full to any Group Managing Agent, each Holder or other Indemnified Party shall repay to such Group Managing Agent forthwith on demand such amount distributed to such Holder or other Indemnified Party together with interest thereon, for each day from the date such amount is distributed to such Holder or other Indemnified Party until the date such Holder or other Indemnified Party repays such amount to such Group Managing Agent, at the Federal Funds Rate.

(e) The Borrower shall pay any and all Liquidation Fees, which shall be payable only from Collections pursuant to Section 2.07 and Section 2.08.

SECTION 2.11. Dividing or Combining of Rate Tranches.

(a) The Borrower may, on notice received by each Group Managing Agent (with a copy to the Administrative Agent) not later than 11:00 a.m. (New York City time) three Business Days before the last day of any Fixed Period for any then existing Rate Tranche of any one or more Holders (an “Existing Rate Tranche”), divide such Existing Rate Tranche on such last day into two or more new Rate Tranches of such Holder or Holders, each such new Rate Tranche having aggregate Principal as designated in such notice and all such new Rate Tranches collectively having aggregate Principal equal to the aggregate Principal of such Existing Rate Tranche.

(b) The Borrower may, on notice received by each Group Managing Agent (with a copy to the Administrative Agent):

(i) not later than 11:00 a.m. (New York City time) three Business Days before the last day of any Fixed Period for two or more Existing Rate Tranches owned by the same Holder or Holders, or

(ii) not later than 11:00 a.m. (New York City time) three Business Days before the last day of any Fixed Period for one or more Existing Rate Tranches and the date (if such date is the same day on such last day) of any proposed Advance to be made by the same Holders as own such Existing Rate Tranches pursuant to Sections 2.01 and 2.03, either (A) combine such Existing Rate Tranches, or (B) combine such Existing Rate Tranche or Rate Tranches and the Rate Tranche which will include all or a portion of such proposed Advance to be made on such last day into one new Rate Tranche, such new Rate Tranche having aggregate Principal equal to the aggregate Principal of such Existing Rate Tranches, or such Existing Rate Tranche or Rate Tranches and the Rate Tranche which will include all or a portion of such proposed Advance, as the case may be; provided that in no event shall a Rate Tranche accruing Yield at the Investor Rate be combined with a Rate Tranche accruing Yield at the Assignee Rate.

(c) On and after any dividing of an Existing Rate Tranche pursuant to subsection (a) above or any combining of Existing Rate Tranches or of an Existing Rate Tranche or Rate Tranches and the Rate Tranche which will include all or a portion of a proposed Advance pursuant to subsection (b) above, each of the new Rate Tranches resulting from such dividing, or the new Rate Tranche resulting from such combining, as the case may be, shall be a separate Rate Tranche having aggregate Principal as set forth above, and shall take the place of such Existing Rate Tranche or Rate Tranches or the Rate Tranche which will include all or a portion of such proposed Advance, as the case may be, in each case under and for all purposes of this Agreement.

SECTION 2.12. Substitution of Investors.

If the Investors in any Investor Group shall determine not to make the portion of any Advance to be made by such Investor Group under Section 2.03(a) or refuse or be unable to fund or maintain such Advance with the issuance of Promissory Notes (such an Investor Group being a “Substitutable Investor Group”), the Borrower may cause such Substitutable Investor Group, as instructed by the Borrower, to assign to another Investor Group which, upon request of the Borrower at such time, shall have agreed to accept and assume such assignment (it being understood that each Investor Group willing to so accept and assume such assignment shall be permitted to do so by each other Investor Group and the Borrower) ratably in accordance with their respective Pro Rata Shares or as otherwise agreed by such Investor Groups and notified to the Borrower and each Group Managing Agent, or, if no other Investor Group shall have agreed to so accept and assume such assignment within five Business Days after the Borrower shall give written notice to the Administrative Agent of the Borrower’s offer of such assignment to the other Investor Groups, to such other Person as shall have been designated by the Borrower and approved by the Majority Group Managing Agents (which approval shall not be unreasonably withheld, conditioned or delayed, provided that the Person designated by such Person as its Group Managing Agent shall also have been so approved by the Borrower and the Majority Group Managing Agents), all of its rights and obligations under this Agreement and with respect to its Advances (including, without limitation, its Investor Limit and the amount of Principal owing to it) pursuant to an Assignment and Acceptance executed under Section 9.02; provided, however, that (x) such assignment shall not conflict with any law, rule, regulation, order or decree of any governmental authority, (y) the Substitutable Investor Group shall have received from such assignee full payment in immediately available funds of all amounts payable to it in respect of Principal, accrued Yield and other amounts owing to it in connection herewith and (z) such assignment by such Substitutable Investor Group shall occur simultaneously with (A) an assignment by the Related Banks of such Substitutable Investor Group of all of such Banks’ rights and obligations hereunder and with respect to its Advances, if any, to an assignee pursuant to Section 9.02 and (B) an assignment by the Related Investors of such Substitutable Investor Group of all of such Investors’ rights and obligations under this Agreement and with respect to their Advances, if any, to an assignee pursuant to Section 9.02 of this Agreement; provided further that nothing contained in this Section 2.12 shall obligate any Investor to assume any rights or obligations of any Substitutable Investor Group.

SECTION 2.13. Increased Costs.

If, due to either (i) a change in Regulation D of the Board of Governors of the Federal Reserve System (to the extent any cost incurred pursuant to such regulation is not included in the calculation of Adjusted LIBO Rate), (ii) the introduction of or any change in or in the interpretation of any law or regulation, including (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, regardless of the date enacted, adopted or issued, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, regardless of the date enacted, adopted or issued, or (iii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to or any new cost imposed on any Indemnified Party of agreeing to make or making or maintaining the Advances or portions thereof or interests therein hereunder or, in the case of any Indemnified Party which is a Participant, under any agreement entered into by such Participant with respect to this Agreement, then the Borrower shall from time to time, within ten days after demand and delivery to the Borrower of the certificate referred to in the last sentence of this Section 2.13, by such Indemnified Party (or by the Group Managing Agent of, and for the account of, such Indemnified Party) (with a copy of such demand and certificate to the Administrative Agent), pay to the Group Managing Agent of such Indemnified Party for the account of such Indemnified Party additional amounts sufficient to compensate such Indemnified Party for such increased or imposed cost. Each Indemnified Party hereto agrees to use its reasonable efforts promptly to notify the Borrower of any event referred to in clause (i), (ii) or (iii) above, provided that the failure to give such notice shall not affect the rights of any Indemnified Party under this Section 2.13. A certificate in reasonable detail as to the basis for and the amount of such increased cost, submitted to the Borrower and the Administrative Agent by such Indemnified Party (or by the Group Managing Agent of, and for the account of, such Indemnified Party), shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.14. Increased Capital.

If any Indemnified Party determines that any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law), including (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, regardless of the date enacted, adopted or issued, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, regardless of the date enacted, adopted or issued, affects or would affect the amount of capital required or expected to be maintained by such Indemnified Party or any corporation controlling such Indemnified Party and that the amount of such capital is increased by or based upon the existence of such Indemnified Party’s commitment to make and maintain Advances or portions thereof or interests therein hereunder or, in the case of any Indemnified Party which is a Participant, under any agreement entered into by such Participant with respect to this Agreement, then, within ten days after demand and delivery to the Borrower of the certificate referred to in the last sentence of this Section 2.14, by such Indemnified Party (or by the Group Managing Agent, if any, of, and for the account of, such Indemnified Party), the Borrower shall pay to such Indemnified Party from time to time, as specified by such Indemnified Party, additional amounts sufficient to compensate such Indemnified Party in light of such circumstances, to the extent that such Indemnified Party reasonably determines such increase in capital to be allocable to the existence of any such commitment. Each Indemnified Party hereto agrees to use its reasonable efforts promptly to notify the Borrower of any event referred to in the first sentence of this Section 2.14, provided that the failure to give such notice shall not affect the rights of any Indemnified Party under this Section 2.14. A certificate in reasonable detail as to the basis for, and the amount of, such compensation submitted to the Borrower by such Indemnified Party (or by the Group Managing Agent of and for the account of such Indemnified Party) shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.15. Sharing of Payments, Etc.

If any Holder shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances or interests in Advances owned by it (other than with respect to payments made pursuant to Section 2.13 or 2.14) in excess of its ratable share of payments on account of the Advances or interests in Advances owned by all such Holders, such Holder shall forthwith purchase from the other Holders such interests in the Advances owned by them as shall be necessary to cause such purchasing Holder to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Holder, such purchase from each Holder shall be rescinded and such Holder shall repay to the purchasing Holder the purchase price to the extent of such recovery together with an amount equal to such Holder’s ratable share (according to the proportion of (i) the amount of such Holder’s required repayment to (ii) the total amount so recovered from the purchasing Holder) of any interest or other amount paid or payable by the purchasing Holder in respect of the total amount so recovered. The Borrower agrees that any Holder so purchasing an interest in Advances from another Holder pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest in Advances as fully as if such Holder were the direct creditor of the Borrower in the amount of such interest in Advances.

SECTION 2.16. Maintenance of Investor Account.

(a) Each Group Managing Agent shall maintain in accordance with its usual practice an Advance account in which shall be recorded from time to time the amount and tenor of each outstanding Advance (or portion thereof) owned by each Investor and Bank in its Investor Group and all amounts received by such Investor and Bank hereunder.

(b) The Register maintained by each Group Managing Agent pursuant to Section 9.02(c) shall include a control account, and a monitoring account for each Investor and Bank that it represents in which accounts (taken together) shall be recorded (i) the date and amount of each Advance made hereunder by each Investor and Bank, as applicable, that it represents, each Rate Tranche and each Fixed Period applicable thereto hereunder, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any Principal or Yield due and payable or to become due and payable to each Investor and Bank that it represents out of Collections hereunder and (iv) the amount of any sum received by such Group Managing Agent from the Borrower hereunder and the share thereof of each Investor and Bank that is represented by such Group Managing Agent.

(c) The entries made in each Register shall be prima facie evidence of the existence and the accuracy of the Advances and other information to be recorded by the relevant Group Managing Agent pursuant to subsections (a) and (b) of this Section 2.16.

SECTION 2.17. Taxes.

(a) Any and all payments by the Borrower hereunder or deposits from Collections hereunder shall be made, in accordance with Section 2.10, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Indemnified Party, (i) taxes that are imposed on its overall net income by the United States, (ii) taxes that are imposed on its overall net income, assets or net worth (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Indemnified Party is organized or qualified to do business or in which such Indemnified Party holds any asset in connection with this Agreement or, in each case, any political subdivision thereof and (iii) any United States federal withholding taxes imposed under FATCA (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or deposits from Collections hereunder being hereinafter referred to as “Taxes”). If the Borrower or the Collection Agent or the Administrative Agent or any Group Managing Agent or any Holder shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or deposit from Collections hereunder to any Indemnified Party, (I) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.17) such Indemnified Party receives an amount equal to the sum it would have received had no such deductions been made, (II) the Borrower or the Collection Agent or the Administrative Agent or such Group Managing Agent, as applicable, shall make such deductions and (III) the Borrower or the Collection Agent or the Administrative Agent or such Group Managing Agent, as applicable, shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any present or future sales, stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made hereunder or deposit from Collections hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement, the Receivables Sale Agreement, the Fee Letters or any other Transaction Documents (hereinafter referred to as “Other Taxes”).

(c) The Borrower shall indemnify each Indemnified Party for and hold it harmless against the full amount of Taxes and Other Taxes (including, without limitation, taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.17) imposed on or paid by such Indemnified Party and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Indemnified Party makes written demand therefor (with a copy to the Group Managing Agent of such Indemnified Party).

(d) Within 30 days after the date of any payment of Taxes or Other Taxes, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 12.02, the original or a certified copy of a receipt evidencing such payment.

(e) Each Holder organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each original Holder, and on the date of the Assignment and Acceptance pursuant to which it became an Holder in the case of each other Holder, and from time to time thereafter as requested in writing by the Borrower (but only so long thereafter as such Holder remains lawfully able to do so), provide each of the Administrative Agent, the Group Managing Agent of such Holder and the Borrower with two original Internal Revenue Service forms W-8BEN or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Holder is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement. If the forms provided by a Holder at the time such Holder first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Holder provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that if, at the effective date of the Assignment and Acceptance pursuant to which an Assignee becomes an Holder hereunder, the Holder assignor was entitled to payments under subsection (a) of this Section 2.17 in respect of United States withholding tax with respect to amounts paid hereunder at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to such Assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W-8BEN or W-8ECI, that the Holder reasonably considers to be confidential, the Holder shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.

(f) If a payment made to any Holder under any Transaction Document would be subject to United States federal withholding tax imposed by FATCA if such Holder were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Holder shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Holder has complied with such Holder’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement

(g) For any period with respect to which a Holder has failed to provide the Borrower with the appropriate form described in subsection (e) of this Section 2.17 (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided or if such form otherwise is not required under subsection (e) of this Section 2.17), such Holder shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.17 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Holder become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Holder shall reasonably request to assist such Holder (at such Holder’s expense) to recover such Taxes.

SECTION 2.18. Excess Funds.

Other than amounts payable under Section 2.15, any Investor shall be required to make payment of the amounts required to be paid pursuant hereto only if such Investor has Excess Funds (as defined below). If any Investor does not have Excess Funds, the excess of the amount due hereunder (other than pursuant to Section 2.15) over the amount paid shall not constitute a “claim” (as defined in Section 101(5) of the United States Bankruptcy Code) against such Investor until such time as such Investor has Excess Funds. If any Investor does not have sufficient Excess Funds to make any payment due hereunder (other than pursuant to Section 2.15), then such Investor may pay a lesser amount and make additional payments that in the aggregate equal the amount of deficiency as soon as possible thereafter. The term “Excess Funds” means the excess of (a) the aggregate projected value of such Investor’s assets and other property (including cash and cash equivalents), over (b) the sum of (i) the sum of all scheduled payments of principal, interest and other amounts payable on publicly or privately placed indebtedness and other obligations of such Investor for borrowed money or owed to any credit or liquidity provider, together with all unpaid interest then accrued thereon, plus (ii) all taxes payable by such Investor to the United States Internal Revenue Service, plus (iii) all other indebtedness, liabilities and obligations of such Investor then due and payable, but the amount of any liability, indebtedness or obligation of such Investor shall not exceed the projected value of the assets to which recourse for such liability, indebtedness or obligations is limited. Excess Funds shall be calculated once each Business Day.

SECTION 2.19. Right of Setoff.

Without in any way limiting the provisions of Section 2.15, the Administrative Agent, each Group Managing Agent and each Holder is hereby authorized (in addition to any other rights it may have) at any time after the occurrence and during the continuance of an Event of Termination to set-off, appropriate and apply (without presentment, demand, protest or other notice, which are hereby expressly waived) any deposits and any other indebtedness held or owing by the Administrative Agent, such Group Managing Agent or such Holder to, or for the account of, the Borrower, the Collection Agent or any Originator against any amount owing by the Borrower, the Collection Agent or any Originator, as the case may be, to such Person or to the Administrative Agent or Group Managing Agent on behalf of such Person (even if contingent or unmatured). For the avoidance of doubt, the right of setoff set forth in this Section 2.19 does not permit setoff of deposits and indebtedness held or owing by one Person to or for the account of a second Person against amounts owing by any Person other than such second Person.

ARTICLE III

CONDITIONS OF EFFECTIVENESS AND PURCHASES

SECTION 3.01. Conditions Precedent to Effectiveness.

This Agreement shall become effective on and as of the date hereof (the “Effective Date”), provided that the Administrative Agent shall have received (i) counterparts of this Agreement executed by the Borrower, the Group Managing Agents, the Citi Investors, the Initial Bank and the Collection Agent and (ii) the following documents, each (unless otherwise indicated) dated as of the Effective Date, in form and substance satisfactory to the Group Managing Agents:

(a) The Receivables Sale Agreement, duly executed by the Initial Originator, EFH Corp. and the Borrower and acknowledged by the Administrative Agent, together with:

(i) Proper financing statements naming the Initial Originator as debtor, the Borrower as secured party and Citibank, as Administrative Agent, as assignee, to be filed under the UCC of all jurisdictions that the Group Managing Agents may deem necessary or desirable in order to maintain the perfection of the Borrower’s interest created or purported to be created by the Receivables Sale Agreement;

(ii) Completed requests for information, dated on or a date reasonably near to the Effective Date, listing all effective financing statements which name the Initial Originator (under its present name and any previous name) as debtor and which are filed in the jurisdictions in which filings were made pursuant to subsection (a)(i) above and such other jurisdictions specified by the Administrative Agent, together with copies of such financing statements (none of which, except those filed pursuant to the Receivables Sale Agreement, shall cover any Receivables, Related Security, Collections or Contracts); and

(iii) An intercompany note payable by the Borrower to the order of the Initial Originator, in substantially the form of Exhibit B to the Receivables Sale Agreement, duly executed by the Borrower;

(b) Certified copies of the charter and by-laws, as amended, or other applicable organization documents, of each of the Borrower, EFH Corp., TCEH and TXU Energy Retail;

(c) Good standing certificates issued by the Secretary of State of the State of Delaware with respect to the Borrower and TCEH, and good standing certificates issued by the Secretary of State of the State of Texas with respect to TXU Energy Retail and EFH Corp.

(d) A copy of the resolutions of the Board of Directors of each of (i) the Borrower authorizing this Agreement and the other Transaction Documents and the other documents to be delivered by the Borrower hereunder and the transactions contemplated hereby, (ii) TCEH approving the Transaction Documents to which it is a party and the other documents to be delivered by TCEH thereunder and the transactions contemplated thereby and (iii) TXU Energy Retail authorizing this Agreement and the other Transaction Documents to be delivered by TXU Energy Retail hereunder and the transactions contemplated hereby;

(e) A certificate of the Secretary or Assistant Secretary of each of (i) the Borrower certifying the names and true signatures of the officers authorized on its behalf to sign this Agreement and the other Transaction Documents and the other documents to be delivered by it hereunder, (ii) TCEH certifying the names and true signatures of the officers of TCEH authorized to sign the Transaction Documents to which it is a party and the other documents to be delivered by TCEH hereunder and (iii) TXU Energy Retail certifying the names and true signatures of the officers authorized on its behalf to sign this Agreement and the other Transaction Documents and the other documents to be delivered by it hereunder (on each of which certificates the Administrative Agent, the Group Managing Agents, the Investors and the Banks may conclusively rely unless and until such time as each Group Managing Agent shall receive a revised certificate meeting the requirements of this subsection (e));

(f) Proper financing statements naming the Borrower as debtor and Citibank, as Administrative Agent, as secured party in all jurisdictions that the Group Managing Agents may deem necessary or desirable in order to maintain the perfection of the security interest of the Administrative Agent under Article XI;

(g) Acknowledgment copies of proper Financing Statements (Form UCC-3 or any other form of similar effect), if any, necessary to release all Adverse Claims of any Person in the Receivables, Related Security, Contracts, Collections or any other Collateral previously granted by the Initial Originator or the Borrower (including all Adverse Claims under the Existing Facility (as defined below));

(h) Completed requests for information, dated a date reasonably near the Effective Date, listing all effective financing statements which name the Borrower (under its present name and any previous name) as debtor and which are filed in the jurisdictions in which filings were made pursuant to subsection (f) above and such other jurisdictions specified by the Administrative Agent, together with copies of such financing statements (none of which, except those filed in connection with this Agreement shall cover any Receivables, Related Security, Contracts, Collections or any other Collateral);

(i) The favorable opinion of Simpson Thacher & Bartlett LLP, special counsel to the Borrower, TXU Energy Retail, EFH Corp. and TCEH, and local counsel to TXU Energy Retail, EFH Corp., TCEH and the Borrower;

(j) The Fee Letters, in form and substance satisfactory to the Administrative Agent, each Group Managing Agent, the Collection Agent and the Borrower, duly executed by the Collection Agent, the Borrower, the Administrative Agent and each Group Managing Agent;

(k) A Parent Undertaking Agreement, dated as of the date hereof, duly executed by TCEH;

(l) Fully executed counterparts of amendments to the Lock-Box Agreements for the Lock-Box Accounts;

(m) Fully executed counterparts of a control agreement with respect to the Collection Account;

(n) Fully executed counterparts of the Intercreditor Agreement;

(o) Fully executed counterparts of the Consent and Agreement; and

(p) Evidence of the repayment of all obligations under, and the termination of, the Second Amended and Restated Trade Receivables Sale Agreement and the related Fourth Amended and Restated Trade Receivables Purchase and Sale Agreements, each dated as of August 4, 2003 and entered into by TXU Receivables Company and certain other parties thereto (the “Existing Facility”) and the repurchase by the Initial Originator of all receivables and related rights sold thereunder; and

(q) The opening pro forma balance sheet of the Borrower referred to in Section 4.01(i).

SECTION 3.02. Conditions Precedent to All Advances.

Each Advance hereunder shall be subject to the condition precedent that the conditions precedent set forth in Section 3.01 shall have been satisfied, and shall be subject to the further conditions precedent that (a) on or prior to the date of such Advance, the Collection Agent shall have delivered to the Administrative Agent and each Group Managing Agent a completed Originator Report for the most recently ended reporting period for which information is then required to have been delivered pursuant to Section 2.09, together with such additional information relating to the matters described in Section 5.02(g) as may be reasonably requested by any Group Managing Agent, and (b) on the date of such Advance the following statements shall be true (and the Borrower, by accepting the such Advance, shall be deemed to have certified that the following statements are true):

(i) The representations and warranties restated and reconfirmed on the certificate delivered pursuant to Section 5.02(b) are true and correct in all respects (in the case of any representation or warranty containing any materiality qualification and in the case of any Non-Qualifiable Representations and Warranties) or (in the case of any representation or warranty, other than any Non-Qualifiable Representations and Warranties, that does not contain any materiality qualification) in all material respects, on and as of the date of such Advance as though made on and as of such date;

(ii) No event has occurred and is continuing, or would result from such Advance, which constitutes an Event of Termination or would constitute an Event of Termination but for the requirement that notice be given or time elapse or both pursuant to Article VII;

(iii) There shall not have been any material adverse change in the financial condition or operations of the Borrower since the Effective Date;

(iv) Since (x) October 10, 2007, there shall not have been any material adverse change in the financial condition or operations of TXU Energy Retail or other event which materially adversely affects (1) the ability of the Collection Agent to collect Pool Receivables or (2) the ability of the Collection Agent or any Parent Undertaking Provider to perform hereunder or under any other Transaction Document, or of any Originator to perform under the Receivables Sale Agreement, or (y) the Effective Date, there shall not have occurred any event which materially adversely affects (1) the ability of the Borrower to perform hereunder or under any other Transaction Document, or (2) the legality, validity or enforceability of this Agreement or any other Transaction Document or (3) any Investor’s or Bank’s or other Holder’s interest in the Receivables generally or in any significant portion of the Collateral, except, in any case, as may have been disclosed in writing to the Administrative Agent and each Group Managing Agent and accepted in writing by each of the Group Managing Agents in their discretion; and

(v) The Facility Termination Date or Commitment Termination Date shall not have occurred and the Facility Principal, after giving effect to such Advance and all other Advances being made on such day, shall not exceed the Adjusted Borrowing Base.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrower.

The Borrower represents and warrants as follows:

(a) The Borrower is a limited liability company duly formed, validly existing and in good standing under the laws of its state of formation, and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified and where the failure to be so qualified would reasonably be expected to have a Material Adverse Effect.

(b) The execution, delivery and performance by the Borrower of the Transaction Documents to which it is or will be a party and all other instruments and documents to be delivered by it hereunder, and the transactions contemplated hereby and thereby, including the Borrower’s use of the proceeds of the Advances are within its limited liability company powers, have been duly authorized by all necessary limited liability company action, do not contravene (i) its certificate of formation or limited liability company agreement or (ii) in any material way, any applicable law, rule or regulation binding on or affecting it or any of its property, and do not violate any contractual restriction binding on it or any of its property or any order, judgment or decree binding on or affecting it or any of its property or result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of its properties, other than in favor of the Administrative Agent pursuant to this Agreement, and, on and after the Second Lien Effective Date, in favor of the Second Lien Agent pursuant to the Second Lien Credit Agreement and the other Second Lien Loan Documents and which are subject to the Second Lien Intercreditor Agreement; and no transaction contemplated hereby requires compliance with any bulk sales act or similar law. Each of this Agreement and the other Transaction Documents to which the Borrower is a party has been duly executed and delivered by the Borrower.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of any Transaction Document to which it is or will be a party or any other document or instrument to be delivered by it hereunder, except for the filing of the UCC Financing Statements referred to in Article III or such other documents or instruments requested pursuant to Section 6.05 hereof, all of which, at the times required in Article III or as requested pursuant to Section 6.05, as the case may be, shall have been duly made and shall be in full force and effect.

(d) This Agreement constitutes, and the other Transaction Documents to which the Borrower is or will be a party when delivered hereunder shall constitute, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms (in each case except as limited by applicable bankruptcy or other similar laws and except as specific enforcement may be subject to general principles of equity).

(e) No Originator Report, information, exhibit, financial statement, document, book, record or report furnished by the Borrower, the Collection Agent or any Originator to the Administrative Agent, any Group Managing Agent, any Bank or any Investor in connection with this Agreement, any other Transaction Document or any transaction contemplated hereby or thereby is inaccurate in any material respect as of the date it is dated or contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not materially misleading.

(f) The chief place of business and chief executive office of the Borrower is located at the address of the Borrower referred to in Section 12.02 hereof and the offices where the Borrower keeps all its books, records and documents evidencing Pool Receivables or the related Contracts are located at the addresses specified in Exhibit N and the Borrower’s jurisdiction of organization is the jurisdiction specified in Exhibit N (or at such other locations or jurisdiction, notified to the Administrative Agent and each Group Managing Agent in accordance with Section 5.01(f), in jurisdictions where all action required by Section 6.05 has been taken and completed); provided that the foregoing shall not prohibit duplicate books, records or documents from being kept elsewhere.

(g) The names and addresses of all of the Lock-Box Banks, together with the account numbers for all of the Lock-Box Accounts and each Post Office Box are specified in Exhibit O-1 and Exhibit O-2, respectively, or as otherwise notified to the Administrative Agent in writing in accordance with Section 5.03(d).

(h) Each Receivable is an “eligible asset” as defined in Rule 3a-7 promulgated under the Investment Company Act of 1940, as amended.

(i) The opening pro forma balance sheet of the Borrower as at November 28, 2012, certified by the treasurer, controller or chief accounting officer of the Borrower, copies of which have been furnished to the Administrative Agent and each Group Managing Agent, fairly represents the financial condition of the Borrower as of such date, all in accordance with GAAP.

(j) Each Receivable characterized in any Originator Report or other written statement made by or on behalf of the Borrower as an Eligible Receivable or as included in the Net Receivables Pool Balance was, as of the date of such Originator Report or other statement, an Eligible Receivable or properly included in the Net Receivables Pool Balance. The Borrower is the legal and beneficial owner of the Pool Receivables and Related Security and is the legal and beneficial owner of the Additional Assigned Rights, in each case free and clear of any Adverse Claim. This Agreement creates in favor of the Administrative Agent, as security for the Secured Obligations, a valid security interest in the Collateral, which security interest shall be a perfected first priority security interest upon the filing of the financing statements contemplated hereby. No effective financing statement or other instrument similar in effect covering any Collateral is on file in any recording office, except those filed in favor of the Administrative Agent relating to this Agreement, those in favor of the Borrower and the Administrative Agent relating to the Receivables Sale Agreement and, on and after the Second Lien Effective Date, those filed by the Second Lien Agent pursuant to the Second Lien Credit Agreement and the other Second Lien Loan Documents and which are subject to the Second Lien Intercreditor Agreement.

(k) Except as otherwise disclosed in writing to the Administrative Agent and each Group Managing Agent and accepted in writing by, the applicable Group Managing Agent, in the case of any Advance, or the Majority Group Managing Agents, in any other case, in their discretion, there are no actions, suits or proceedings pending, or to the knowledge of the Borrower threatened, against or affecting the Borrower or the property of the Borrower in any court, or before any arbitrator of any kind, or before or by any governmental body, which, if adversely determined, would reasonably be expected to have a Material Adverse Effect. The Borrower is not in default with respect to (i) orders of any governmental agencies which materially adversely affect the business or operations of the Borrower or (ii) orders of any court or arbitrator.

(l) The Borrower has not sold, assigned, transferred, pledged or hypothecated any interest in any Pool Receivable or the Collections with respect thereto to any Person other than as contemplated by this Agreement or, on and after the Second Lien Effective Date, the Second Lien Credit Agreement or any other Second Lien Loan Document (which are subject to the Second Lien Intercreditor Agreement).

(m) The Borrower has complied with the Credit and Collection Policy in all material respects and since the date of this Agreement there has been no change in the Credit and Collection Policy except as permitted hereunder.

(n) The Borrower has not extended or modified the terms of any Pool Receivable or the Contract under which any such Pool Receivable arose, except in accordance with the Credit and Collection Policy.

(o) Except pursuant to the Lock-Box Agreements or the Post Office Box Notices, and, except for certain rights of the Second Lien Agent on and after the Second Lien Effective Date which are subject to the Second Lien Intercreditor Agreement, no Person has been granted by the Collection Agent, any Originator or the Borrower control within the meaning of Section 9-104 of the UCC of any Lock-Box Account or any Post-Office Box or the right to take control within the meaning of Section 9-104 of the UCC over any Lock-Box Account or Post Office Box at a future time or upon the occurrence of a future event.

(p) With respect to each transfer to it of Pool Receivables, the Borrower has purchased such Pool Receivables from the applicable Originator in exchange for payment (made by the Borrower to such Originator in accordance with the provisions of the Receivables Sale Agreement) in an amount which constitutes fair consideration and approximates fair market value for such Pool Receivables and in a sale the terms and conditions of which (including, without limitation, the purchase price thereof) reasonably approximate an arm’s-length transaction between unaffiliated parties. No such sale has been made for or on account of an antecedent debt owed by any Originator to the Borrower and no such sale is or may be voidable or subject to avoidance under any section of the U.S. Bankruptcy Code.

(q) The Borrower has no subsidiaries and does not own or hold, directly or indirectly, any capital stock or equity security of, or any equity interest in, any other Person and has conducted no other business except for the execution and delivery of the Receivables Sale Agreement, this Agreement, the other Transaction Documents, and, on and after the Second Lien Effective Date, the Second Lien Loan Documents, and the acquisition of Receivables, the borrowing of Advances, borrowings under the Second Lien Credit Agreement on and after the Second Lien Effective Date and the granting of the security interests contemplated hereunder and, on and after the Second Lien Effective Date, under the Second Lien Credit Agreement, and such other activities as are incidental to the foregoing.

(r) The Borrower has filed, or caused to be filed or be included in, all tax reports and returns (federal, state, local and foreign), if any, required to be filed by it and paid, or caused to be paid, all amounts of taxes, including interest and penalties required to be paid by it, except for such taxes (i) as are being contested in good faith by proper proceedings and (ii) against which adequate reserves shall have been established in accordance with and to the extent required by GAAP, but only so long as the proceedings referred to in clause (i) above could not subject the Administrative Agent or any Group Managing Agent or any other Indemnified Party to any civil or criminal penalty or liability or involve any material risk of the loss, sale or forfeiture of any property, rights or interests covered hereunder or under the Receivables Sale Agreement.

(s) The Borrower has no trade names, fictitious names, assumed names or “doing business as” names and has not used any such names in the past 5 years.

(t) No proceeds of any Advance hereunder will be used (i) for a purpose that violates, or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Section 12, 13 or 14 of the Securities Exchange Act of 1934, as amended.

(u) Since (x) October 10, 2007, no event has occurred that would reasonably be expected to have a material adverse effect on the financial condition or operations of the Collection Agent, any Parent Undertaking Provider or any Originator and its Subsidiaries which would be reasonably likely to materially and adversely affect the ability of the Collection Agent, any Parent Undertaking Provider or any Originator to perform its obligations under this Agreement or any other Transaction Document, and (y) the Effective Date, no event has occurred that would reasonably be expected to have a material adverse effect on (i) the financial condition or operations of the Borrower which would be reasonably likely to materially and adversely affect the ability of the Borrower to perform its obligations under this Agreement or any other Transaction Document, (ii) the legality, validity or enforceability of this Agreement or any other Transaction Document or (iii) any Investor’s, Bank’s or other Holder’s interest in the Receivables generally or in any significant portion of the Collateral.

(v) The Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.

SECTION 4.02. Representations and Warranties of the Collection Agent.

The Collection Agent represents and warrants as follows:

(a) The Collection Agent is a limited liability company duly formed, validly existing and in good standing under the laws of its state of formation, and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified and where the failure to be so qualified would reasonably be expected to have a Material Adverse Effect.

(b) The execution, delivery and performance by the Collection Agent of the Transaction Documents to which it is or will be a party and all other instruments and documents to be delivered by it hereunder, and the transactions contemplated hereby and thereby, are within its limited liability company powers, have been duly authorized by all necessary limited liability company action, do not contravene (i) its certificate of formation or limited liability company agreement or (ii) in any material way, any applicable law, rule or regulation binding on or affecting it or any of its property, and do not violate any contractual restriction binding on it or any of its property or any order, judgment or decree binding on or affecting it or any of its property or result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of its properties. Each of this Agreement and the other Transaction Documents to which the Collection Agent is a party has been duly executed and delivered by the Collection Agent.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Collection Agent of any Transaction Document to which it is or will be a party or any other document or instrument to be delivered by it hereunder.

(d) This Agreement constitutes, and the other Transaction Documents to which the Collection Agent is or will be a party when delivered hereunder shall constitute, the legal, valid and binding obligation of the Collection Agent enforceable against the Collection Agent in accordance with its terms (in each case except as limited by applicable bankruptcy or other similar laws and except as specific enforcement may be subject to general principles of equity).

(e) The Collection Agent has complied with the Credit and Collection Policy in all material respects and since the date of this Agreement there has been no change in the Credit and Collection Policy except as permitted hereunder.

(f) No Originator Report, information, exhibit, financial statement, document, book, record or report furnished by such Collection Agent to the Administrative Agent, any Group Managing Agent, any Bank or any Investor in connection with this Agreement, any other Transaction Document or any transaction contemplated hereby or thereby is inaccurate in any material respect as of the date it is dated or contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not materially misleading.

(g) The chief place of business and chief executive office of the Collection Agent is located at the address of the Collection Agent referred to in Section 12.02 hereof and the offices where the Collection Agent keeps all its books, records and documents evidencing Pool Receivables or the related Contracts are located at the addresses specified in Exhibit N and the Collection Agent’s jurisdiction of organization is the jurisdiction specified in Exhibit N (or at such other locations or jurisdiction, notified to the Administrative Agent and each Group Managing Agent in accordance with Section 5.04(f)); provided that the foregoing shall not prohibit duplicate books, records or documents from being kept elsewhere.

(h) The Collection Agent has not extended or modified the terms of any Pool Receivable or the Contract under which any such Pool Receivable arose, except in accordance with the Credit and Collection Policy.

(i) The names and addresses of all of the Lock-Box Banks, together with the account numbers for all of the Lock-Box Accounts and each Post Office Box are specified in Exhibit O-1 and Exhibit O-2, respectively, or as otherwise notified to the Administrative Agent in writing in accordance with Section 5.04(l).

(j) Except as otherwise disclosed in writing to the Administrative Agent and each Group Managing Agent and accepted in writing by the applicable Group Managing Agent, in the case of any Advance, or the Majority Group Managing Agents, in any other case, in either case in their discretion, there are no actions, suits or proceedings pending, or to the knowledge of the Collection Agent threatened, against or affecting the Collection Agent or the property of the Collection Agent in any court, or before any arbitrator of any kind, or before or by any governmental body, which, if adversely determined, would reasonably be expected to have a Material Adverse Effect. The Collection Agent is not in default with respect to (i) orders of any governmental agencies which materially adversely affect the business or operations of the Collection Agent or (ii) orders of any court or arbitrator.

(k) Since (x) October 10, 2007, no event has occurred that would reasonably be expected to have a material adverse effect on the financial condition or operations of the Collection Agent, any Parent Undertaking Provider or any Originator and its Subsidiaries which would be reasonably likely to materially and adversely affect the ability of the Collection Agent, any Parent Undertaking Provider or any Originator to perform its obligations under this Agreement or any other Transaction Document, and (y) the Effective Date, no event has occurred that would reasonably be expected to have a material adverse effect on (i) the financial condition or operations of the Borrower which would be reasonably likely to materially and adversely affect the ability of the Borrower to perform its obligations under this Agreement or any other Transaction Document, (ii) the legality, validity or enforceability of this Agreement or any other Transaction Document or (iii) any Investor’s, Bank’s or other Holder’s interest in the Receivables generally or in any significant portion of the Collateral.

SECTION 4.03. Article 9 Representations and Warranties. The Borrower represents and warrants as follows:

(a) This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Receivables in favor of the Administrative Agent, which security interest is prior to all other Adverse Claims, and is enforceable as such against creditors of and purchasers from the Borrower.

(b) The Receivables constitute “accounts” within the meaning of the applicable UCC.

(c) The Borrower owns and has good and marketable title to the Receivables free and clear of any Adverse Claim, claim or encumbrance of any Person.

(d) The Borrower has caused or will have caused, within ten days after the date hereof, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest in the Receivables granted to the Administrative Agent hereunder.

(e) Other than the security interest granted to the Administrative Agent pursuant to this Agreement and, on and after the Second Lien Effective Date, granted to the Second Lien Agent pursuant to the Second Lien Credit Agreement and the other Second Lien Loan Documents, which security interests are subject to the Second Lien Intercreditor Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Receivables. The Borrower has not authorized the filing of and is not aware of any financing statements against the Borrower that include a description of collateral covering the Receivables other than any financing statement relating to the security interest granted to the Administrative Agent hereunder or that has been terminated, or those filed by the Second Lien Agent on or after the Second Lien Effective Date pursuant to the Second Lien Credit Agreement and the other Second Lien Loan Documents, which are subject to the Second Lien Intercreditor Agreement. The Borrower is not aware of any judgment or tax lien filings against the Borrower.

ARTICLE V

GENERAL COVENANTS OF THE BORROWER AND THE COLLECTION AGENT

SECTION 5.01. Affirmative Covenants of the Borrower.

Until the later to occur of the Facility Termination Date and the date on which the Facility Principal shall have been reduced to zero and all other amounts due to the Administrative Agent, the Group Managing Agents and the Holders hereunder shall have been indefeasibly paid in full, the Borrower will, unless the Majority Group Managing Agents at such time shall otherwise consent in writing:

(a) Compliance with Laws, Etc. Comply in all respects with all applicable laws, rules, regulations and orders with respect to it, its business and properties and all Pool Receivables and related Contracts and Related Security where the failure to so comply would reasonably be expected to have a Material Adverse Effect.

(b) Preservation of Organizational Existence. Preserve and maintain its organizational existence, rights and privileges in the jurisdiction of its organization (without thereby limiting Section 5.03(g)) and qualify and remain qualified in good standing as a foreign Person in all jurisdictions in which it conducts any business or owns any assets or property, except, in the case of rights, privileges and qualification, to the extent that the failure to preserve and maintain such rights, privileges and qualification would not reasonably be expected to have a Material Adverse Effect.

(c) Audits. (i) At any time and from time to time during regular business hours, at the sole cost of the Borrower, permit any Group Managing Agent or the Administrative Agent, or its agents or representatives (such as independent audit and consulting firms specializing in securitization transactions), upon reasonable advance notice to the Borrower and the Collection Agent (A) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of the Borrower, the Collection Agent or any Originator relating to Pool Receivables and the Related Security and Additional Assigned Rights, including, without limitation, the related Contracts (to the extent not prohibited by a legally enforceable provision under the terms of the applicable Contracts), and (B) to visit the offices and properties of the Borrower, the Collection Agent or any Originator located at the addresses specified in Exhibit N (or at such other locations as are notified to each Group Managing Agent and the Administrative Agent from time to time in accordance with Section 5.01(f)) for the purpose of examining such materials described in clause (A) above, and to discuss matters relating to Pool Receivables and the Related Security and Additional Assigned Rights or the Borrower’s, the Collection Agent’s or such Originator’s performance hereunder or under any of the other Transaction Documents or any Person’s performance under the Contracts with any of the officers of the Borrower, the Collection Agent or such Originator or employees of the Borrower, the Collection Agent or such Originator having knowledge of such matters.

(i)

(ii)(A) Within 120 days after the end of each fiscal year of the Borrower and (B) additionally, promptly upon the request of the Majority Group Managing Agents if an Event of Termination shall have occurred and be continuing or if the immediately preceding audit under this clause (ii) was not complete and acceptable to the Majority Group Managing Agents, cause an independent audit and consulting firm specializing in securitization transactions and selected by the Majority Group Managing Agents, to perform, at the Borrower’s expense, an audit (in scope and form requested by the Majority Group Managing Agents) of all records of the Borrower, the Collection Agent and the Originators in respect of the Pool Receivables and collections thereof and the performance by each of the Borrower and the Collection Agent of its obligations, covenants and duties hereunder and the performance of each Originator of its obligations, covenants and duties under the Receivables Sale Agreement.

(d) Keeping of Records and Books of Account. (i) Keep proper books of record and account, which shall be maintained by the Borrower and shall be separate and apart from those of any Affiliate of the Borrower, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower in accordance with GAAP, which shall include the keeping and maintaining of all documents, books, records and other information reasonably necessary or advisable for the collection of all Pool Receivables (including, without limitation, records adequate to permit the daily identification of each Pool Receivable, the Outstanding Balance of each Pool Receivable and the dates which payments are due thereon and all Collections of and adjustments to each existing Pool Receivable); (ii) maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Pool Receivables in the event of the destruction of the originals thereof); and (iii) on or prior to the date hereof, mark its master data processing records and other books and records relating to the Pool Receivables with a legend, acceptable to the Administrative Agent and the Majority Group Managing Agents, describing the sale of such Pool Receivables under the Receivables Sale Agreement and the grant of a security interest therein hereunder.

(e) Performance and Compliance with Receivables and Contracts. At its expense timely and fully (i) perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, except where the failure to so perform or comply would not have a Material Adverse Effect and (ii) as beneficiary of any Related Security or Additional Assigned Rights, enforce such Related Security or Additional Assigned Rights as reasonably requested by any Group Managing Agent.

(f) Location of Records. Keep its chief place of business and chief executive office, and the offices where it keeps its records concerning the Pool Receivables and all Contracts related thereto (and all original documents relating thereto), at the addresses of the Borrower referred to in Section 4.01(f) or, upon 30 days’ prior written notice to each Group Managing Agent and the Administrative Agent, at such other locations in a jurisdiction where all action required by Section 6.05 shall have been taken and completed, provided that the foregoing shall not prohibit the keeping of duplicate records concerning the Pool Receivables and Contracts related thereto at any other location.

(g) Credit and Collection Policies. Comply in all material respects with the Credit and Collection Policy in regard to each Pool Receivable and the related Contract and provide to each Group Managing Agent and the Administrative Agent (i) promptly upon adoption a statement of each change in the Credit and Collection Policy not prohibited by Section 5.03(c), and (ii) not less frequently than annually an updated statement of the then current Credit and Collection Policy.

(h) Deposits to Lock-Box Accounts. Instruct, or cause to be instructed, all Obligors to make payments in respect of the Pool Receivables to a Lock-Box Account or a Post Office Box subject to a Lock-Box Agreement or Post Office Box Notice, as applicable, and, if it shall otherwise receive any Collections, deposit such Collections, or cause such Collections to be deposited, to such a Lock-Box Account by the first Business Day following such receipt and, at all times prior to such remittance, hold itself or, if applicable, cause such payments to be held in trust for the exclusive benefit of the Administrative Agent (on behalf of each Investor, each Bank, the Group Managing Agents and the Administrative Agent). Borrower will not grant the right to take control within the meaning of Section 9-104 of the UCC of any Lock-Box Account or Post Office Box at a future time or upon the occurrence of a future event to any Person, except to the Administrative Agent and, on and after the Second Lien Effective Date, the Second Lien Agent, as contemplated by the Lock-Box Agreements, this Agreement or the Second Lien Loan Documents, as applicable.

(i) Maintenance of Separate Existence. Do all things necessary to maintain its limited liability company existence separate and apart from the Collection Agent and other Affiliates of the Borrower (including without limitation the Originators, EFH Corp. and TXU Energy Retail, it being understood and agreed that the term “Affiliates” used in this subsection (i) includes each of EFH Corp. and TXU Energy Retail), including, without limitation, (i) maintaining proper limited liability company records and books of account separate from those of such Affiliates; (ii) maintaining its assets, funds and transactions separate from those of such Affiliates, reflecting such assets, funds and transactions in financial statements separate and distinct from those of such Affiliates, and evidencing such assets, funds and transactions by appropriate entries in the books and records referred to in clause (i) above, and providing for its own operating expenses and liabilities from its own assets and funds other than (x) certain expenses and liabilities relating to basic overhead which may be allocated between the Borrower and such Affiliates and (y) the commingling of Collections contemplated and not prohibited by the Transaction Documents; (iii) holding such appropriate meetings or obtaining such appropriate consents of its Board of Directors as are necessary to authorize all the Borrower’s limited liability company actions required by law to be authorized by the Board of Directors, keeping minutes of such meetings and of meetings of its members and observing all other customary limited liability company formalities (and any successor Borrower shall observe similar procedures in accordance with its governing documents and applicable law); (iv) at all times entering into its contracts and otherwise holding itself out to the public under the Borrower’s own name as a legal entity separate and distinct from such Affiliates; (v) conducting all transactions and dealings between the Borrower and such Affiliates on an arm’s length basis; (vi) having at all times at least one member of its Board of Directors that is an Independent Director; (vii) not removing the Independent Director, except (A) for cause, (B) in the event the Independent Director ceases to be employed by the service provider which is his or her employer on the date the Independent Director first becomes an Independent Director or (C) with the consent of the Administrative Agent (not to be unreasonably withheld); provided, that any such removal pursuant to clauses (A) or (B) above shall not be effective until written notice of such removal is delivered pursuant to Section 5.02(l) and (if applicable) the ten day period referred to therein has elapsed; (viii) ensuring that its limited liability company agreement at all times provides for the matters set forth in clauses (vi) and (vii) above; and (ix) not amending or otherwise modifying its certificate of formation or limited liability company agreement in any respect that would impair its ability to comply with terms and provisions of the Transaction Documents, including this Section 5.01(i).

(j) Compliance with Opinion Assumptions and Organizational Documents. Without limiting the generality of subsection (i) above, maintain in place all policies and procedures, and take and continue to take all actions, described in the assumptions as to facts set forth in, and forming the basis of, the opinions set forth in the opinion regarding substantive consolidation delivered to the Administrative Agent pursuant to Section 3.01, and comply with, and cause compliance with, the provisions of the organizational documents of the Borrower delivered to the Administrative Agent and the Group Managing Agents pursuant to Section 3.01 as the same may, from time to time, be amended, supplemented or otherwise modified with the prior written consent of the Majority Group Managing Agents.

(k) Purchase of Pool Receivables from the Originators. With respect to each Pool Receivable acquired from any Originator by the Borrower, pay to such Originator (in accordance with the Receivables Sale Agreement) an amount which constitutes fair consideration and approximates fair market value for such Pool Receivable and in a sale the terms and conditions of which (including, without limitation, the purchase price thereof) reasonably approximate an arm’s length transaction between unaffiliated parties.

(l) Nature of Business and Permitted Transactions. Engage solely in the following businesses and transactions, directly or indirectly: purchasing Receivables and Related Security from the Originators, borrowing Advances, borrowing loans under the Second Lien Credit Agreement on and after the Second Lien Effective Date, granting security interests in the Collateral hereunder and, on and after the Second Lien Effective Date, under the Second Lien Loan Documents and the other transactions permitted or contemplated hereby and thereby.

(m) Receivables Sale Agreement. At its expense, timely and fully perform and comply, and require each Originator to perform and comply, in all material respects with all provisions, covenants and other promises required to be observed by it under the Receivables Sale Agreement, maintain the Receivables Sale Agreement in full force and effect, enforce the Receivables Sale Agreement in accordance with its terms, take all such action to such end as may be from time to time reasonably requested by the Majority Group Managing Agents, and make to any party to the Receivables Sale Agreement such demands and requests for information and reports or for action as the Borrower is entitled to make thereunder and as may be from time to time reasonably requested by the Majority Group Managing Agents.

SECTION 5.02. Reporting Requirements of the Borrower.

Until the later to occur of the Facility Termination Date and the date on which the Facility Principal shall have been reduced to zero and all other amounts due to the Administrative Agent, each Group Managing Agent and each Holder hereunder shall have been indefeasibly paid in full, the Borrower will, unless the Administrative Agent and the Majority Group Managing Agents at such time shall otherwise consent in writing, furnish or cause to be furnished to the Administrative Agent and each Group Managing Agent:

(a) as soon as possible and in any event within five days after the occurrence of each Event of Termination or each event which, with the giving of notice or lapse of time or both, would constitute an Event of Termination, the statement of an appropriate officer of the Borrower setting forth details of such Event of Termination or event and the action which the Borrower proposes to take with respect thereto;

(b) not later than 30 days after the end of each calendar quarter, a certificate of an appropriate officer of the Borrower, in substantially the form appended hereto as Exhibit P, (w) confirming the Borrower’s compliance with Section 5.01(k) and the absence of an Event of Termination or unmatured Event of Termination, (x) (i) restating and reconfirming the continuing truth and accuracy in all respects (in the case of any representation or warranty containing any materiality qualification and in the case of any Non-Qualifiable Representations and Warranties) or (in the case of any representation or warranty, other than any Non-Qualifiable Representations and Warranties, that does not contain any materiality qualification) in all material respects, of each of the representations and warranties set forth in Section 4.01 of this Agreement and Section 4.01 (other than 4.01(s)(i)) of the Receivables Sale Agreement or (ii) setting forth therein any qualifications or conditions thereto, which qualifications or conditions shall be accepted or rejected by the Majority Group Managing Agents in their discretion in writing within five days of receipt thereof and (y) setting forth the name of the Independent Director as of such date;

(c) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, the unaudited balance sheet of the Borrower as of the end of such quarter, and the related unaudited statement of income and retained earnings and of cash flows of the Borrower each for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the treasurer, controller or chief accounting officer of the Borrower or the controller of EFH Corp.;

(d) as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, a copy of the unaudited balance sheet of the Borrower as of the end of such year and the related unaudited statement of income and retained earnings and of cash flows of the Borrower for such year each reported on and certified by the treasurer, controller or chief accounting officer of the Borrower or the controller of EFH Corp.;

(e) promptly after the filing or receiving by the Borrower thereof, copies of all reports and notices with respect to any Reportable Event defined in Article IV of ERISA which the Borrower files under ERISA with the Internal Revenue Service or the PBGC or the U.S. Department of Labor or which the Borrower receives from the PBGC, provided that such Reportable Event, individually or in the aggregate with all other such Reportable Events, would be reasonably likely to have a Material Adverse Effect;

(f) promptly, from time to time, such other information, documents, records or reports respecting Pool Receivables as any Group Managing Agent may from time to time reasonably request in order to identify or protect any Bank’s, Investor’s or the Administrative Agent’s interests under or contemplated by this Agreement or the Receivables Sale Agreement, including, without limitation, a listing of current Subcontractors;

(g) as soon as possible and in any event within 15 days after any executive officer of the Borrower knows of the occurrence of any event referred to in Section 7.01(c), written notice of such event;

(h) promptly (i) upon the furnishing thereof to its members, copies of all financial statements, reports and proxy statements so furnished; and (ii) upon its receipt of any notice, request for consent, financial statements, certification, report or other communication under or in connection with any Transaction Document from any Person other than the Administrative Agent, any Group Managing Agent, any Bank or any Investor, copies of the same;

(i) at least thirty (30) days prior to the effectiveness of any material change in or material amendment to the Credit and Collection Policy, a copy of the Credit and Collection Policy then in effect and a notice indicating such change or amendment;

(j) promptly, and in any event within 5 days after Borrower has knowledge thereof, notice of (i) the entry of any judgment or decree against the Borrower or the Collection Agent; (ii) the institution of any litigation, arbitration proceeding or governmental proceeding against the Borrower or the Collection Agent; (iii) the occurrence of any event or condition that has had, or would reasonably be expected to have, a Material Adverse Effect; (iv) the occurrence of a default or an event of default under any other financing arrangement (including, without limitation, the Second Lien Credit Agreement) pursuant to which the Borrower or the Collection Agent is a debtor or an obligor; and (v) any downgrade in the rating of any Indebtedness of TCEH or any other Parent Undertaking Provider by Standard & Poor’s or by Moody’s, setting forth the Indebtedness affected and the nature of such change;

(k)(i) at least thirty (30) days prior to the effective date thereof, notice of the Borrower’s intention to enter into the Second Lien Credit Agreement and (ii) at least five (5) Business Days prior to the effective date thereof, notice of any amendment, supplement, waiver, consent or other modification to any Second Lien Loan Document; and

(l) at least 10 days prior to the effectiveness of any removal of the Independent Director, and promptly (but in no event more than three Business Days after actual knowledge thereof) after the death, incapacity or resignation of the Independent Director, notice of such event and the date of occurrence thereof, together with the name and background of the replacement Independent Director.

SECTION 5.03. Negative Covenants of the Borrower.

Until the later to occur of the Facility Termination Date and the date on which the Facility Principal shall have been reduced to zero and all other amounts due to the Administrative Agent, each Group Managing Agent and each Holder hereunder shall have been indefeasibly paid in full, the Borrower shall not, without the written consent of the Administrative Agent and the Majority Group Managing Agents at such time:

(a) Sales, Liens, Adverse Claims Etc. Except as otherwise provided herein, sell, assign (by operation of law or otherwise), or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to any property or assets now owned or hereafter acquired by it (including, without limitation, any interest in any Pool Receivable or related Contract, Related Security or Collections or any Additional Assigned Rights), or upon or with respect to any lock-box or lock-box account to which any Collections of any Pool Receivable are sent, or assign any right to receive income in respect thereof.

(b) Extension or Amendment of Receivables. Except as otherwise permitted in Section 6.02(c) or to correct any undisputed billing errors, extend, amend or otherwise modify the terms of any Pool Receivable.

(c) Change in Business or Credit and Collection Policy. Make any change in the character of its business or in the Credit and Collection Policy which change would, in either case, impair in any material respect the collectibility of any Pool Receivable; provided, that after an Event of Termination shall have occurred and be continuing, the Collection Agent shall not make any changes to the Credit and Collection Policy.

(d) Change in Payment Instructions to Obligors. Add or terminate any Lock-Box Account or any bank as a Lock-Box Bank or any Post Office Box from those listed in Exhibit O-1 or O-2 unless the Administrative Agent and each Group Managing Agent shall have received at least ten days before the proposed effective date therefor, notice of such addition or termination and an executed copy of a Lock-Box Agreement for each new Lock-Box Account and an undated executed copy of a Post Office Box Notice for each new Post Office Box.

(e) Merger. Consolidate with or merge into any other Person or otherwise change its organizational structure within the meaning of the UCC.

(f) Deposits to Lock-Box Accounts. Deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Account subject to a Lock-Box Agreement cash or cash proceeds other than Collections of (i) Pool Receivables and Related Security with respect thereto, (ii) Transition Charges, (iii) Nuclear Decommissioning Obligations, and (iv) Customer Deposits, if any, securing payment of the items specified in clauses (ii) and (iii).

(g) Jurisdiction of Organization. Change its jurisdiction of organization without (i) giving each Group Managing Agent and the Administrative Agent 30 days’ prior written notice thereof, (ii) delivering financing statements or amendments to financing statements as requested by the Majority Group Managing Agents and (iii) if so requested by the Majority Group Managing Agents, on behalf of the Administrative Agent, within

30 days after such change, providing to the Administrative Agent (with a copy to each Group Managing Agent) a favorable opinion of counsel reasonably acceptable to the Administrative Agent and the Group Managing Agents covering UCC perfection and UCC search priority with respect to such new jurisdiction.

(h) [Intentionally Omitted].

(i) Change in Organizational Name. Make any change to its organizational name or use any trade names, fictitious names, assumed names or “doing business as” names, or change the location where its books, records and documents evidencing the Pool Receivables or the related Contracts are kept from those specified on Exhibit N, unless at least 10 days prior to the effective date of such change or use, it delivers to each Group Managing Agent and the Administrative Agent such financing statements or amendments to financing statements (Form UCC-1 and UCC-3) which the Majority Group Managing Agents, on behalf of the Administrative Agent, may request to reflect such change or use, together with such other documents and instruments that the Majority Group Managing Agents, on behalf of the Administrative Agent, may request in connection therewith.

(j) Indebtedness. Except as otherwise provided herein, in the Receivables Sale Agreement or pursuant to the Second Lien Credit Agreement, create, incur, assume or suffer to exist any Indebtedness.

(k) Contingent Obligations. Except as otherwise provided herein, in the Receivables Sale Agreement or pursuant to the Second Lien Credit Agreement, create, incur, assume or suffer to exist any Contingent Obligation.

(l) Distributions, Etc. Declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any interest in the Borrower, or return any capital to any of its equity holders as such, or purchase, retire, defease, redeem or otherwise acquire for value or make any payment in respect of any interest in the Borrower or any warrants, rights or options to acquire any such interest, now or hereafter outstanding, other than, in any such case, as shall have been duly authorized by all necessary action of the Borrower and in accordance with applicable law, provided that no event has occurred and is continuing, or would result from such declaration, dividend, distribution, return, purchase, retirement, defeasance, redemption, acquisition or payment, which constitutes an Event of Termination or would constitute an Event of Termination but for the requirement that notice be given or time elapse or both.

(m) Restricted Payments. Make any cash payments to, or otherwise transfer any funds to, any of its Affiliates, except for (i) payments of the purchase price under the Receivables Sale Agreement, (ii) repayments of amounts owed under the Intercompany Note (as defined in the Receivables Sale Agreement), (iii) payments owed for shared operating expenses or allocated tax liabilities which are not in violation of the representations and warranties set forth herein, and (iv) dividends permitted by Section 5.03(l).

(n) Transactions with Members and Affiliates. Enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with TXU Energy Retail or with any other Affiliate of the Borrower, other than on terms that are fair and reasonable in the circumstances and that reasonably approximate an arm’s-length transaction between unaffiliated parties.

(o) Receivables Sale Agreement. (i) Cancel or terminate the Receivables Sale Agreement or consent to or accept any cancellation or termination thereof, (ii) amend or otherwise modify any term or condition of the Receivables Sale Agreement or give any consent, waiver or approval thereunder, (iii) waive any default under or breach of the Receivables Sale Agreement or (iv) take any other action under the Receivables Sale Agreement not required by the terms thereof, in each case, without the prior written consent of the Administrative Agent and the Majority Group Managing Agents.

(p) Amendments to the Second Lien Loan Documents. Enter into any amendment, supplement or modification of any Second Lien Loan Document which:

(A) provides for an aggregate principal amount of loans or other extensions of credit or commitments therefor in excess of the amount set forth in the Second Lien Intercreditor Agreement;

(B) provides for interest to accrue on loans or other extensions of credit thereunder at a rate per annum in excess of the rate per annum set forth in the Second Lien Intercreditor Agreement;

(C) contains any representations, warranties, covenants, defaults, events of default or other provisions which in any manner are more restrictive as to the Borrower than the comparable representation, warranty, covenant, default, event of default or other provision contained herein (provided, that this clause (C) shall not apply to provisions in the Second Lien Loan Documents which are specific to the different collateral eligibility standards, advance rates or the settlement procedures provided for therein);

(D) provides for a final scheduled maturity date earlier than six months after the later of the scheduled Facility Termination Date or the scheduled Commitment Termination Date; or

(E) results in a default under this Agreement or confers rights to any “Second Priority Secured Party” (as such term is defined in the Second Lien Intercreditor Agreement) which are not conferred to any Indemnified Party.

(q) Refinancing of Second Lien Obligations. Refinance the Indebtedness under the Second Lien Credit Agreement unless (i) the Administrative Agent and the Majority Group Managing Agents have consented thereto or the terms of such refinanced Indebtedness, if contained in an amendment to the Second Lien Credit Agreement, would not require the consent of the Administrative Agent and the Majority Group Managing Agents pursuant to Section 5.03(p), (ii) the holders of such refinanced Indebtedness (or an agent for such holders) agree in writing, at or prior to the time of such refinancing, to be bound by the terms of the Second Lien Intercreditor Agreement and (iii) the Release Conditions are satisfied.

(r) Prepayment of the Second Lien Obligations. Make any payment, in whole or in part of the principal amount of the Indebtedness outstanding under the Second Lien Credit Agreement or any other Second Lien Loan Document unless on the date of such payment, (x) the Release Conditions are satisfied, (y) no event has occurred and is continuing which would constitute an Event of Termination but for the requirement that notice be given or time elapse or both pursuant to Article VII and (z) no event of default, or other event which would constitute an event of default but for the requirement that notice be given or time elapse or both pursuant thereto, is continuing with respect to any Indebtedness described in clause (f) in Section 7.01 of the Borrower, any Originator, TCEH, EFH Corp., any TXU Collection Agent or any Parent Undertaking Provider.

SECTION 5.04. Covenants of the Collection Agent.

Until the later to occur of the Facility Termination Date and the date on which the Facility Principal shall have been reduced to zero and all other amounts due to the Administrative Agent, the Group Managing Agents and the Holders hereunder shall have been indefeasibly paid in full, the Collection Agent shall, unless the Administrative Agent and the Majority Group Managing Agents shall otherwise consent in writing at such time:

(a) Compliance with Laws, Etc. Comply in all respects with all applicable laws, rules, regulations and orders with respect to it, its business and properties and all Pool Receivables and related Contracts and Related Security where the failure to so comply would reasonably be expected to have a Material Adverse Effect.

(b) Preservation of Existence. Preserve and maintain its organizational existence, rights and privileges in the jurisdiction of its organization (without thereby limiting Section 5.04(o)), and qualify and remain qualified, in good standing (if applicable) as a foreign Person in each jurisdiction where the failure to preserve and maintain such existence, rights, privileges and qualification would reasonably be expected to have a Material Adverse Effect.

(c) Audits. (i) At any time and from time to time during regular business hours, at its sole cost, permit any Group Managing Agent or the Administrative Agent, or its agents or representatives (such as independent audit and consulting firms specializing in securitization transactions), upon reasonable advance notice to the Collection Agent (A) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of the Collection Agent or any Originator relating to Pool Receivables and the Related Security and Additional Assigned Rights, including, without limitation, the related Contracts (to the extent not prohibited by a legally enforceable provision under the terms of the applicable Contracts), and (B) to visit the offices and properties of the Collection Agent or any Originator located at the addresses specified in Exhibit N (or at such other locations as are notified to each Group Managing Agent and the

Administrative Agent from time to time in accordance with Section 5.04(f)) for the purpose of examining such materials described in clause (A) above, and to discuss matters relating to Pool Receivables and the Related Security and Additional Assigned Rights or the Collection Agent’s or any Originator’s performance hereunder or under any of the other Transaction Documents or any Person’s performance under the Contracts with any of the officers of the Collection Agent or employees of the Collection Agent having knowledge of such matters.

(i)

(ii)(A) Within 120 days after the end of each fiscal year of the Collection Agent and (B) additionally, promptly upon the request of the Majority Group Managing Agents if an Event of Termination shall have occurred and be continuing or if the immediately preceding audit under this clause (ii) was not complete and acceptable to the Majority Group Managing Agents, cause an independent audit and consulting firm specializing in securitization transactions and selected by the Majority Group Managing Agents, to perform, at the Collection Agent’s expense, an audit (in scope and form requested by the Majority Group Managing Agents) of all records of the Collection Agent in respect of the Pool Receivables and collections thereof and the performance by it of its obligations, covenants and duties hereunder and the performance of each Originator of its obligations, covenants and duties under the Receivables Sale Agreement.

(d) Keeping of Records and Books of Account. (i) Keep proper books of record and account, which shall be maintained by the Collection Agent separate and apart from those of the Borrower, in which full and correct entries shall be made of all financial transactions and the assets and business of the Collection Agent in accordance with GAAP, which shall include the keeping and maintaining of all documents, books, records and other information reasonably necessary or advisable for the collection of all Pool Receivables (including, without limitation, records adequate to permit the daily identification of each Pool Receivable, the Outstanding Balance of each Pool Receivable and the dates which payments are due thereon and all Collections of and adjustments to each existing Pool Receivable); (ii) maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Pool Receivables in the event of the destruction of the originals thereof); and (iii) on or prior to the date hereof, mark its master data processing records and other books and records relating to the Pool Receivables with a legend, acceptable to the Administrative Agent and the Majority Group Managing Agents describing the sale of such Pool Receivables under the Receivables Sale Agreement and the grant of a security interest therein hereunder.

(e) Performance and Compliance with Receivables and Contracts. At its expense timely and fully (i) perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, except where the failure to so perform or comply would not have a Material Adverse Effect, (ii) as collection agent with respect to any Related Security, enforce such Related Security in accordance with the Credit and Collection Policy and (iii) as collection agent with respect to any Additional Assigned Rights, enforce such Additional Assigned Rights as reasonably requested by any Group Managing Agent.

(f) Location of Records. Keep its chief place of business and chief executive office, and the offices where it keeps its records concerning the Pool Receivables and all Contracts related thereto (and all original documents relating thereto), at the addresses of the Collection Agent referred to in Section 4.02(g) or, upon 30 days’ prior written notice to each Group Managing Agent and the Administrative Agent, at such other locations in a jurisdiction where all action required by Section 6.05 shall have been taken and completed, provided that the foregoing shall not prohibit the keeping of duplicate records concerning the Pool Receivables and Contracts related thereto at any other location.

(g) Credit and Collection Policies. Comply in all material respects with the Credit and Collection Policy in regard to each Pool Receivable and the related Contract and provide to each Group Managing Agent and the Administrative Agent (i) promptly upon adoption a statement of each change in the Credit and Collection Policy not prohibited by Section 5.04(k), and (ii) not less frequently than annually an updated statement of the then current Credit and Collection Policy.

(h) Deposits to Lock-Box Accounts. Instruct all Obligors to make payments in respect of Pool Receivables to a Lock-Box Account or a Post Office Box subject to a Lock-Box Agreement or a Post Office Box Notice, as applicable, and, if the Collection Agent shall otherwise receive any Collections, deposit such Collections, or cause such Collections to be deposited, to such a Lock-Box Account by the first Business Day following such receipt and, at all times prior to such remittance, hold itself or, if applicable, cause such payments to be held in trust for the exclusive benefit of the Administrative Agent (on behalf of each Investor, each Bank, the Group Managing Agents and the Administrative Agent).

(i) Reporting. Furnish or cause to be furnished to the Administrative Agent and each Group Managing Agent:

(i) as soon as possible and in any event within five days after the occurrence of each Event of Termination or each event which, with the giving of notice or lapse of time or both, would constitute an Event of Termination, the statement of an appropriate officer of the Collection Agent setting forth details of such Event of Termination or event and the action which the Collection Agent proposes to take with respect thereto;

(ii) not later than 30 days after the end of each calendar quarter, a certificate of an appropriate officer of the Collection Agent, in substantially the form appended hereto as Exhibit P, confirming the absence of an Event of Termination or unmatured Event of Termination and (i) restating and reconfirming the continuing truth and accuracy in all respects (in the case of any representation or warranty containing any materiality qualification and in the case of any Non-Qualifiable Representations and Warranties) or (in the case of any representation or warranty, other than any Non-Qualifiable Representations and Warranties, that does not contain any materiality qualification) in all material respects, of each of the representations and warranties set forth in Section 4.02 of this Agreement and Section 4.01

(other than 4.01(s)(i)) of the Receivables Sale Agreement or (ii) setting forth therein any qualifications or conditions thereto, which qualifications or conditions shall be accepted or rejected by the Majority Group Managing Agents in their discretion in writing within five days of receipt thereof;

(iii) as soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) with respect to each of the first three quarterly accounting periods in each fiscal year of TCEH (or, if such financial statements are not required to be filed with the SEC, on before the date that is 45 days after the end of each such quarterly accounting period), the consolidated balance sheet of TCEH and its consolidated subsidiaries at the end of such quarterly period and the related consolidated statements of operations for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the prior fiscal year, all of which shall be certified by an Authorized Officer (as defined in the TCEH Credit Agreement) of TCEH as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of TCEH and its consolidated subsidiaries in accordance with GAAP, subject to changes resulting from audit, normal year-end audit adjustments and absence of footnotes;

(iv) as soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) (or, if such financial statements are not required to be filed with the SEC, on before the date that is 90 days after the end of each fiscal year of TCEH) the consolidated balance sheet of TCEH and its consolidated subsidiaries as at the end of each fiscal year of TCEH, and the related consolidated statements of operations and cash flows for such fiscal year, setting forth comparative consolidated figures for the preceding fiscal years, all in reasonable detail and prepared in accordance with GAAP, and, in each case, certified by independent certified public accountants of recognized national standing and certified by an Authorized Officer (as defined in the TCEH Credit Agreement) of TCEH as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of TCEH and its consolidated subsidiaries in accordance with GAAP;

(v) promptly after the filing or receiving by the Collection Agent thereof, copies of all reports and notices with respect to any Reportable Event defined in Article IV of ERISA which the Collection Agent files under ERISA with the Internal Revenue Service or the PBGC or the U.S. Department of Labor or which the Collection Agent receives from the PBGC, provided that such Reportable Event, individually or in the aggregate with all other such Reportable Events, would be reasonably likely to have a Material Adverse Effect;

(vi) promptly, from time to time, such other information, documents, records or reports respecting Pool Receivables as any Group Managing Agent may from time to time reasonably request in order to identify or protect any Investor’s, Bank’s or the Administrative Agent’s interests under or contemplated by this Agreement or the Receivables Sale Agreement, including, without limitation, a listing of current Subcontractors;

(vii) as soon as possible and in any event within 15 days after any executive officer of the Collection Agent knows of the occurrence of the event referred to in Section 7.01(c), written notice of such event;

(viii)(i) when and if it (or any parent company) has any public shareholders, promptly upon the furnishing thereof to such shareholders, copies of all financial statements, reports and proxy statements so furnished; and (ii) promptly upon its receipt of any notice, request for consent, financial statements, certification, report or other communication under or in connection with any Transaction Document from any Person other than the Administrative Agent, any Group Managing Agent or any Investor, copies of the same;

(ix) at least thirty (30) days prior to the effectiveness of any material change in or material amendment to the Credit and Collection Policy, a copy of the Credit and Collection Policy then in effect and a notice indicating such change or amendment;

(x) promptly, and in any event within 5 days after the Collection Agent has knowledge thereof, notice of (i) the entry of any judgment or decree against the Collection Agent; (ii) the institution of any litigation, arbitration proceeding or governmental proceeding against the Collection Agent; (iii) the occurrence of any event or condition that has had, or would reasonably be expected to have, a Material Adverse Effect; (iv) the occurrence of a default or an event of default under any other financing arrangement pursuant to which the Collection Agent is a debtor or an obligor; and (v) any downgrade in the rating, if any, of any Indebtedness of the Collection Agent by Standard & Poor’s or by Moody’s, setting forth the Indebtedness affected and the nature of such change; and

(xi)(A) at least thirty (30) days prior to the effective date thereof, notice of the Collection Agent’s intention to enter into the Second Lien Credit Agreement, and (B) at least five (5) Business Days prior to the effective date thereof, notice of any amendment, supplement, waiver, consent or other modification to any Second Lien Loan Document.

(j) Extension or Amendment of Receivables. Except as otherwise permitted in Section 6.02(c) or to correct any undisputed billing errors, not extend, amend or otherwise modify the terms of any Pool Receivable.

(k) Change in Business or Credit and Collection Policy. Not make any change in the character of its business or in the Credit and Collection Policy which change would, in either case, impair in any material respect the collectibility of any Pool Receivable; provided, that after an Event of Termination shall have occurred and be continuing, the Collection Agent shall not make any changes to the Credit and Collection Policy.

(l) Change in Payment Instructions to Obligors. Not add or terminate any Lock-Box Account or any bank as a Lock-Box Bank or any Post Office Box from those listed in Exhibit O-1 or O-2 unless the Administrative Agent and each Group Managing Agent shall have received at least ten days before the proposed effective date therefor, notice of such addition or termination and executed copies of a Lock-Box Agreement for each new Lock-Box Account and an undated executed copy of a Post Office Box Notice for each new Post Office Box.

(m) Merger. Not consolidate with or merge into any other Person or otherwise change its organizational structure within the meaning of the UCC.

(n) Deposits to Lock-Box Accounts. Not deposit or otherwise credit, or cause or permit to be so deposited or credited, to any lock-box account or lock-box specified in Exhibit O-1 or Exhibit O-2 or otherwise notified to the Administrative Agent (with a copy to the Group Managing Agents) in accordance with Section 5.04(l), cash or cash proceeds other than Collections of (i) Pool Receivables and Related Security with respect thereto, (ii) Transition Charges, (iii) Nuclear Decommissioning Obligations, and (iv) Customer Deposits, if any, securing payment of the items specified in clauses (ii) and (iii).

(o) Jurisdiction of Organization. Not change its jurisdiction of organization without giving each Group Managing Agent and the Administrative Agent 30 days’ prior written notice thereof.

(p) Change in Organizational Name. Not make any change to its organizational name or use any trade names, fictitious names, assumed names or “doing business as” names, or the location where its books, records and documents evidencing the Pool Receivables or the related Contracts are kept from those specified on Exhibit N, unless at least 10 days prior to the effective date of such change or use, it delivers to each Group Managing Agent and the Administrative Agent written notice thereof.

(q) Second Lien Loan Documents; Amendments to the Second Lien Loan Documents. Not enter into any amendment, supplement or modification of any Second Lien Loan Document which:

(A) provides for an aggregate principal amount of loans or other extensions of credit or commitments therefor in excess of the amount set forth in the Second Lien Intercreditor Agreement;

(B) provides for interest to accrue on loans or other extensions of credit thereunder at a rate per annum in excess of the rate per annum set forth in the Second Lien Intercreditor Agreement;

(C) contains any representations, warranties, covenants, defaults, events of default or other provisions which in any manner are more restrictive as to the Borrower than the comparable representation, warranty, covenant, default, event of default or other provision contained herein (provided, that this clause (C) shall not apply to provisions in the Second Lien Loan Documents which are specific to the different collateral eligibility standards, advance rates or the settlement procedures provided for therein);

(D) provides for a final scheduled maturity date earlier than six months after the later of the scheduled Facility Termination Date or the scheduled Commitment Termination Date; or

(E) results in a default under this Agreement or confers rights to any “Second Priority Secured Party” (as such term is defined in the Second Lien Intercreditor Agreement) which are not conferred to any Indemnified Party.

ARTICLE VI

ADMINISTRATION AND COLLECTION

SECTION 6.01. Designation of Collection Agent.

The servicing, administering and collection of the Pool Receivables shall be conducted by such Person (the “Collection Agent”) so designated from time to time in accordance with this Section 6.01. Until the Majority Group Managing Agents give notice to the Borrower of a designation of a new Collection Agent, TXU Energy Retail is hereby designated as, and hereby agrees to perform the duties and obligations of, the Collection Agent pursuant to the terms hereof. The Majority Group Managing Agents may, at any time upon the occurrence of an Event of Termination or at any other time with the written consent of the Borrower, designate as Collection Agent any Person (including any Group Managing Agent but not including any Investor) to succeed TXU Energy Retail as Collection Agent, and may at any time designate any Person (including any Group Managing Agent but not including any Investor) to succeed any successor Collection Agent, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Collection Agent pursuant to the terms hereof. For purposes of satisfying the condition contained in the preceding sentence, the Administrative Agent and each Group Managing Agent hereby agree that if and when it accepts the designation of itself as the Collection Agent it shall perform the duties and obligations of the Collection Agent pursuant to the terms hereof. The Collection Agent may subcontract with TCEH and, upon prior written notice to each Group Managing Agent and the Administrative Agent, subcontract with any other Subcontractor (including, without limitation, any other Parent Undertaking Provider), in each instance, for servicing, administering or collecting the Pool Receivables, provided that the Collection Agent shall remain liable for the performance of the duties and obligations of the Collection Agent pursuant to the terms hereof and the Administrative Agent and Group Managing Agents shall be entitled to deal exclusively with the Collection Agent in matters related to the discharge of its duties hereunder, and provided further that the Majority Group Managing Agents may at any time after the occurrence of an Event of Termination deliver a notice in the form of Exhibit H canceling any such Subcontractor’s right to act as Collection Agent.

SECTION 6.02. Duties of Collection Agent.

(a) The Collection Agent shall take or cause to be taken all such actions as may be necessary or advisable to collect each Pool Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy. The Borrower, each Investor, each Bank, the Group Managing Agents and the Administrative Agent each hereby appoints as their respective agent the Collection Agent, from time to time designated pursuant to Section 6.01, to enforce their respective rights and interests in the Pool Receivables, the Related Security and the related Contracts.

(b) The Collection Agent shall identify and remit Collections to the Collection Account, and allocate such Collections to the Expense Subaccount or the Capital Subaccount on behalf of each Investor, each Bank, the Group Managing Agents and the Administrative Agent in accordance with Section 2.07 or 2.08. If instructed by any Group Managing Agent at any time following a Liquidation Date, and notwithstanding any other provision of this Agreement, the Collection Agent shall deposit with a bank (which may be Citibank) designated by the Administrative Agent all Collections of Pool Receivables on the first Texas Business Day following receipt by the Collection Agent of such Collections.

(c) The Collection Agent may, in accordance with the Credit and Collection Policy, extend the maturity or adjust the Outstanding Balance of any Receivable as the Collection Agent may determine to be appropriate to maximize collections thereof, provided that no such extension or adjustment shall change the time or manner such Receivable would otherwise have become a Defaulted Receivable.

(d) The Borrower shall deliver to the Collection Agent, and the Collection Agent shall hold in trust for the Borrower and the Administrative Agent and each Group Managing Agent, in each case on behalf of the Holders in accordance with their respective interests, all documents, instruments and records (including, without limitation, computer tapes or disks) which evidence or relate to Pool Receivables.

(e) The Collection Agent shall as soon as practicable following receipt turn over to the applicable owner thereof the collections of any receivable which is not a Pool Receivable.

(f) The Collection Agent, if other than TXU Energy Retail, shall as soon as practicable upon demand deliver to the Borrower all documents, instruments and records in its possession which evidence or relate to Receivables of the Borrower other than Pool Receivables, and copies of documents, instruments and records in its possession which evidence or relate to Pool Receivables.

(g) The Collection Agent shall, at any time and from time to time at the request of any Group Managing Agent, furnish to such Group Managing Agent (within four Texas Business Days after such request) the calculation of the Adjusted Borrowing Base and the amounts then on deposit in the Collection Account or the amounts allocated to the Expense Subaccount and the Capital Subaccount pursuant to Section 2.07 or 2.08, as applicable.

(h) The Collection Agent’s authorization under this Agreement shall terminate, after the Facility Termination Date, upon receipt by the Holders of the entire outstanding Facility Principal plus accrued Yield plus all other amounts owed to such Holders hereunder and receipt by each of the Administrative Agent, each Group Managing Agent, the Borrower and (unless otherwise agreed by the Administrative Agent and the Collection Agent) the Collection Agent of all amounts owed to it hereunder.

SECTION 6.03. Rights of the Administrative Agent and the Group Managing Agents.

(a) Subject to the terms of the Intercreditor Agreement, upon the occurrence of an Event of Termination, or at such time as TCEH’s Debt Rating is lower than Rating Level 4, but not otherwise, the Administrative Agent is hereby authorized at any time to date, and to deliver to each Lock-Box Bank written notice that the Administrative Agent is taking exclusive control over the Lock-Box Accounts maintained with such Lock-Box Bank (a “Notice of Exclusive Control”) and to the United States Post Office where any Post Office Box is being maintained, a Post Office Box Notice. The Administrative Agent shall send copies to the Borrower and the Collection Agent of each Notice of Exclusive Control and Post Office Box Notice delivered by the Administrative Agent. The Borrower and the Collection Agent each hereby acknowledges and agrees that upon delivery of a Notice of Exclusive Control with respect to any Lock-Box Account and a Post Office Box Notice with respect to any Post Office Box in accordance with this Section 6.03(a), the Administrative Agent shall have exclusive ownership and control of the Lock-Box Account subject to such Notice of Exclusive Control and the Post Office Box subject to such Post Office Box Notice, and the Borrower and the Collection Agent shall take any further action necessary or desirable, or that the Majority Group Managing Agents may reasonably request, to effect the transfer of exclusive ownership and control of such Lock-Box Account and such Post Office Box to the Administrative Agent (it being understood and agreed that upon delivery of a copy of such Notice of Exclusive Control with respect to any Lock-Box Account and Post Office Box Notice with respect to any Post Office Box, neither the Borrower, TXU Energy Retail (as Collection Agent or otherwise), any other Collection Agent nor any of their respective Affiliates shall have access to such Lock-Box Account or such Post Office Box), provided that in no event shall the foregoing transfer of exclusive ownership and control alter or impair the obligation to remit Collections to the Borrower in accordance with Sections 2.07 and 2.08. In case any authorized signatory of the Borrower, TXU Energy Retail (as Collection Agent or otherwise) or any other Collection Agent whose signature shall appear on any Lock-Box Agreement or Post Office Box Notice shall cease to have such authority before the delivery of any Notice of Exclusive Control or any Post Office Box Notice, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such delivery. The Administrative Agent shall safeguard the retention of the Post Office Box Notices delivered pursuant to Section 5.03(d) hereof until such time as the Administrative Agent shall deliver the same to the relevant post offices or redeliver the same to the Borrower or the Collection Agent until such time after the Facility Termination Date when the Facility Principal has been reduced to zero and all other amounts due to the Administrative Agent, each Group Managing Agent and each Holder hereunder shall have been paid indefeasibly in full.

(b)(x) Subject to the terms of the Intercreditor Agreement, at any time upon the occurrence of an Event of Termination or (y) in the event that and for so long as TCEH’s Debt Rating is lower than Rating Level 4, but not otherwise:

(i) The Majority Group Managing Agents may, at their election and on behalf of the Administrative Agent, notify the Obligors of Pool Receivables, or any of them, of the security interests in favor of the Administrative Agent in the Pool Receivables and to direct that payment of all amounts due or to become due under any or all Pool Receivables be made directly to the Administrative Agent or its designee.

(ii) The Borrower, TXU Energy Retail and the Collection Agent (if other than TXU Energy Retail) each shall, at the Administrative Agent’s request (either at the Administrative Agent’s election or the request of the Majority Group Managing Agents) and at the Borrower’s and TXU Energy Retail’s expense, give notice of such security interest to each said Obligor and direct that payments be made directly to the Administrative Agent or its designee.

(iii) The Borrower, TXU Energy Retail and the Collection Agent (if other than TXU Energy Retail) each shall, at the Administrative Agent’s request (either at the Administrative Agent’s election or the request of the Majority Group Managing Agents), (A) assemble all of the documents, instruments and other records (including, without limitation, computer tapes and disks) which evidence the Pool Receivables, and the related Contracts (to the extent not prohibited by a legally enforceable provision under the terms of the applicable Contracts) and Related Security, or which are otherwise necessary or desirable to collect such Pool Receivables, and shall make the same available to the Administrative Agent and (B) segregate all cash, checks and other Collections of Pool Receivables in a manner acceptable to the Administrative Agent and shall, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrative Agent or its designee.

(iv) Each of the Borrower, the Collection Agent, the Investors, the Banks, and the Group Managing Agents hereby authorizes the Administrative Agent to take any and all steps in the Borrower’s or the Collection Agent’s name and on behalf of the Borrower, the Investors, the Banks, the Group Managing Agents and the Administrative Agent, respectively, necessary or desirable, in the determination of the Administrative Agent, to collect all amounts due under any and all Pool Receivables, including, without limitation, endorsing the Borrower’s name on checks and other instruments representing Collections and enforcing such Pool Receivables and the Related Security and the related Contracts. Each of the Borrower, the Collection Agent, the Investors, the Banks, and the Group Managing Agents hereby irrevocably appoints the Administrative Agent as their respective attorney in fact, with full authority in their place and stead and their respective names or otherwise, from time to time in the Administrative Agent’s discretion, to take any action to execute any instrument that the Administrative Agent may deem necessary or desirable to accomplish the foregoing.

SECTION 6.04. Responsibilities of the Borrower, Etc.

Anything herein to the contrary notwithstanding:

(a) The Borrower, the Collection Agent and each Originator shall remain responsible and liable to perform all of its services under the contracts related to the Pool Receivables and owed to any party to any of such contracts, to the extent set forth therein, to the same extent as if the security interest therein had not been granted hereunder;

(b) The exercise by the Administrative Agent or any Group Managing Agent of any of its rights hereunder shall not release the Borrower, the Collection Agent or any Originator from any of its duties or obligations owed to any party to any contract with respect to any of the Pool Receivables; and

(c) Neither the Administrative Agent, any Group Managing Agent or the Investors, Banks or other Holders shall have any obligation or liability with respect to any of the Pool Receivables or related Contracts, nor shall any of them be obligated to perform any of the duties or obligations of the Borrower, the Collection Agent or any Originator thereunder.

SECTION 6.05. Further Action.

(a) The Borrower and the Collection Agent each agrees that from time to time, at its expense, it will, as soon as practicable, execute and deliver all further instruments and documents, and take all further action, that is necessary in order to perfect, protect or more fully evidence the security interest granted hereunder, or to enable the Administrative Agent, the Group Managing Agents, the Investors, the Banks or any of them to exercise or enforce any of their respective rights hereunder, under the Receivables Sale Agreement or under any other Transaction Document. Without limiting the generality of the foregoing, the Borrower and the Collection Agent will, upon the request of the Majority Group Managing Agents, execute and file, or facilitate the execution and filing of, such financing or continuation statements, or amendments thereto, and such other instruments or notices, as are necessary or advisable. The Borrower authorizes the Administrative Agent to file financing or continuation statements, and amendments thereto and assignments thereof, relating to the Pool Receivables, the Related Security and the Collections with respect thereto and the Additional Assigned Rights, which financing statements may describe the collateral covered thereby as “all assets of the Borrower,” “all personal property of the Borrower” or words of similar effect.

(b) If, following an Event of Termination, the Borrower or the Collection Agent fails to perform any of its agreements or obligations under this Agreement, the Administrative Agent may (but is not required to) itself perform, or cause performance of, such agreement or obligation (including, without limitation, the filing of financing statements), and the expense of the Administrative Agent incurred in connection therewith shall be payable by the Borrower as provided in Section 10.01 or 12.06, as applicable.

SECTION 6.06. Lock-Box Agreements.

(a) The Collection Agent hereby agrees and acknowledges that, notwithstanding that each Lock-Box Account and Post Office Box is currently held in the name of the Collection Agent, all Collections and any other proceeds of Receivables in the Lock-Box Accounts or Post Office Boxes are solely the property of the Borrower and subject to a first priority perfected security interest in favor of the Administrative Agent. Accordingly, the Collection Agent agrees that any interest it may have in the Collections and any other proceeds of Receivables in the Lock-Box Accounts or Post Office Boxes as owner of the Lock-Box Accounts or Post Office Boxes, as applicable, is solely as bailee for the Borrower, as owner, and the Administrative Agent, as secured party, and waives any other right or interest it may have in such Collections. In its capacity as accountholder of the Lock-Box Accounts and holder of the Post Office Boxes, the Collection Agent shall enter into Lock-Box Agreements and execute Post Office Box Notices with respect thereto as contemplated by this Agreement. Each of the parties hereto agrees and acknowledges that each Lock-Box Agreement and Post Office Box Notice entered into by the Collection Agent prior to the date hereof shall apply to each Lock-Box Account and Post Office Box subject to any such Lock-Box Agreement and Post Office Box Notice, respectively.

(b) Without limiting Section 10.01(c), the Collection Agent hereby agrees that it will reimburse the Administrative Agent on demand for any payments or obligations that the Administrative Agent may incur pursuant to any indemnity provided by the Administrative Agent under any Lock-Box Agreement.

ARTICLE VII

EVENTS OF TERMINATION

SECTION 7.01. Events of Termination.

If any of the following events (“Events of Termination”) shall occur and be continuing:

(a) The Collection Agent (if other than the Administrative Agent or any Group Managing Agent) shall fail to perform or observe any term, covenant or agreement hereunder (other than as referred to in Section 7.01(b)), and such failure shall remain unremedied for 10 days after notice from the Majority Group Managing Agents to the Collection Agent (and, in case the Collection Agent shall not be TXU Energy Retail, to TXU Energy Retail) and the Borrower; or

(b) The Collection Agent (if other than the Administrative Agent or any Group Managing Agent) or the Borrower shall fail to make any payment or deposit required to be made by it hereunder in respect of Principal (other than any payment in order to comply with Section 7.01(k)) and such failure shall continue for 2 Business Days, or any other payment or deposit required to be made hereunder or under the Fee Letters when due and such failure shall remain unremedied for five days; or

(c)(i) A TXU Change of Control shall occur or (ii) EFH Corp. shall cease to own, directly or indirectly, more than 50% of the combined voting power of the outstanding common stock of any Originator or TCEH or any other Parent Undertaking Provider or the equivalent in voting power of any class or classes of its outstanding securities ordinarily entitled to vote in elections of its directors or other persons performing similar functions or (iii) TCEH shall cease to own directly 100% of the outstanding membership interests of the Borrower or (iv) if the Collection Agent is an Affiliate of EFH Corp., EFH Corp. shall cease to own, directly or indirectly, more than 50% of the outstanding voting equity interests of such Collection Agent; or

(d) Any representation or warranty made by the Borrower, EFH Corp., the Collection Agent, any Originator or any Parent Undertaking Provider (or any of their respective officers) under or in connection with this Agreement or any other Transaction Document, or any Originator Report or other information or report delivered pursuant hereto shall prove to have been false or incorrect in any material respect when made or deemed made, or the Borrower shall fail to deliver any quarterly certificate in the form required under Section 5.02(b) without qualification or condition (unless such qualifications or conditions have been accepted by the Administrative Agent and the

Majority Group Managing Agents at such time pursuant to Section 5.02(b) hereof), and the circumstance or event giving rise to such breach of representation or warranty or failure shall remain unremedied for 10 days following the earliest of (i) the Borrower (or any of its officers) first acquiring knowledge of such breach or failure, or (ii) failure to deliver when due the quarterly certificate of the Borrower restating and reconfirming representations and warranties pursuant to Section 5.02(b) if notice of such failure is given to Borrower by the Group Managing Agents within 8 days after such report was due (provided, however, that if Administrative Agent does not give notice of such failure until more than 8 days after such report is due, such failure shall not constitute an Event of Termination until after such failure shall remain unremedied for more than two Texas Business Days after Administrative Agent gives such notice) or (iii) delivery of the quarterly certificate of the Borrower referred to in clause (ii) above containing qualifications or conditions thereto which are not accepted by Administrative Agent and the Majority Group Managing Agent’s at such time within the time period specified in Section 5.02(b); or

(e) The Borrower, EFH Corp., any Originator, the Collection Agent or any Parent Undertaking Provider shall fail to perform or observe any other material term, covenant or agreement contained in this Agreement or any other Transaction Document on its part to be performed or observed and any such failure shall remain unremedied for 30 days after notice thereof shall have been given by the Majority Group Managing Agents to the Borrower, EFH Corp. and TXU Energy Retail; provided that the terms of this Section 7.01(e) shall not apply in the case of the Event of Termination described in Section 7.01(p) below; or

(f)(i) The Borrower, any Originator, TCEH, EFH Corp., any TXU Collection Agent or any Parent Undertaking Provider shall default in any payment with respect to any Indebtedness (other than Hedging Obligations) in excess of, in the case of the Borrower, $50,000 in the aggregate or, in the case of TCEH, EFH Corp. the Collection Agent, any Parent Undertaking Provider or any Originator, $200,000,000 in the aggregate for all such Persons, and such default shall continue for sixty (60) or more consecutive days; or (ii) there shall occur a default or defaults in the payment of Indebtedness that constitutes an Event of Default under Section 11.4(a)(i) of the TCEH Credit Agreement and any such default or defaults shall continue for sixty (60) or more consecutive days; or (iii) any Indebtedness referred to in clause (i) or (ii) above shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof (whether due to a default in payment, non-compliance with a covenant or agreement, any other default or otherwise); or (iv) one or more judgments or orders for the payment of money shall be rendered against the Borrower in excess of $50,000 in the aggregate, or one or more judgments or orders for the payment of money shall be rendered against any one or more of the Originators, any TXU Collection Agent, TCEH, EFH Corp. or any Parent Undertaking Provider in excess of $200,000,000 in the aggregate for all such judgments and orders against such Persons, except to the extent such judgment or order is covered by insurance provided by an insurer not disputing coverage, and any such judgment or order shall have not been satisfied, vacated, discharged, or stayed or bonded pending appeal within 60 days after the entry thereof; (v) there shall occur an “Event of Default” under Section 11.11 of the TCEH Credit Agreement; or (vi) an event of default shall occur under the Second Lien Credit Agreement, or the Second Lien Agent shall deliver to the Administrative Agent a notice under the Second Lien Intercreditor Agreement which triggers the start of the “Standstill Period” thereunder; or

(g) The Administrative Agent for the benefit of itself, the Holders and each other Indemnified Party from time to time shall cease to have a valid and perfected first priority security interest in the Collateral; or any effective financing statement or other instrument similar in effect covering any Pool Receivable or the related Contract, Related Security or Collections with respect thereto or the Additional Assigned Rights shall at any time be on file in any recording office except such as may be filed in favor of the Administrative Agent in accordance with this Agreement or, on and after the Second Lien Effective Date, in favor of the Second Lien Agent in accordance with the Second Lien Credit Agreement and subject to the Second Lien Intercreditor Agreement; or

(h)(i) The Borrower, EFH Corp., any Originator, TCEH, the Collection Agent or any Parent Undertaking Provider shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower, EFH Corp., any Originator, TCEH, the Collection Agent or any Parent Undertaking Provider seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, if instituted against any Originator, EFH Corp., TCEH or any Parent Undertaking Provider, either such proceeding shall not be stayed or dismissed for 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur and the Majority Group Managing Agents determine following receipt of notice thereof pursuant to Section 5.02(a) that such occurrence is not frivolous and so notifies the Borrower of such determination; or (ii) the Borrower, EFH Corp., any Originator, TCEH, the Collection Agent or any Parent Undertaking Provider shall take any corporate or similar action to authorize any of the actions set forth in clause (i) above in this subsection (h); provided, that if any event, act or condition described in this clause (h) shall be with respect to EFH Corp., then such event, act or condition shall not constitute an Event of Termination under this clause (h) if within 5 Business Days of the occurrence of such event, act or condition TCEH shall have assumed all obligations and liabilities of EFH Corp. under the Transaction Documents pursuant to an agreement reasonably satisfactory to the Administrative Agent and the Group Managing Agents; and provided, further, that if any event, act or condition described in this clause (h) shall be with respect to a Collection Agent (the “Affected Collection Agent”), then such event, act or condition shall not constitute an Event of Termination under this clause (h) if within 5 Business Days of the occurrence of such event, act or condition (x) the Borrower identifies to the Administrative Agent another Person willing to act as Collection Agent hereunder and under the other applicable Transaction Documents (which Person shall be acceptable to the Majority Group Managing Agents) and such Person shall have accepted its appointment and agreed to perform the duties and obligations of the Collection Agent hereunder and under the other applicable Transaction Documents pursuant to a writing acceptable to the Majority Group Managing Agents and (y) the termination of the Affected Collection Agent as Collection Agent is effected on terms satisfactory to the Majority Group Managing Agents; or

(i) At any time, (A) the Delinquency Ratio of the Receivables Pool for any month shall exceed 15%, (B) the Default Ratio of the Receivables Pool for any month shall exceed 5%, or (C) the Dilution Ratio of the Receivables Pool for any month shall exceed 2.00%; or

(j) As of the end of any month, the average of the Days Collection Outstanding Ratio for such month and the immediately preceding month exceeds 70; or

(k) The Facility Principal shall, for a period of two consecutive Business Days, be greater than the Adjusted Borrowing Base; or

(l) Any Originator ceases to transfer Receivables under the Receivables Sale Agreement or the “Termination Date” or a “Non-Payment Event” shall occur thereunder; or

(m)(A) Any material provision of any Transaction Document shall cease to be a legal, valid and binding obligation of the Borrower, EFH Corp., any Originator, the Collection Agent or any Parent Undertaking Provider, as the case may be, enforceable in accordance with its terms, (B) the Borrower, EFH Corp., any Originator, the Collection Agent or any Parent Undertaking Provider, as the case may be, shall assert in writing that any provision of any Transaction Document is not the legal, valid and binding obligation of the Borrower, EFH Corp., any Originator, the Collection Agent or any Parent Undertaking Provider, as the case may be, enforceable in accordance with its terms, (C) at any time on or after the Second Lien Effective Date, any party to the Second Lien Intercreditor Agreement (other than the Senior Secured Parties (as defined therein)) fails to comply with or breaches any material term or material condition thereof, and such failure to comply or breach shall not be remedied within three (3) Business Days of the date of such failure or breach or any such party shall deny or disaffirm in writing its obligations thereunder, or (D) at any time on or after the Second Lien Effective Date, the Second Lien Intercreditor Agreement shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against the parties thereto (except in accordance with the terms thereof); or

(n) There shall occur an Event of Default under Section 11.12 of the TCEH Credit Agreement; or

(o) There shall occur a default in the due observance of the covenant contained in Section 10.9 of the TCEH Credit Agreement (as in effect on April 7, 2011, unless amended in an amendment which the Administrative Agent deems to be effective for purposes of this Agreement in accordance with Section 12.01(b) hereof); provided that, an Event of Termination shall not occur under this clause (o) until the eleventh day (or such lesser number of days as may be set forth in Section 11.3(a) of the TCEH Credit Agreement at such time) after the date on which the applicable Section 9.1 Financials (as defined in the TCEH Credit Agreement as in effect on April 7, 2011, unless amended in an amendment which the Administrative Agent deems to be effective for purposes of this Agreement in accordance with Section 12.01(b) hereof) are required to be delivered pursuant to Section 9.1 of the TCEH Credit Agreement (as in effect on April 7, 2011, unless amended in an amendment which the Administrative Agent deems to be effective for purposes of this Agreement in accordance with Section 12.01(b) hereof) if such default has not been either (i) waived in accordance with the TCEH Credit Agreement pursuant to a waiver which the Administrative Agent deems to be effective for purposes of this Agreement in accordance with Section 12.01(b) hereof or (ii) cured pursuant to Section 11.15 of the TCEH Credit Agreement (as in effect on April 7, 2011, unless amended in an amendment which the Administrative Agent deems to be effective for purposes of this Agreement in accordance with Section 12.01(b) hereof), in either case, by such eleventh (or such lesser number) day ; or

(p) TXU Energy Retail (or any other applicable retail electric provider which is an Originator), as retail electric provider, breaches or otherwise fails to observe the terms of either Section 5(b)(ii)(A) or (B) of the Intercreditor Agreement, regardless of whether the Intercreditor Agreement is executed and delivered by the parties thereto; or

(q)(A) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code; any Plan is or shall have been terminated or is the subject of termination proceedings under ERISA (including the giving of written notice thereof); an event shall have occurred or a condition shall exist in either case entitling the PBGC to terminate any Plan or to appoint a trustee to administer any Plan (including the giving of written notice thereof); any Plan shall have an accumulated funding deficiency (whether or not waived); TCEH or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code (including the giving of written notice thereof); (B) there could result from any event or events set forth in clause (A) of this subsection (q) the imposition of an Adverse Claim, the granting of a security interest, or a liability, or the reasonable likelihood of incurring an Adverse Claim, security interest or liability; and (C) such Adverse Claim, security interest or liability will or would be reasonably likely to have a Material Adverse Effect;

then, and in any such event, the Majority Group Managing Agents may by notice to the Borrower declare the Investor Limits and Commitments to be terminated, whereupon the Investor Limits and Commitments shall terminate and reduce to zero, except that, in the case of any event described in subsection (h) above, the Investor Limits and Commitments shall terminate automatically and reduce to zero upon the occurrence of such event. Upon any such termination and reduction of the Investor Limits or the Commitments, the Administrative Agent, Group Managing Agents, the Banks and the Investors shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of the applicable jurisdiction and other applicable laws, which rights shall be cumulative.

ARTICLE VIII

THE AGENTS

SECTION 8.01. Authorization and Action.

Each Investor and Bank hereby appoints and authorizes each of its Group Managing Agent and the Administrative Agent, respectively, to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to such Group Managing Agent and the Administrative Agent, respectively, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement or the other Transaction Documents (including, without limitation, enforcement of the Transaction Documents), neither the Administrative Agent nor any Group Managing Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Group Managing Agents, in the case of the Administrative Agent, or such Group Managing Agent’s Investor or Banks, in the case of such Group Managing Agent, and such instructions shall be binding upon all parties hereto and all Assignees; provided, however, that neither the Administrative Agent nor any Group Managing Agent shall be required to take any action which exposes the Administrative Agent or such Group Managing Agent to personal liability or which is contrary to this Agreement or applicable law. Each of the Administrative Agent and each Group Managing Agent agrees to give to each other and to each Investor and Bank prompt notice of notice given to it pursuant to the terms of this Agreement or any other Transaction Document.

SECTION 8.02. Administrative Agent’s and Group Managing Agent’s Reliance, Etc.

Neither the Administrative Agent nor any Group Managing Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent or Group Managing Agent, respectively, under or in connection with this Agreement or any other Transaction Document and the other instruments and documents delivered pursuant hereto (including, without limitation, any Group Managing Agent’s servicing, administering or collecting Pool Receivables as Collection Agent pursuant to Section 6.01), except for its own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, each of the Administrative Agent and each Group Managing Agent: (i) may consult with legal counsel (including counsel for the Borrower, the Collection Agent or any Originator), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Person and shall not be responsible to any Person for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or any other Transaction Document or any other instrument or document delivered pursuant hereto; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Transaction Document or any other instrument or document delivered pursuant hereto on the part of the Borrower, EFH Corp., the Collection Agent, any Originator or any Parent Undertaking Provider or to inspect the property (including the books and records) of the Borrower, EFH Corp., the Collection Agent, any Originator or any Parent Undertaking Provider; (iv) shall not be responsible to any Person for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Transaction Document or any other instrument or document furnished pursuant hereto; and (v) shall incur no liability under or in respect of this Agreement or any other Transaction Document by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by telecommunication) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 8.03. Administrative Agent and Group Managing Agents.

With respect to any Advance or any portion thereof held by it, each of the Administrative Agent, the Citi Group Managing Agent and each other Group Managing Agent shall have the same rights and powers under this Agreement as would any other Holder and may exercise the same as though it were not the Administrative Agent or a Group Managing Agent, as applicable. Each of the Administrative Agent, the Citi Group Managing Agent and each other Group Managing Agent may generally engage in any kind of business with the Borrower, the Collection Agent, any Originator or any Obligor, any of their respective subsidiaries and any person or entity who may do business with or own securities of or any other interest in the Borrower, the Collection Agent, any Originator or any Obligor or any of their respective subsidiaries, all as if it were not the Administrative Agent or a Group Managing Agent, as applicable, and without any duty to account therefor to the Holders.

SECTION 8.04. Credit Decision.

Each Investor and each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any Group Managing Agent, any other Investor or Bank, respectively, any of their respective Affiliates or any other Indemnified Party and based on such documents and information regarding the Obligors and the Borrower and such other documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and to make Advances hereunder. Each Investor and each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any Group Managing Agent, any other Investor or Bank, respectively, or any of their respective Affiliates or any other Indemnified Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement.

SECTION 8.05. Indemnification.

Each Bank agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower, any Originator or the Collection Agent), ratably in accordance with such Bank’s Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Transaction Document or any other instrument or document furnished pursuant hereto or any action taken or omitted by the Administrative Agent under this Agreement or any other Transaction Document or any other instrument or document furnished pursuant hereto, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, but subject to the proviso to the preceding sentence, each Bank agrees to reimburse the Administrative Agent ratably in accordance with such Bank’s Pro Rata Share, promptly upon demand any reasonable out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Transaction Document or any other instrument or document furnished pursuant hereto, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower, any Originator or the Collection Agent.

SECTION 8.06. Successor Administrative Agent.

The Administrative Agent may resign at any time by giving written notice thereof to the Group Managing Agents and the Borrower, and may be removed at any time with cause by the Majority Group Managing Agents. Upon any such resignation or removal, the Group Managing Agents shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Group Managing Agents, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Majority Group Managing Agents’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Investors, the Banks and the Majority Group Managing Agents, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Group Managing Agents may request, in order to continue the perfection of the security interests granted or purported to be granted by the Transaction Documents, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Transaction Documents. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent shall have become effective, the provisions of this Article VIII and Article X shall inure to its benefit to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

SECTION 8.07. Second Lien Intercreditor Agreement.

Notwithstanding anything herein to the contrary, the exercise of certain rights and remedies by the Administrative Agent hereunder on or after the Second Lien Effective Date will be subject to the provisions of the Second Lien Intercreditor Agreement. In the event of any conflict between the terms of the Second Lien Intercreditor Agreement and this Agreement, the terms of the Second Lien Intercreditor Agreement shall govern and control.

ARTICLE IX

ASSIGNMENT

SECTION 9.01. Assignment of Advances.

(a) Each Investor and each Bank may assign to any Assignee, and any Assignee may assign to any other Assignee, any Advance or a portion thereof, as applicable, held by it. Upon any such assignment, (i) the Assignee shall become the Holder of such Advance or such portion thereof for all purposes of this Agreement and (ii) the Holder assignor thereof shall relinquish its rights with respect to such Advance or such portion thereof, as applicable, for all purposes of this Agreement. Such assignments shall be upon such terms and conditions as the assignor and the Assignee of such Advance or portion thereof, as applicable, may mutually agree, the parties thereto shall deliver to the Group Managing Agent of such Investor or Bank, as applicable (with a copy to the Administrative Agent), an Assignment and Acceptance, duly executed by such parties, and such assignor shall promptly execute and deliver all further instruments and documents, and take all further action, that the Assignee may reasonably request in order to perfect, protect or more fully evidence the Assignee’s right, title and interest in and to such Advance or such portion thereof, as applicable, and to enable the Assignee to exercise or enforce any rights hereunder. Each Group Managing Agent shall provide notice to the Borrower and each other Group Managing Agent of any assignment of any Advance or a portion thereof hereunder administered by such Group Managing Agent.

(b) By executing and delivering an Assignment and Acceptance pursuant to this Section 9.01, the Holder assignor thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Holder makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or any other Transaction Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Transaction Document or any other instrument or document furnished pursuant hereto; (ii) such assigning Holder makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, EFH Corp., the Collection Agent, any Originator or any Parent Undertaking Provider or the performance or observance by the Borrower, EFH Corp., the Collection Agent, any Originator or any Parent Undertaking Provider of any of its obligations under this Agreement or any other Transaction Document or any other instrument or document furnished pursuant hereto; (iii) such Assignee confirms that it has received a copy of this Agreement and the other Transaction Documents and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance and to purchase such Advance or such portion thereof; (iv) such Assignee will, independently and without reliance upon the Administrative Agent, any Group Managing Agent, or any of their respective Affiliates, such assigning Holder, or any other Holder or Indemnified Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Transaction Documents; (v) such Assignee appoints and authorizes the Group Managing Agent of such Holder and the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to such Group Managing Agent or the Administrative Agent, respectively, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; (vi) such Assignee appoints as its agent the Collection Agent from time to time designated pursuant to Section 6.01 to enforce its respective rights and interests in and under the Pool Receivables, the Related Security and the related Contracts; (vii) such Assignee agrees that it will not institute against any Investor or any former Investor any proceeding of the type referred to in Section 7.01(h) so long as any Promissory Notes issued by such Investor shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Promissory Notes shall have been outstanding; and (viii) such Assignee agrees to comply with the requirements of Section 12.08.

SECTION 9.02. Assignments of Rights and Obligations.

(a) Each Investor and each Bank may assign to any Assignee, and if required by the Borrower pursuant to Section 2.12, will assign to the Assignee designated pursuant to such Section, all or a portion of its rights and obligations under this Agreement (including, without limitation, its right or obligation, as applicable, to make Advances from time to time hereunder and all of the outstanding Advances owed to it); provided, however, (i) each such assignment shall be to an Eligible Assignee, and (ii) the parties to each such assignment shall execute and deliver to the Group Managing Agent of such assigning Investor or Bank, as applicable, for its acceptance and recording in its Register, an Assignment and Acceptance, together with a processing and recordation fee as shall be agreed between such parties. Upon such execution, delivery, acceptance and recording and satisfaction of the conditions set forth in the proviso to the immediately preceding sentence, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be the later of (x) the date on which such Group Managing Agent receives the executed Assignment and Acceptance and (y) the date of such Assignment and Acceptance, the assigning Investor or Bank, as applicable, shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement.

(b) By executing and delivering an Assignment and Acceptance pursuant to this Section 9.02, the assigning Investor or Bank, as applicable, and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Investor or Bank, as applicable, makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or any other Transaction Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Transaction Document or any other instrument or document furnished pursuant hereto; (ii) the assigning Investor or Bank, as applicable, makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, EFH Corp., the Collection Agent, any Originator or any Parent Undertaking Provider or the performance or observance by the Borrower, EFH Corp., the Collection Agent, any Originator or any Parent Undertaking Provider of any of its obligations under or in connection with this Agreement or any other Transaction Document or any other instrument or document furnished pursuant hereto; (iii) such Assignee confirms that it has received a copy of this Agreement and the other Transaction Documents, together with copies of such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such Assignee will, independently and without reliance upon the Administrative Agent, any Group Managing Agents, or any of their respective Affiliates, the assigning Investor or Bank, as applicable, any other Investor or Bank, respectively, or any former Holder or other Indemnified Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Transaction Documents; (v) such assignee confirms that it is an Eligible Assignee; (vi) such Assignee appoints and authorizes each of the Group Managing Agent of such assigning Investor or Bank, as applicable (or such other Group Managing Agent as shall be designated by such assignee in such Assignment and Acceptance), and the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Transaction Documents and the other instruments and documents furnished pursuant hereto or in connection herewith as are delegated to such Group Managing Agent or the Administrative Agent, respectively, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; (vii) such Assignee agrees that it will not institute against any Investor or any former Investor any proceeding of the type referred to in Section 7.01(h) so long as any Promissory Notes issued by such Investor or former Investor shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Promissory Notes shall have been outstanding; (viii) such Assignee appoints as its agent the Collection Agent from time to time designated pursuant to Section 6.01 to enforce its respective rights and interests in and under the Pool Receivables and the Related Security and Collections with respect thereto and the related contracts; and (ix) such Assignee agrees to comply with the requirements of Section 12.08.

(c) Each Group Managing Agent shall maintain at its office referred to in Section 12.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the name and address of each Investor and Bank in its Investor Group, the Investor Limit of its Investor Group, the Commitment of each such Bank, and the outstanding Advances held by each such Investor and Bank from time to time (the “Register” and the Registers of each other Group Managing Agent being collectively, the “Registers”). The entries in the Registers shall constitute prima facie evidence of the accuracy of the information contained therein, and the Borrower, the Administrative Agent, any Group Managing Agent, any Bank and any Investor may treat any Investor or Bank whose name is recorded in any Register as a Investor or Bank, respectively, hereunder for all purposes of this Agreement. Each Register shall be available for inspection by the Borrower, any Bank or any Investor at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of an Assignment and Acceptance executed by any assigning Investor or Bank and an Assignee representing that it is an Eligible Assignee, each Group Managing Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance (or assignment with respect thereto), (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower, the Administrative Agent and each other Group Managing Agent.

(e) Notwithstanding anything to the contrary set forth in this Agreement, each Securitization Company Party may assign to another Securitization Company Party all or a portion of its rights and obligations hereunder (including, without limitation, its right to make Advances from time to time hereunder and all of the outstanding Advances owed to it), as determined by the Citi Group Managing Agent from time to time. Each such assignment shall be recorded on the books and records of the Citi Group Managing Agent and the relevant Securitization Company Parties, without the need to execute and deliver an Assignment and Acceptance. For all purposes of this Agreement and all related documents, with respect to each assignment under this clause (e) each relevant Securitization Company Party shall be deemed to have the benefit of an executed, delivered, accepted and recorded Assignment and Acceptance relating to such assignment.

SECTION 9.03. Participations.

Any Investor or Bank may, without the consent of the Borrower, sell participations to one or more Participants in all or a portion of its rights and obligations hereunder (including its outstanding Advances); provided that following the sale of a participation under this Agreement (i) the obligations of such selling Investor or Bank, as applicable, shall remain unchanged, (ii) such selling Investor or Bank, as applicable, shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, and the other parties hereto shall continue to deal solely and directly with such selling Investor or Bank, as applicable, in connection with the rights and obligations of such selling Investor or Bank under this Agreement. Any agreement or instrument pursuant to which an Investor or a Bank sells such a participation shall provide that the Participant shall not have any right to direct the enforcement of this Agreement or the other Transaction Documents or to approve any amendment, modification or waiver of any provision of this Agreement or the other Transaction Documents; provided that such agreement or instrument may provide that the selling Investor or Bank, as applicable, will not, without the consent of such Participant, agree to any amendment, modification or waiver that (i) reduces the amount of Principal or Yield that is payable on account of any Advance subject to such participation or delays any scheduled date for payment thereof or (ii) reduces any fees payable by the Borrower hereunder (to the extent relating to payments to the Participant) or delays any scheduled date for payment of such fees. The Borrower acknowledges and agrees that any Investor’s or Bank’s source of funds may derive in part from its Participants. Accordingly, references in Sections 2.13, 2.14, 2.17, Article X and 12.06 and the other terms and provisions of this Agreement and the other Transaction Documents relating to determinations, reserve and capital adequacy requirements, expenses, increased costs, reduced receipts and the like as they pertain to the applicable selling Investor or Bank shall be deemed also to include those of its Participants; provided that the Borrower shall not be required to pay any higher costs, expenses and indemnification amounts hereunder than it would be required to pay in the absence of the sale of any participation by the selling Investor or Bank to a Participant as contemplated by this Section 9.03. Any Bank, Investor or the Agent may, in connection with any such participation, disclose to Participants and potential Participants any information relating to the Borrower, the Collection Agent or any Originator, including the Receivables, furnished to such selling Investor or Bank, as applicable, or the Administrative Agent or applicable Group Managing Agent by or on behalf of the Borrower; provided that, prior to any such disclosure, such Participant or potential Participant agrees to preserve the confidentiality of any such information which is confidential in accordance with the provisions of Section 12.08.

SECTION 9.04. Pledge to Federal Reserve; Investor Trustee.

Notwithstanding any other provision of this Article IX, any Bank may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, rights to payment of Principal and Yield) under this Agreement to secure obligations of such Bank to a Federal Reserve Bank, without notice to or consent of the Borrower, the Administrative Agent or any Group Managing Agent; provided that no such pledge or grant of a security interest shall release a Bank from any of its obligations hereunder or substitute any such pledgee or grantee for such Bank as a party hereto. Notwithstanding any other provision of this Article IX, any Investor may at any time pledge or grant a security interest in all or any portion of its rights and interests (including, without limitation, rights to payment of Principal and Yield) under this Agreement to an Investor Trustee.

ARTICLE X

INDEMNIFICATION

SECTION 10.01. Indemnities by the Borrower and the Collection Agent. (a) Without prejudice to any other rights which any Indemnified Party may have under this Agreement or under applicable law, the Borrower hereby agrees to indemnify and save harmless (and pay upon demand to) each Indemnified Party from and against any and all damages, losses, claims, taxes, liabilities, and costs and expenses, including attorneys’ fees (which attorneys may be employees of such Indemnified Party) growing out of or resulting from this Agreement or any other Transaction Document or from any Advance hereunder or the security interests in the Collateral, or growing out of or resulting from any Pool Receivables or related Contracts or Related Security, excluding, however, (i) damages, losses, claims, liabilities, costs and expenses resulting from gross negligence or willful misconduct on the part of such Indemnified Party and (ii) recourse (except as otherwise provided in Section 2.09 with respect to Purchase Price Credits) for uncollectable Receivables on account of credit reasons, including the inability of the Obligor thereon to pay.

(b) In furtherance and not in limitation of the foregoing, the Borrower also agrees to pay to each Indemnified Party upon demand any and all amounts necessary to indemnify it and save it harmless from and against any and all damages, losses, claims, liabilities or expenses (including reasonable attorneys’ fees and disbursements) awarded against or incurred by it arising out of or as a result of:

(i) the characterization in any Originator Report or other written statement made by or on behalf of the Borrower of any Receivable as an Eligible Receivable or as included in the Net Receivables Pool Balance which, as of the date of such Originator Report or other statement, was not an Eligible Receivable or should not have been included in the Net Receivables Pool Balance;

(ii) its reliance on any representation or warranty made by the Borrower (or any of its officers) under or in connection with this Agreement or any other Transaction Document or any Originator Report or any other information or report delivered by the Borrower pursuant to this Agreement or any other Transaction Document, which shall have been false or incorrect in any material respect when made or deemed made;

(iii) the failure by the Borrower to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract or Related Security, or the nonconformity of any Pool Receivable or the related Contract or Related Security with any such applicable law, rule or regulation;

(iv) the failure to vest in the Administrative Agent a first priority perfected security interest in the Collateral free and clear of any Adverse Claim; or the failure of the Borrower to have obtained a first priority perfected ownership interest in the Pool Receivables and the Related Security and Collections with respect thereto transferred or purported to be transferred to the Borrower under the Receivables Sale Agreement, free and clear of any Adverse Claim; or any failure of Borrower to give reasonably equivalent value to any Originator under the Receivables Sale Agreement in consideration of the transfer by such Originator of any Receivable, or any attempt by any Person to void such transfer whether by statute, common law or an equitable action or otherwise;

(v) the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables in, or purporting to be in, the Receivables Pool, and any other Collateral at any time;

(vi) any Dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Receivable or the furnishing or failure to furnish such merchandise or services (including, without limitation, any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort);

(vii) any failure of the Borrower to perform its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document and the other documents and instruments delivered pursuant hereto and thereto or to perform its duties or obligations under any Contract;

(viii) the commingling of Collections by the Borrower of Pool Receivables at any time with other funds;

(ix) any investigation, litigation or proceeding related to or arising from this Agreement, any other Transaction Document or any other instrument or document furnished pursuant hereto or thereto or the transactions contemplated by this Agreement or any Contract or the use of the proceeds of an Advance;

(x) any failure by the Borrower to pay when due any taxes, including without limitation sales, excise or personal property taxes, payable by the Borrower in connection with any Receivable or Related Security or Contract;

(xi) any Event of Termination with respect to the Borrower described in Section 7.01(h); or

(xii) any action or omission by the Borrower that reduces or impairs the rights of the Administrative Agent, any of the Group Managing Agents or any of the Investors or Banks with respect to any Pool Receivable or the value of any such Pool Receivable.

(c) Without prejudice to any other rights which any Indemnified Party may have under this Agreement or under applicable law, the Collection Agent hereby agrees to indemnify and save harmless (and pay upon demand to) each Indemnified Party from and against any and all damages, losses, claims, taxes, liabilities, and costs and expenses, including attorneys’ fees (which attorneys may be employees of such Indemnified Party) growing out of or resulting from the performance of or any failure of the Collection Agent to perform its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document and the other documents and instruments delivered pursuant hereto and thereto, including, without limitation:

(i) the commingling of Collections of Pool Receivables by the Collection Agent or any Originator at any time with other funds;

(ii) any failure to pay when due any taxes, including without limitation sales, excise or personal property taxes, payable by it in connection with any Receivable or Related Security or Contract;

(iii) any failure of the Collection Agent to perform its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document and the other documents and instruments delivered pursuant hereto and thereto;

(iv) any claim brought by any Person other than an Indemnified Party arising from any activity by the Collection Agent in servicing, administering or collecting any Pool Receivable;

(v) any Event of Termination with respect to the Collection Agent or any Originator described in Section 7.01(h);

(vi) any action or omission by the Collection Agent that reduces or impairs the rights of the Administrative Agent, any of the Group Managing Agents or any of the Investors or Banks with respect to any Pool Receivable or the value of any such Pool Receivable;

(vii) reliance on any representation or warranty made by the Collection Agent (or any of its officers) under or in connection with this Agreement or any other Transaction Document or any Originator Report or any other information or report delivered by it pursuant to this Agreement and any other Transaction Document, which shall have been false or incorrect in any material respect when made or deemed made; or

(viii) the failure by the Collection Agent to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract or Related Security, or the nonconformity of any Pool Receivable or the related Contract or Related Security with any such applicable law, rule or regulation.

SECTION 10.02. Borrower to Advise Administrative Agent and the Group Managing Agents.

The Borrower will use its best efforts to identify situations involving possible liability or obligations under this Article X and to determine the amount of any such liability or obligations, and, upon having notice of such situations, it will promptly advise the Administrative Agent and each Group Managing Agent thereof.

SECTION 10.03. Cooperation in Litigation.

The Borrower shall have the right to participate with, and at its expense, agrees to assist, at the request of, the Administrative Agent or any Group Managing Agent or any other Indemnified Party in any action, suit or proceeding brought by or against the Administrative Agent or any Group Managing Agent or any other Indemnified Party relating to any of the transactions contemplated by this Agreement or to any of the Receivables in, or purporting to be in, the Receivables Pool or any other Collateral, except that the Borrower shall have no obligation to assist in any action, suit or proceeding relating to any violation or alleged violation by any Investor or Bank of its agreements under Section 9.03 or 12.04(b) hereof. If (i) the Borrower shall have acknowledged that Section 10.01 will cover any judgment or expenses in any action, suit or proceeding and (ii) in the sole determination of the Administrative Agent or any other Indemnified Party, the Borrower has the financial ability to satisfy such judgment or expenses, then the Borrower shall have the right, on behalf of the Administrative Agent, any Group Managing Agent or such other Indemnified Party, as the case may be, but at the Borrower’s expense, to defend such action, suit or proceeding with counsel selected by it and shall have sole discretion as to whether to litigate, appeal or settle.

ARTICLE XI

GRANT OF SECURITY INTEREST

SECTION 11.01. Grant of Security Interest.

The Borrower hereby assigns and pledges to the Administrative Agent for the benefit of itself, the Holders and each other Indemnified Party from time to time, and hereby grants to the Administrative Agent for the benefit of itself, the Holders and each other Indemnified Party from time to time, a security interest in and to and under (i) all Pool Receivables now existing and hereafter arising, (ii) all Collections and Related Security with respect thereto, (iii) each lock box, post office box and lock box account to which any Collections are remitted or deposited, (iv) the Collection Account, (v) all other rights and payments relating to the Pool Receivables, (vi) the Additional Assigned Rights, (vii) all other assets of the Borrower, including, without limitation, accounts, chattel paper, instruments and general intangibles (as those terms are defined in the UCC) now existing and hereafter arising (other than any rights of the Borrower under any of the Second Lien Loan Documents), and (viii) all proceeds of the foregoing (together, the “Collateral”). The Administrative Agent, for the benefit of itself, the Holders and each of the other Indemnified Parties, shall have, in addition to the rights and remedies which they may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative.

SECTION 11.02. Security for Secured Obligations.

The assignment, pledge and security interest granted under this Article XI secures the payment of all obligations of the Borrower now or hereafter existing from time to time under this Agreement, the Fee Letters, any other instruments and documents furnished by the Borrower pursuant hereto or otherwise in connection with this Agreement, whether for Collections received or deemed to have been received or otherwise payable by the Borrower, Principal, Yield, interest, fees, costs, expenses, taxes, indemnification or otherwise, including any of the foregoing accrued or incurred subsequent to the commencement of any bankruptcy or insolvency proceedings with respect to the Borrower, whether or not the same are allowed as a claim in such proceeding (all such obligations being the “Secured Obligations”).

SECTION 11.03. Borrower Remains Liable.

Anything herein to the contrary notwithstanding, (a) the Borrower shall remain liable under the Receivables Sale Agreement to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Administrative Agent or any Group Managing Agent of any of the rights hereunder shall not release the Borrower from any of its duties or obligations under the Receivables Sale Agreement, and (c) neither the Administrative Agent nor any Group Managing Agent nor any Investor nor any Bank nor any other Indemnified Party shall have any obligation or liability under the Receivables Sale Agreement by reason of this Article XI, nor shall the Administrative Agent or any Group Managing Agent or any Investor or any Bank or any other Indemnified Party be obligated to perform any of the obligations or duties of the Borrower thereunder.

SECTION 11.04. Further Assurances.

(a) The Borrower agrees that from time to time, at the expense of the Borrower, the Borrower will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Administrative Agent (at the direction of the Majority Group Managing Agents) may request, in order to perfect and protect the security interest granted or purported to be granted hereby or to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, the Borrower will upon the request of the Administrative Agent (at the direction of the Majority Group Managing Agents): (i) file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Administrative Agent (in all cases at the direction of the Majority Group Managing Agents) may reasonably request, in order to perfect and preserve the security interest granted or purported to be granted hereby, and (ii) mark conspicuously each of its records pertaining to the Collateral with a legend, in form and substance satisfactory to the Administrative Agent (with the consent of the Majority Group Managing Agents) indicating that such Collateral is subject to the security interest granted pursuant hereto.

(b) The Borrower hereby authorizes the Administrative Agent (at the direction of the Majority Group Managing Agents) to file one or more financing or continuation statements, and amendments thereto, relating to all or any part of the Collateral without the signature of the Borrower where permitted by law, and the Administrative Agent shall notify the Borrower of each such filing. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

SECTION 11.05. Payments with Respect to Additional Assigned Rights. The Borrower agrees, and has effectively so instructed each other party to the Receivables Sale Agreement, that all payments due or to become due to the Borrower under or in connection with the Receivables Sale Agreement shall be made to the Collection Agent’s Account. By the end of the next Business Day after receipt of any such payment, the Collection Agent shall retain and deliver such amounts to the Collection Account and/or the Borrower’s Account pursuant to Section 2.07 or 2.08, as applicable. If the Borrower receives any such payments, it will deposit such payments to such accounts within two Business Days following its receipt thereof and at all times prior thereto shall hold such payments in trust for the exclusive benefit of the Administrative Agent and the Holders.

SECTION 11.06. Administrative Agent Appointed Attorney-in-Fact. The Borrower hereby irrevocably appoints the Administrative Agent the Borrower’s attorney-in-fact, with full authority in the place and stead of the Borrower and in the name of the Borrower or otherwise, from time to time in the Administrative Agent’s discretion (which in all cases shall be exercised only upon the written request of the Majority Group Managing Agents) following the occurrence and during the continuance of an Event of Termination, to take any action and to execute any instrument which the Administrative Agent (at the direction of the Majority Group Managing Agents) may deem necessary or advisable to accomplish the purposes of the assignment, grant and security interest granted hereunder, including, without limitation:

(a) to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in connection with the Collateral,

(b) to receive, indorse and collect any drafts or other instruments, documents and chattel paper in connection therewith, and

(c) to file any claims or take any action or institute any proceedings which the Majority Group Managing Agents may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce compliance with the terms and conditions of the Receivables Sale Agreement or the rights of the Administrative Agent or the Group Managing Agents with respect to any of the Collateral.

SECTION 11.07. Administrative Agent May Perform.

If the Borrower fails to perform any agreement contained herein, the Administrative Agent may, if requested by the Majority Group Managing Agents, itself perform, or cause performance of, such agreement, and the expenses of the Administrative Agent incurred in connection therewith shall be payable by the Borrower under Section 12.06.

SECTION 11.08. Duties of the Administrative Agent and the Group Managing Agent.

The powers conferred on the Administrative Agent and each Group Managing Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Administrative Agent and each Group Managing Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Administrative Agent and each Group Managing Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property.

SECTION 11.09. Remedies.

If any Event of Termination shall have occurred and be continuing:

(a) The Majority Group Managing Agents, on behalf of the Administrative Agent, may exercise any and all rights and remedies of the Borrower under or in connection with the Receivables Sale Agreement or otherwise in respect of the Collateral, including, without limitation, any and all rights of the Borrower to demand or otherwise require performance of any provision of the Receivables Sale Agreement.

(b) The Majority Group Managing Agents, on behalf of the Administrative Agent, may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the UCC in effect in the State of New York (whether or not such UCC applies to the affected collateral).

(c) All payments received directly by the Borrower in respect of the Collateral shall be received in trust for the benefit of the Administrative Agent, shall be segregated from other funds of the Borrower, deposited into the Collection Account or, at the direction of the Majority Group Managing Agents, shall be forthwith paid over, on behalf of the Administrative Agent, to each Group Managing Agent on the basis of the aggregate Principal of the outstanding Advances of the Holders represented by such Group Managing Agent, in the same form as so received (with any necessary endorsement).

(d) All payments made in respect of the Collateral, and all cash proceeds in respect of any sale of, collection from, or other realization upon all or any part of the Collateral, received by any Group Managing Agent on behalf of the Administrative Agent shall be shared (after payment of any amounts payable to the Administrative Agent and each of the Group Managing Agents pursuant to Section 12.06) with the other Group Managing Agents to be disbursed to the Holders and the Indemnified Parties on a ratable basis for application against the Secured Obligations. Any surplus of such payments or cash proceeds held by any Group Managing Agent and remaining after repayment in full of the Secured Obligations shall be paid to the Borrower or to whomever may be lawfully entitled to receive such surplus.

SECTION 11.10. Direct Enforcement of Indemnification Obligations.

Notwithstanding any other provision in this Agreement, the Administrative Agent shall be entitled at any time to enforce, on behalf of itself, the Holders and each other Indemnified Party, directly all of the Borrower’s rights under Article VII of the Receivables Sale Agreement and any Parent Undertaking from and after the Effective Date.

ARTICLE XII

MISCELLANEOUS

SECTION 12.01. Amendments, Etc.

(a) No amendment of any provision of this Agreement, and no waiver of any provision of this Agreement nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Group Managing Agents and, in the case of any such amendment, the Borrower and the Collection Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Group Managing Agents, do any of the following: (i) waive any of the conditions specified in Section 3.01 or Section 3.02 (if and to the extent that the Advance which is the subject of such waiver would involve an increase in the aggregate outstanding amount of the Facility Principal over the Facility Principal outstanding immediately prior to such Advance), (ii) increase the Investor Limit of any Investor Group or the Commitments of the Banks or subject the Investors or the Banks to any additional obligations, (iii) reduce the amount of Principal or Yield with respect to any Advance or any fees or other amounts payable hereunder, (iv) postpone any date fixed for any payment of Principal or Yield with respect to any Advance or any fees or other amounts payable hereunder, (v) change the percentage of the Investor Limits or the Commitments or the definition of Pro Rata Share, or the number of Holders, Investors, Banks, or Group Managing Agents, which shall be required for the Holders, Investors, Banks or Group Managing Agents or any of them to take any action hereunder, (vi) consent to or permit the assignment or transfer by the Borrower of any of its rights or obligations under this Agreement, (vii) change the definition of “Default Ratio”, “Delinquency Ratio”, “Dilution Ratio”, “Eligible Originator”, “Eligible Receivable”, “Loss Reserve”, “Yield Reserve”, “Dilution Reserve” or “Fee Reserve”, (viii) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in the foregoing clauses (i) through

(vii) in a manner that would circumvent the intention of the restrictions set forth in such clauses, or (ix) amend this Section 12.01(a); provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Group Managing Agents as required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement; provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent and the Majority Group Managing Agents waive any Event of Termination; and provided, further, that the provisions of Section 4.03 may not be amended or waived without confirmation from Standard & Poor’s that the rating of the commercial paper notes of each Citi Investor will not be reduced or withdrawn as a result thereof

(b) In the event that any amendment, modification or waiver to the TCEH Credit Agreement entered into after the date hereof amends, modifies or waives Section 9.1 (solely as it relates to the timing of the delivery of the financial statements required to be delivered pursuant thereto and the cure right contained in Section 11.15), Section 10.9 or Section 11.15 of the TCEH Credit Agreement or any of the defined terms used in such Section 10.9 or Section 11.15 of the TCEH Credit Agreement, then the Administrative Agent may, in its sole discretion, elect to have such amendment, modification or waiver effective for purposes of this Agreement. In the event the Administrative Agent so elects, then the Administrative Agent, the Banks and the Investors agree that they shall in no event be entitled to receive an amendment fee or other consideration which, proportionally based on the aggregate undrawn Commitments and the aggregate Principal of outstanding Advances hereunder as a percentage of the aggregate principal amount of loans, other extensions of credit and undrawn commitments under the TCEH Credit Agreement, exceeds the aggregate of the amendment fees and other consideration (which shall include, without limitation, any increase in interest rate margins and/or interest rate floors) received by the agent and lenders under the TCEH Credit Agreement in connection with such amendment, modification or waiver.

SECTION 12.02. Notices, Etc.

All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including telecommunication) and mailed or telecommunicated or delivered, as to each party thereto, at its address set forth under its name on the signature pages hereof or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, in the case of written notice, when presented at the address of the addressee thereof, and, in the case of notice by telecommunication, when telecommunicated (against receipt of answer back or confirmation, if any) during normal business hours of the addressee, or, if after such normal business hours, on the next occurring business day of the addressee, in each case addressed as aforesaid, except that notices and communications pursuant to Article II shall not be effective until received. Notwithstanding the foregoing, any notice or other communication provided for hereunder may be given telephonically and be effective when given so long as the same shall be confirmed in writing as hereinabove provided on the same Texas Business Day.

SECTION 12.03. No Waiver; Remedies.

No failure on the part of the Administrative Agent, any Group Managing Agent, any Bank or any Investor, the Collection Agent or the Borrower to exercise, and no delay in exercising, any right hereunder or under the Fee Letters shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 12.04. Binding Effect; Assignability.

(a) This Agreement shall, on and after the date on which the conditions precedent specified in Section 3.01 shall have been satisfied or waived in accordance with the terms hereof, be binding upon and inure to the benefit of the Borrower, the Collection Agent, the Administrative Agent, each Group Managing Agent, each Holder and former Holder and the other Indemnified Parties, and their respective successors and assigns, except that neither the Borrower nor the Collection Agent may assign its rights hereunder or any interest herein without the prior written consent of each Group Managing Agent. No Investor nor any Bank shall, without the prior consent of its Group Managing Agent and the Borrower, sell, assign or otherwise transfer any Advance made by it hereunder, or assign its rights hereunder or thereunder or any interest herein or therein, except pursuant to or as contemplated by Article IX of this Agreement.

(b) [Intentionally Omitted].

(c) This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time, after the Facility Termination Date, as no Facility Principal and no other amount owed hereunder to the Administrative Agent, any Group Managing Agent or any Holder, shall be outstanding and this Agreement has terminated in accordance with its terms; provided, however, that rights and remedies with respect to any breach of any representation and warranty made by the Borrower or the Collection Agent pursuant to Article IV, the indemnification provisions of Article X and Sections 2.17, 12.06, 12.07 and 12.08 shall be continuing and shall survive any termination of this Agreement.

SECTION 12.05. Governing Law.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, except to the extent that the perfection or effect of non-perfection of the security interests in the Collateral, or remedies hereunder in respect thereof, are governed by the laws of a jurisdiction other than the State of New York, in which case the laws of such other jurisdiction shall govern.

SECTION 12.06. Costs, Expenses and Taxes.

In addition to the rights of indemnification granted to the Indemnified Parties under Article X hereof, the Borrower agrees to pay on demand all reasonable costs and expenses in connection with the preparation, execution, delivery and administration of the Transaction Documents and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent and each Group Managing Agent with respect thereto and with respect to advising the Administrative Agent and such

Group Managing Agent as to its rights and remedies under the Transaction Documents, the fees of rating agencies associated with reviewing the Transaction Documents and providing rating confirmations, or other confirmation related to the rating, of each Investor’s commercial paper in connection with the execution of this Agreement, and all costs and expenses, if any (including reasonable counsel fees and expenses), of each Indemnified Party in connection with the enforcement of the Transaction Documents and the other documents to be delivered hereunder.

SECTION 12.07. No Proceedings; Waiver of Consequential Damages . (a) Each of the Borrower, TXU Energy Retail (as Collection Agent or otherwise), each other Collection Agent, the Administrative Agent, each Group Managing Agent, each Bank and each Investor agrees that it will not institute against any Investor any proceeding of the type referred to in clause (i) of Section 7.01(h) so long as any Promissory Notes issued by such Investor shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Promissory Notes shall have been outstanding.

(b) Each of the Borrower, TXU Energy Retail (as Collection Agent or otherwise) and each other Collection Agent agrees that no Indemnified Party shall have any liability to any of them or any of their respective security holders or creditors in connection with this Agreement, any of the other Transaction Documents or any of the transactions contemplated thereby on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings). Each of the Investors, the Banks, the Group Managing Agents, the Holders and the Administrative Agent, on behalf of itself and its Affiliates, agrees that neither the Borrower nor TXU Energy Retail, nor any of their Affiliates, shall have any liability to any of them in connection with this Agreement, any of the other Transaction Documents or any of the transactions contemplated thereby on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings, except with respect to any Liquidation Fee due hereunder).

SECTION 12.08. Confidentiality.

Unless otherwise required by any applicable law, order, regulation or ruling or accounting requirements or the rules of the applicable stock exchange wherein the securities of any of the Originators may be listed, the Borrower agrees to maintain the confidentiality of this Agreement, the Receivables Sale Agreement and the Fee Letters, and the Administrative Agent and each of the Group Managing Agents, Banks and Investors agree to maintain confidentiality of all Contracts and Related Security, and all books, records and documents related thereto, in communications with third parties and otherwise; provided, however, that each of the Administrative Agent, the Group Managing Agents, the Banks and the Investors may disclose any such information to (i) prospective and actual Participants or Assignees if each of such Participants or Assignees, as applicable, executes an agreement containing provisions substantially identical to those contained in this Section 12.08, (ii) any rating agency, (iii) any commercial paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to an Investor or any subordinated investor in any Investor or any Investor Trustee, and (iv) any officers, directors, employees, outside accountants and attorneys of any of the foregoing; provided further that no party shall have any obligation of confidentiality in respect of any information which may be generally available to the public or become available to the public through no fault of such party and provided further that the Borrower and the Originators may deliver copies of this Agreement and the other Transaction Documents to the proposed Second Lien Agent and any proposed lenders under the Second Lien Credit Agreement. Notwithstanding the foregoing to the contrary, each Originator, the Borrower, their affiliates and their respective officers, directors, employees and authorized representatives, and the Administrative Agent, each Group Managing Agent, each Bank and each Investor, their affiliates and their respective officers, directors, employees and authorized representatives may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transactions contemplated by this Agreement and any related transactions and all materials of any kind (including opinions or other tax analyses) that are provided to each Originator, the Borrower or any of their affiliates or the Administrative Agent, any Group Managing Agent, any Bank or any Investor, as the case may be, relating to such U.S. tax treatment and U.S. tax structure.

SECTION 12.09. Headings.

The section headings in this Agreement are for convenience only and shall not determine the rights and obligations of the parties to this Agreement.

SECTION 12.10. Exercise of Discretion.

Except with respect to any provision herein providing for “sole discretion,” any discretionary action or approval which may be taken or given by any party hereunder shall be taken or given in accordance with a standard of reasonableness in light of the practices in effect at the time such action or approval is to be taken or given.

SECTION 12.11. Execution in Counterparts.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by electronic mail attachment in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 12.12. Jurisdiction, Etc.

(a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Transaction Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Transaction Documents in the courts of any jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Transaction Documents to which it is a party in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 12.13. WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH, THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

TXU ENERGY RECEIVABLES COMPANY LLC

By:	/s/ Anthony R. Horton
Name: Anthony R. Horton
Title: Treasurer and Assistant Secretary

1601 Bryan Street Energy Plaza Dallas, Texas 75201-3411 Attention: Treasurer Telephone No.: 214-812-4600 Facsimile No.: 214-812-2488

TXU ENERGY RETAIL COMPANY LLC

By:	/s/ Anthony R. Horton
Name: Anthony R. Horton
Title: Treasurer

1601 Bryan Street Energy Plaza Dallas, Texas 75201-3411 Attention: Treasurer Telephone No.: 214-812-4600 Facsimile No.: 214-812-2488

Signature Page to First Lien Trade Receivables Financing Agreement

CITIBANK, N.A., as Administrative Agent and Citi Group Managing Agent

By:	/s/ Kosta Karantzoulis
Name: Kosta Karantzoulis
Title: Vice President

750 Washington Boulevard 8th Floor Stamford, CT 06901 Attention: Global Securitized Products Telephone No.: 203-975-6383 Facsimile No.: 914-274-9038

Signature Page to First Lien Trade Receivables Financing Agreement

CITIBANK, N.A. as Initial Bank

By:	/s/ Kosta Karantzoulis
Name: Kosta Karantzoulis
Title: Vice President

750 Washington Boulevard 8th Floor Stamford, CT 06901 Attention: Global Securitized Products Telephone No.: 203-975-6383 Facsimile No.: 914-274-9038

Signature Page to First Lien Trade Receivables Financing Agreement

CAFCO, LLC

By:	Citibank, N.A.,
as Attorney-in-Fact

By:	/s/ Kosta Karantzoulis
Name: Kosta Karantzoulis
Title: Vice President

750 Washington Boulevard 8th Floor Stamford, CT 06901 Attention: Global Securitized Products Telephone No.: 203-975-6383 Facsimile No.: 914-274-9038

CRC FUNDING, LLC

By:	Citibank, N.A.,
as Attorney-in-Fact

By:	/s/ Kosta Karantzoulis
Name: Kosta Karantzoulis
Title: Vice President

750 Washington Boulevard 8th Floor Stamford, CT 06901 Attention: Global Securitized Products Telephone No.: 203-975-6383 Facsimile No.: 914-274-9038

Signature Page to First Lien Trade Receivables Financing Agreement

CHARTA, LLC

By:	Citibank, N.A.,
as Attorney-in-Fact

By:	/s/ Kosta Karantzoulis
Name: Kosta Karantzoulis
Title: Vice President

750 Washington Boulevard 8th Floor Stamford, CT 06901 Attention: Global Securitized Products Telephone No.: 203-975-6383 Facsimile No.: 914-274-9038

CIESCO, LLC

By:	Citibank, N.A.,
as Attorney-in-Fact

By:	/s/ Kosta Karantzoulis
Name: Kosta Karantzoulis
Title: Vice President

750 Washington Boulevard 8th Floor Stamford, CT 06901 Attention: Global Securitized Products Telephone No.: 203-975-6383 Facsimile No.: 914-274-9038

Signature Page to First Lien Trade Receivables Financing Agreement

Exhibit 10.2

EXECUTION VERSION

TRADE RECEIVABLES SALE AGREEMENT

Dated as of November 30, 2012

Among

TXU ENERGY RETAIL COMPANY LLC

as Originator, as Collection Agent and as Originator Agent

and

TXU ENERGY RECEIVABLES COMPANY LLC

as Buyer

and

ENERGY FUTURE HOLDINGS CORP.

i

ii

TRADE RECEIVABLES SALE AGREEMENT

Dated as of November 30, 2012

TXU ENERGY RETAIL COMPANY LLC, a Texas limited liability company (“TXU Energy Retail”), as an originator (the “Initial Originator”, and together with each Additional Originator that becomes a party hereto in accordance with Section 2.07, the “Originators”), as the Collection Agent (as defined below) and as agent for the Originators (the “Originator Agent”), TXU ENERGY RECEIVABLES COMPANY LLC, a Delaware limited liability company as buyer (the “Buyer”), and ENERGY FUTURE HOLDINGS CORP., a Texas corporation (“EFH Corp.”) agree as follows:

PRELIMINARY STATEMENTS:

(1) Certain terms which are capitalized and used throughout this Agreement (in addition to those defined above) are defined in Article I of this Agreement.

(2) The Initial Originator and any Additional Originator have Receivables that they wish to sell to the Buyer, and the Buyer is prepared to purchase such Receivables on the terms set forth herein.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms.

Capitalized terms used herein but not otherwise defined herein shall have the meanings specified in that certain First Lien Trade Receivables Financing Agreement, dated as of the date hereof, by and among the Buyer, the Collection Agent, CAFCO, LLC, a Delaware limited liability company, CRC Funding, LLC, a Delaware limited liability company, Charta, LLC, a Delaware limited liability company, CIESCO, LLC, a Delaware limited liability company, and Citibank, as the Initial Bank, as the Citi Group Managing Agent, and as First Lien Agent, as the same may, from time to time, be amended, restated, modified or supplemented in accordance with the terms thereof (the “First Lien Receivables Financing Agreement”). In addition, as used in this Agreement and unless otherwise stated herein, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Actual Closing Date Purchase Price” has the meaning specified in Section 2.02(b).

“Additional Originator” has the meaning specified in Section 2.07.

“Additional Originator Receivable Assets” has the meaning specified in Section 2.01(a).

“Additional Originator Supplement Agreement” has the meaning specified in Section 2.07(c).

“Administrative Agents” means, as applicable, the First Lien Agent and/or, on and after the Second Lien Effective Date, the Second Lien Agent.

“Aggregate Purchase Price” has the meaning specified in Section 2.02(f).

“Aggregate Purchase Price Credits” has the meaning specified in Section 2.02(f).

“Agreement” means this Agreement as the same may from time to time be amended, supplemented or otherwise modified.

“Allocable Share” means with respect to any claim or request for indemnification, payment of increased costs or reimbursement of expenses or otherwise pursuant to Article VII or Section 8.04 from or against any Originator, the ratio of the aggregate Outstanding Balance of Originator Receivables of such Originator owned by the Buyer over the aggregate Outstanding Balance of all Originator Receivables owned by the Buyer, determined as at the time such claim or request is initially asserted against such Originator.

“Buyer” has the meaning specified in the introductory paragraph hereof.

“Cash Payments” has the meaning specified in Section 2.02(h)(i).

“Citibank” means Citibank, N.A., a national banking association.

“Closing Reconciliation Date” has the meaning specified in Section 2.02(b).

“Collection Agent” has the meaning specified in Section 6.01.

“Collections” means, with respect to any Originator Receivable, all cash collections and other cash proceeds of such Originator Receivable, including, without limitation, collections of the Outstanding Balance and any finance charge, late payment fee or other charge, all cash proceeds of the Related Security with respect to such Originator Receivable and any Purchase Price Credits paid pursuant to the terms hereof.

“Contract” means an open account agreement, as evidenced by one of the forms of invoice attached hereto as Schedule III or as attached to the Originator Report, or a tariff, or a written agreement between any Originator and an Obligor. The Majority Group Managing Agents, or, after a Discharge of Senior Obligations following the Second Lien Effective Date, the Second Lien Agent, may, by written notice to any Originator, disapprove of any form of invoice within ten Business Days after each Group Managing Agent or the Second Lien Agent, as applicable, receives from the Buyer the Originator Report with a copy of such new form attached thereto and any other agreement or instrument pursuant to which a Receivable arises or which evidences an Originator Receivable.

2

“Controlling Agent” means (i) prior to the Discharge of Senior Obligations, the First Lien Agent, and (ii) following the Discharge of Senior Obligations after the Second Lien Effective Date, the Second Lien Agent.

“Credit and Collection Policy” means those credit and collection policies and practices of (i) the Initial Originator existing on the date hereof (as more particularly set forth in Schedule II attached) and (ii) each Additional Originator as delivered to each Group Managing Agent, in form and substance satisfactory to the Group Managing Agents, in each case, which are being followed by the Collection Agent and the applicable Originator with respect to Contracts and Originator Receivables related thereto, including those policies and practices maintained by the Collection Agent’s or the applicable Originator’s computer system, with such changes to such credit and collection policies and practices as are not prohibited by Section 5.03(c).

“Cutoff Date” means November 28, 2012.

“Discharge of Senior Obligations” (i) except as set forth in the following clause (ii), means the reduction of the Facility Principal to zero and the indefeasible payment in full of all other amounts due to the First Lien Agent, each Group Managing Agent, each Bank and each Investor under the First Lien Loan Documents after the Facility Termination Date and (ii) after the Second Lien Effective Date, has the meaning set forth in the Second Lien Intercreditor Agreement.

“Discount” means, in respect of (i) the initial Purchase from the Initial Originator on the date hereof, $16,893,125.00 and (ii) each Purchase thereafter, the Discount Percentage multiplied by the aggregate Outstanding Balance of the Originator Receivables that are the subject of such Purchase.

“Discount Percentage” has the meaning specified in Schedule V to this Agreement.

“EFH Corp.” has the meaning specified in the introductory paragraph hereof.

“Eligible Originator” means an Originator that is a direct or indirect majority-owned subsidiary of TCEH and is an “Eligible Originator” under the First Lien Receivables Financing Agreement.

“Financing Agreements” means, as applicable, the First Lien Receivables Financing Agreement and/or, on and after the Second Lien Effective Date, the Second Lien Credit Agreement.

“First Lien Agent” means, Citibank, N.A., as administrative agent under the First Lien Receivables Financing Agreement, and any successor administrative agent thereunder.

“First Lien Loan Documents” means the First Lien Receivables Financing Agreement and each other Transaction Document (as defined therein), and after the Second Lien Effective Date, the “Senior Debt Documents” as defined in the Second Lien Intercreditor Agreement.

3

“First Lien Receivables Financing Agreement” has the meaning specified in the introductory paragraph to Section 1.01.

“Indemnified Amounts” has the meaning specified in Section 7.01.

“Indemnified Party” has the meaning specified in Section 7.01.

“Initial Originator” has the meaning specified in the introductory paragraph hereof.

“Initial Originator Receivable Assets” has the meaning specified in Section 2.01(a).

“Initial Purchase Price” means an amount equal to (a) the aggregate Outstanding Balance of the Originator Receivables of the Initial Originator existing as of the Cutoff Date minus (b) the Discount in respect of the initial Purchase from the Initial Originator on the date hereof.

“Intercompany Note” means the promissory note, in substantially the form of Exhibit B hereto, executed by the Buyer to the order of the Originator Agent on behalf of the Originators.

“Lender” means any lender under the Second Lien Credit Agreement.

“Material Adverse Effect” means a material adverse effect on (i) the financial condition or operations of TCEH and its Subsidiaries which would be reasonably likely to materially and adversely affect the ability of TCEH to perform its obligations under the Parent Undertaking or, if this term “Material Adverse Effect” is used in relation to the Collection Agent or any Originator, the financial condition or operations of the Collection Agent or such Originator and their respective Subsidiaries which would be reasonably likely to materially and adversely affect the ability of the Collection Agent or such Originator to perform its obligations under the Transaction Documents to which it is a party, (ii) the legality, validity or enforceability of this Agreement or any other Transaction Document, (iii) the interest of any Originator, the Buyer, the First Lien Agent, any Group Managing Agent, any Holder or, on and after the Second Lien Effective Date, any Lender or the Second Lien Agent in the Receivables generally or in any significant portion of the Receivables, the Related Security or Collections with respect thereto, or (iv) the collectibility of the Receivables generally or of any significant portion of the Receivables.

“Maturity Date” means the date on which all obligations become due and payable under the Second Lien Loan Documents (whether scheduled, by acceleration or otherwise).

“Modified Aggregate Purchase Price” has the meaning specified in Section 2.02(h)(i).

“Non-Payment Event” has the meaning specified in Section 2.02(e).

4

“Obligor” means a Person obligated to make payments for purchase of goods or services (including, without limitation, electricity) pursuant to a Contract.

“Originator” has the meaning specified in the introductory paragraph hereof.

“Originator Agent” has the meaning specified in the introductory paragraph hereof.

“Originator Receivable” means, with respect to any Originator, all present and future Receivables of such Originator.

“Post-Termination Date Receivables” has the meaning specified in Section 2.04(b).

“Purchase” means a purchase by the Buyer of Receivable Assets from an Originator pursuant to Article II.

“Purchase Date” means each day on which a Purchase is made pursuant to Article II.

“Purchase Price” means, for (i) the initial Purchase from the Initial Originator on the date hereof being paid for on the date hereof pursuant to Article II, the Initial Purchase Price and (ii) each subsequent Purchase pursuant to Article II, an amount equal to (a) the aggregate Outstanding Balance of the Originator Receivables that are the subject of such Purchase minus (b) the Discount in respect of such Purchase.

“Purchase Price Credit” has the meaning specified in Section 2.03.

“Purchase Settlement Period” has the meaning specified in Section 2.02(f).

“Receivable Assets” has the meaning specified in Section 2.01(a).

“Receivables Activity Report” means a report prepared by the Originator Agent, in substantially the form attached hereto as Exhibit A.

“Records” means, with respect to any Receivable, all documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable, any Related Security therefor and the related Obligor, other than the related Contract.

“Related Security” means with respect to any Receivable:

(i) all of the interest of the relevant Originator in the goods (including returned, repossessed or foreclosed goods), if any, relating to the sale which gave rise to such Receivable;

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(ii) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise;

(iii) all guarantees, letters of credit, security agreements, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise; and

(iv) all Contracts relating to such Receivable (except to the extent any assignment thereof under this Agreement would breach a legally enforceable provision of such Contract) and all Records relating to such Receivable, any of the other property described in this definition or the related Obligor.

“Second Lien Agent” means the administrative agent under the Second Lien Credit Agreement, and any successor administrative agent thereunder.

“Second Lien Credit Agreement” means a second lien credit agreement, among the Buyer, certain lenders party thereto, TXU Energy Retail, as collection agent, and the Second Lien Agent, as the same may be amended, modified or restated from time to time in accordance with the terms of the Second Lien Intercreditor Agreement.

“Second Lien Intercreditor Agreement” means a Second Lien Intercreditor Agreement, effective as of the Second Lien Effective Date, by and among the First Lien Agent, TXU Energy Retail, as the collection agent, the Buyer and the Second Lien Agent, as the same may be amended, modified or restated from time to time.

“Second Lien Loan Documents” means, collectively, the Second Lien Credit Agreement and the “Second Priority Debt Documents” as such term is defined in the Second Lien Intercreditor Agreement.

“Settlement Date” means (i) except as set forth in the following clause (ii), the second Business Day after each Determination Date, and (ii) after the Discharge of Senior Obligations following the Second Lien Effective Date, each date on which accrued interest payments are required to be paid under the Second Lien Credit Agreement.

“Settlement Period” means, initially, the period from the date hereof to the next succeeding Determination Date, and thereafter, each period from a Determination Date to the next succeeding Determination Date.

“TCEH” means Texas Competitive Electric Holdings Company LLC, a Delaware limited liability company.

“Termination Date” means the earlier of (i) the later of (a) the Facility Termination Date and (b) in the event the Second Lien Effective Date shall have occurred, the Maturity Date, (ii) the date on which an Originator delivers a notice of a Non-Payment Event as described in Section 2.02(e), and (iii) the date the Originator Agent declares the occurrence of the Termination Date pursuant to Section 2.02(h)(i).

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“Transaction Documents” means the First Lien Loan Documents and, on and after the Second Lien Effective Date, the Second Lien Loan Documents.

“TXU Collection Agent” means (i) TXU Energy Retail, in its capacity as Collection Agent hereunder and as collection agent under the Financing Agreements, or (ii) if another Person that is an Affiliate of EFH Corp. has been designated as the collection agent under the Financing Agreements, such Person, in its capacity as Collection Agent hereunder and as collection agent under the Financing Agreements.

“TXU Energy Retail” has the meaning specified in the introductory paragraph hereof.

SECTION 1.02. Other Terms.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York and not specifically defined herein are used herein as defined in such Article 9.

SECTION 1.03. Computation of Time Periods.

Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”.

SECTION 1.04. References to Agreements, Laws, Etc.

Unless otherwise expressly provided herein, (a) references herein to agreements, documents and instruments shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are not prohibited by any Transaction Document; and (b) references herein to any requirement of law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such requirement of law.

ARTICLE II

SALE OF ORIGINATOR RECEIVABLES

SECTION 2.01. Sale of Originator Receivables.

(a) The Initial Originator hereby sells, transfers and assigns, without recourse (except as expressly provided in Sections 2.01(b) and 2.03), to the Buyer, on the terms and subject to the conditions specifically set forth herein, all its right, title and interest in, to and under all of its Originator Receivables existing on the date hereof and hereafter arising from time to time until the Termination Date, all Related Security with respect thereto, all Collections and other amounts received with respect thereto and all proceeds of the foregoing, together with all of the Initial Originator’s rights, remedies, powers and privileges with respect to its Originator

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Receivables, all Related Security with respect thereto, all Collections and other amounts received with respect thereto and all proceeds of the foregoing (collectively, the “Initial Originator Receivable Assets”). Each Additional Originator, by entering into an Additional Originator Supplement Agreement, will thereby sell, transfer and assign, without recourse (except as expressly provided in Sections 2.01(b) and 2.03), to the Buyer, on the terms and subject to the conditions specifically set forth herein, all its right, title and interest in, to and under all of its Originator Receivables existing on the date set forth in such Additional Originator Supplement Agreement as the effective date thereunder and thereafter arising from time to time until the Termination Date, all Related Security with respect thereto, all Collections and other amounts received with respect thereto and all proceeds of the foregoing, together with all such Additional Originator’s rights, remedies, powers and privileges with respect to such Originator Receivables, all Related Security with respect thereto, all Collections and other amounts received with respect thereto and all proceeds of the foregoing (collectively, the “Additional Originator Receivable Assets”, and together with the Initial Originator Receivable Assets, the “Receivable Assets”). On the terms and subject to the conditions specifically set forth herein, the Buyer hereby agrees to purchase all such Receivable Assets from time to time until the Termination Date.

(b) The parties to this Agreement intend that the transactions contemplated hereby shall be, and shall be treated as, a purchase by the Buyer and a sale by each of the Originators of Receivable Assets and not as a lending transaction, which sales are absolute and irrevocable and provide the Buyer with the full benefits of ownership of the Receivable Assets. Each sale of Originator Receivables hereunder is made without recourse to the applicable Originator; provided, however, that (i) each Originator shall be liable to the Buyer for all representations, warranties, covenants and indemnities made by such Originator pursuant to the terms of this Agreement, (ii) each such sale shall be subject to the provisions set forth in Section 2.03 and (iii) the foregoing sales, transfers and assignments do not constitute and are not intended to result in a creation or assumption by the Buyer of any obligation or liability with respect to any Originator Receivable or Contract, nor shall the Buyer be obligated to perform or otherwise be responsible for any obligation of any Originator or any other Person in connection with any Receivable Assets or under any agreement or instrument relating thereto.

(c) In connection with the foregoing sales, transfers and assignments, each Originator hereby agrees to record and file, in each case, at its own expense, proper financing statements (and proper continuation statements with respect to such financing statements when applicable) with respect to the Receivable Assets now and hereafter from time to time acquired by the Buyer under this Agreement, in such manner and in such jurisdictions as are necessary or desirable in the Buyer’s sole discretion to perfect the sales, transfers and assignments of the Receivable Assets to the Buyer hereunder, and to deliver copies of such financing statements to the Buyer and the applicable Administrative Agent on or prior to the initial advances made under the applicable Financing Agreement. Such financing statements under this Agreement shall name such Originator as debtor/Originator and the Buyer (or its assignee) as secured party/buyer.

SECTION 2.02. Terms of Sales.

(a) In the case of the Initial Originator, on the date hereof and, in the case of an Additional Originator, on the date set forth in the applicable Additional Originator Supplement Agreement as the effective date thereunder, and in the case of all Originators, on the date of creation of each

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newly arising Originator Receivable thereafter, all of each Originator’s right, title and interest in, to and under (i) in the case of the date hereof or such date set forth in the applicable Additional Originator Supplement Agreement as the effective date thereunder, all then existing Receivable Assets of the Initial Originator or the applicable Additional Originator, respectively, and (ii) in the case of each such date of creation thereafter (but only so long as the Termination Date has not occurred), all such newly created Receivable Assets of the Originators, shall be immediately and automatically sold, assigned, transferred and conveyed to the Buyer pursuant to Section 2.01(a) above without any further action by the Originators, the Buyer or any other Person.

(b) The Purchase Price for each Purchase from an Originator shall be payable in full by the Buyer to the Originator Agent on behalf of such Originator on each Purchase Date in the manner provided in paragraph (c) below of this Section 2.02. On the first Settlement Date occurring after the date of the initial Purchase from the Initial Originator on the date hereof (the “Closing Reconciliation Date”), the Initial Originator shall determine the Purchase Price for the Initial Originator Receivable Assets existing on the date hereof based on the Originator Receivables of the Initial Originator existing on the date hereof (the “Actual Closing Date Purchase Price”). If the Initial Purchase Price paid by the Buyer is greater than the Actual Closing Date Purchase Price, the Originator Agent on behalf of the Initial Originator shall apply that excess as a credit to the Purchase Price of the Originator Receivable Assets being paid to the Originator Agent on behalf of the Initial Originator by the Buyer on the Closing Reconciliation Date. If the Initial Purchase Price paid by the Buyer is less than the Actual Closing Date Purchase Price, the Buyer shall pay that difference to the Originator Agent on behalf of the Initial Originator on the Closing Reconciliation Date.

(c) The Purchase Price for Receivable Assets purchased from each Originator shall be paid by the Buyer on each Purchase Date (including the initial Purchase Date) as follows:

(i) by netting the amount of any Purchase Price Credits with respect to such Originator pursuant to Section 2.03 (or, on the Closing Reconciliation Date, any credit pursuant to clause (b) of this Section 2.02) against such Purchase Price;

(ii) to the extent available for such purpose, in cash from Collections released to the Buyer pursuant to the Financing Agreements on such Purchase Date;

(iii) to the extent available for such purpose, in cash from the proceeds of an Advance made to the Buyer pursuant to the First Lien Receivables Financing Agreement on such Purchase Date and/or, on the Second Lien Effective Date, the proceeds of borrowings under the Second Lien Credit Agreement;

(iv) to the extent available for such purpose, in cash from the proceeds of capital contributed by TCEH, if any, in respect of its equity interest in the Buyer; and

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(v) subject to the provisions of Section 2.09(b), by means of an addition to the principal amount of the Intercompany Note in an aggregate amount up to the remaining unpaid portion of the Purchase Price. Any such addition to the principal amount of the Intercompany Note shall be allocated among the Originators in accordance with the provisions of this Section 2.02(c)(v) and Section 2.09(c). The Originator Agent may evidence such additional principal amounts by recording the date and amount thereof on the grid attached to the Intercompany Note; provided, however, that the failure to make any such recordation or any error in such grid shall not in any manner affect the obligation of the Buyer to repay the obligations thereunder in accordance with the terms thereof.

(d) The Originator Agent shall be responsible, in its sole discretion but in accordance with Section 2.02(c), for allocating among the Originators the payment of the Purchase Price for Receivable Assets and any amounts netted therefrom pursuant to Section 2.02(c)(i) or, in the form of cash to be paid pursuant to Sections 2.02(c)(ii), (iii) or (iv), or in the form of an addition to the principal amount of the Intercompany Note pursuant to Sections 2.02(c)(v) and 2.09. The Buyer shall be entitled to pay all amounts in respect of the Purchase Price of Receivable Assets to an account of the Originator Agent for allocation by the Originator Agent to the Originators, and each of the Originators hereby appoints the Originator Agent as its agent for purposes of receiving such payments, making such allocations and taking any other actions hereunder on its behalf, and hereby authorizes the Buyer to make all payments due to such Originator directly to, or as directed by, the Originator Agent. The Originator Agent hereby accepts and agrees to such appointment.

(e) If any Originator (or the Originator Agent on its behalf) shall not have received payment in full from the Buyer of the Purchase Price for any Receivable Asset on the Purchase Date therefor in accordance with the terms of Section 2.02(c) (a “Non-Payment Event”), whether or not the conditions set forth in Article III have been fulfilled, such Receivable Asset shall, upon (x) receipt of notice from such Originator (or the Originator Agent on its behalf) of such failure to receive payment (which notice shall be provided only on such Purchase Date and may not be delivered at any time thereafter) and (y) the return of any cash payment received from the Buyer with respect to such Receivable Asset on such date, immediately and automatically be sold, assigned, transferred and reconveyed by the Buyer to such Originator without any further action by the Buyer or any other Person. The foregoing shall in no event impact in any manner any other Receivable Asset Purchased on such Purchase Date for which such Non-Payment Event does not apply.

(f) At least two Business Days prior to each Settlement Date and promptly after the occurrence of the Termination Date, the Originator Agent shall deliver to the Originators, the Buyer and the Administrative Agents a Receivables Activity Report containing information regarding all Purchases from each Originator, the aggregate Purchase Prices paid by the Buyer to each Originator and the aggregate Purchase Price Credits in respect of the Receivable Assets of each Originator, in each case occurring during the calendar month most recently ended or, in the case of the Termination Date, during the period from the end of the preceding calendar month to the Termination Date (each such period, a “Purchase Settlement Period”), including, without limitation, (i) the aggregate Outstanding Balances of the Originator Receivables sold by each Originator during such calendar month or portion thereof, (ii) the aggregate Purchase Prices for such Receivable Assets of each Originator (the “Aggregate Purchase Price”), (iii) the aggregate

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Purchase Price Credits for each Originator (the “Aggregate Purchase Price Credits”) and (iv) the components of payment as provided in Section 2.02(c) above with respect to each Originator (including the adjustments to and current balance, if any, of the Intercompany Note), and in connection therewith, the Buyer and each Originator (or the Originator Agent on its behalf) shall, after giving effect to the application of payments provided in Sections 2.02(c) and 2.02(g) in respect of such calendar month or portion thereof, reconcile the amounts owed to each other in respect of that period as provided in Section 2.02(h). Each Originator (other than TXU Energy Retail) shall provide to the Originator Agent all information in respect of such Originator’s Originator Receivables and Purchase Price Credits required by the Originator Agent in order to fulfill its obligations as Originator Agent hereunder, including, all information in respect of such Originator’s Originator Receivables to be included in each Receivables Activity Report.

(g) Each Originator hereby agrees that all amounts received by the Originator Agent on behalf of such Originator on any Business Day shall be applied in the following order of priority on such Business Day:

(i) first, to pay the Purchase Price for Receivable Assets purchased from such Originator as contemplated by Section 2.02(c)(ii);

(ii) second, to make payments of interest on, and then principal of the Intercompany Note in accordance with Section 2.09 and the Intercompany Note; and

(iii) third, in such manner as the Buyer may specify.

(h) If on any Settlement Date,

(i) the Aggregate Purchase Price for the related Purchase Settlement Period minus the Aggregate Purchase Price Credits for such Purchase Settlement Period with respect to any Originator (such difference, the “Modified Aggregate Purchase Price”) exceeds the amount of Collections and other cash payments received by the Originator Agent on behalf of such Originator as provided herein for such Purchase Settlement Period (such amount, the “Cash Payments”), the Originator Agent shall, subject to the terms of this Agreement and to the extent it has not already done so, record the increase in the principal amount outstanding under the Intercompany Note up to the amount of such excess, and if any excess remains after giving effect to the increase in the principal amount of the Intercompany Note (as a result of the limitations set forth in Section 2.09(b)), the Originator Agent may declare the Termination Date to have occurred by delivering notice to that effect to the Buyer and the Administrative Agents;

(ii) the Cash Payments for the related Purchase Settlement Period exceed the Modified Aggregate Purchase Price for such Purchase Settlement Period with respect to any Originator, the Originator Agent shall, subject to the terms of this Agreement, record the application of that excess, (x) first, to the payment of unpaid and accrued interest on the Intercompany Note, as applicable and (y) second, as a reduction in the principal amount of the Intercompany Note, as applicable, and cause the applicable Originator to pay any remaining excess to the Buyer.

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SECTION 2.03. Purchase Price Credit Adjustments.

If on any day (i) the Outstanding Balance of any Originator Receivable is (a) reduced as a result of any defective, rejected or returned services, any cash discount, or any noncash adjustment by the applicable Originator or (b) reduced or canceled as a result of a setoff arising from any claim by the Obligor thereof against such Originator (whether such claim arises out of the same or a related transaction or an unrelated transaction), (ii) any of the representations or warranties in Section 4.01(k) is not true, with respect to any Originator Receivable on the date when made or deemed made or (iii) any Adverse Claim or any Dispute, claim, offset or defense, as referred to in Section 7.01(vi), has arisen or been asserted with respect to any Originator Receivable, the Buyer shall be entitled to a credit (a “Purchase Price Credit”) against the Purchase Price payable to such Originator hereunder equal to (x) the full amount of such reduction or adjustment (in the case of clause (i) above) or (y) the outstanding balance of the applicable Originator Receivable (in the case of clause (ii) or (iii) above) less any Collections received in respect thereof; provided, that no Purchase Price Credit shall be granted or paid by any Originator in the case of clause (ii) above unless requested by the Buyer (which request must be made within six (6) months following the date the Buyer receives notice of such breach or inaccuracy from the applicable Originator). If the aggregate Purchase Price Credits in respect of any Originator exceeds the aggregate Purchase Price in respect of the Receivable Assets of such Originator payable on any Purchase Date, such Originator shall pay to the Buyer an amount equal to the remaining amount of such Purchase Price Credits by depositing such amount in the Collection Account on or prior to the first Settlement Date after the date on which such Purchase Price Credits arose. On (x) the Termination Date (or, if not a Business Day, the first Business Day thereafter), each Originator shall pay to the Buyer an amount equal to the aggregate Purchase Price Credits in respect of such Originator as of such date that have not as of such time been netted against the Purchase Price payable to such Originator pursuant to Section 2.02(c) and (y) each Business Day after the Termination Date on which a Purchase Price Credit in respect of an Originator exists, such Originator shall pay to the Buyer an amount equal to such Purchase Price Credit, in each case, by depositing such amount in the Collection Account on such Business Day. Simultaneously with the granting or payment of any Purchase Price Credit by an Originator in respect of an Originator Receivable under clause (ii) or (iii) above, such Originator Receivable and the other Receivable Assets with respect thereto shall immediately and automatically be sold, assigned, transferred and reconveyed (without recourse) by the Buyer to such Originator without any further action by the Buyer or any other Person.

SECTION 2.04. Settlement Procedures.

(a) Except as otherwise required by law or the related Contract, all Collections received from an Obligor of any Originator Receivable shall be applied to Originator Receivables then outstanding of such Obligor in the order of the age of such Originator Receivables, starting with the oldest such Originator Receivable, except if payment is designated by such Obligor for application against specific Originator Receivables.

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(b) With respect to any Originator Receivables of an Obligor arising from and after the Termination Date which were not sold to the Buyer hereunder but which were billed on the same invoice as Originator Receivables of such Obligor sold by such Originator to the Buyer hereunder (such Originator Receivables, “Post-Termination Date Receivables”), such Originator shall identify to the Collection Agent, and the Collection Agent shall allocate, Collections with respect to such Obligor on the following basis:

(i) for any Obligor with an advanced metering system allowing electricity consumption to be recorded by the Originator every fifteen minutes, the portion thereof relating to electricity consumed by such Obligor prior to the Termination Date shall be treated as Originator Receivables and the portion thereof relating to electricity consumed by such Obligor on or after the Termination Date shall be treated as Post-Termination Date Receivables; and

(ii) for any Obligor with any other type of metering system, using the algorithm published by the Electric Reliability Council of Texas that such Originator uses to assign electricity consumption by an Obligor to particular days during a period based on customer-specific variables and actual weather variables, the portion thereof relating to electricity consumption by such Obligor assigned by such Originator to days prior to the Termination Date shall be treated as Originator Receivables and the portion thereof relating to electricity consumption by such Obligor assigned by such Originator to the Termination Date and days thereafter shall be treated as Post-Termination Date Receivables.

Except as otherwise required by law or the related Contract, all payments received from any such Obligor with respect to such Receivables shall be allocated first to the Originator Receivables and then to the Post-Termination Date Receivables, except if payment is designated by such Obligor for application against specific Originator Receivables or Post-Termination Date Receivables, as applicable.

SECTION 2.05. Payments and Computations, Etc.

(a) All amounts to be paid or deposited by any Originator or the Originator Agent or the Collection Agent on behalf of any Originator hereunder shall be paid or deposited in the Collection Account in accordance with the terms hereof no later than 11:00 a.m. (New York City time) on the day when due in lawful money of the United States in same day funds, subject to Section 6.05(b)(i). All amounts to be paid or deposited by the Buyer hereunder shall be paid or deposited in accordance with the terms hereof no later than 3:00 p.m. (New York City time) on the day when due in lawful money of the United States in same day funds to the account of the Originator Agent designated from time to time or as otherwise directed by the Originator Agent to the Buyer in writing. Each Originator shall, to the extent permitted by law, pay to the Buyer interest on all amounts not paid or deposited by or on behalf of such Originator when due hereunder at a rate equal to 2% per annum above the Alternate Base Rate, payable on demand; provided that such interest shall accrue at the Assignee Rate, or, after a Discharge of Senior Obligations following the Second Lien Effective Date, the interest rate payable on the principal outstanding under the Second Lien Credit Agreement at such time prior to expiration of the cure period specified in Section 7.01(b) of the First Lien Receivables Financing Agreements or the

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analogous provision of the Second Lien Credit Agreement with respect to such payment, and provided further, however, that such interest rate shall not at any time exceed the maximum rate permitted by applicable law. The Buyer shall, to the extent permitted by law, pay to the applicable Originator interest on all amounts not paid or deposited by the Buyer when due hereunder at a rate equal to 2% per annum above the Alternate Base Rate, payable on demand; provided, that such interest rate shall not at any time exceed the maximum rate permitted by applicable law, and provided further, however, that any payments to be made by the Buyer in respect of the foregoing shall be made solely from funds available to the Buyer which are not otherwise required to be applied or set-aside for the payment of any obligations of the Buyer under the Financing Agreements, shall be non-recourse other than with respect to such funds and shall not constitute a claim against the Buyer to the extent that insufficient funds exist to make such payment.

(b) All computations of interest and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed. Each Originator hereby irrevocably and unconditionally waives and relinquishes to the fullest extent it may legally do so any express or implied vendor’s lien, and any other lien, security interest, charge or encumbrance, or any setoff, counterclaim, recoupment, defense and other right or claim which would otherwise be imposed on or affect any Originator Receivable or any Receivable Asset of such Originator on account of any unpaid amount of the Initial Purchase Price or any Purchase Price therefor or on account of any other unpaid amounts otherwise payable by the Buyer under or in connection with this Agreement or the Intercompany Note or otherwise.

SECTION 2.06. Characterization.

If, notwithstanding the intention of the parties expressed in Section 2.01(b), any sale by any Originator to the Buyer of any Receivable Assets hereunder shall be characterized as a secured loan and not as a sale or absolute transfer thereof or such sale or transfer shall for any reason be ineffective or unenforceable, then this Agreement shall be deemed to constitute a security agreement under the UCC and other applicable law. For this purpose and without being in derogation of the parties’ intention that the sale of Originator Receivables hereunder shall constitute a true sale thereof, each Originator hereby grants to the Buyer a security interest in all of such Originator’s right, title and interest in, to and under all of its Originator Receivables now existing and hereafter arising, all Collections and Related Security with respect thereto, each lock-box and lock-box account to which any Collections are remitted or deposited, all other rights and payments relating to the Originator Receivables and all proceeds of the foregoing to secure the prompt and complete payment of a loan deemed to have been made in an amount equal to the Initial Purchase Price or the Purchase Price (as applicable) of the Originator Receivables together with all other obligations of such Originator hereunder, and such Originator covenants that it shall take all actions reasonably necessary to ensure that such security interest shall be prior to all other Adverse Claims thereto. Furthermore, in the event the sale of the Receivable Assets hereunder is characterized other than as a sale, each of the Buyer and the Originators represents, as to itself, that each remittance of Collections by such Originator to the Buyer or its assignees under this Agreement will have been (i) in payment of a debt incurred by such Originator in the ordinary course of business or financial affairs of such Originator and the Buyer and (ii) made in the ordinary course of business or financial affairs of such Originator and

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the Buyer. After the Termination Date, the Buyer and its assigns shall have, in addition to the rights and remedies which they may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative.

SECTION 2.07. Addition of Originators.

Any majority-owned Subsidiary of TCEH that satisfies the criteria set forth in the definition of “Eligible Originator” may become an additional Originator (an “Additional Originator”) hereunder and sell Additional Originator Receivable Assets to the Buyer hereunder, upon satisfaction of the following conditions precedent:

(a) Each of the Buyer, each Administrative Agent and each of the Group Managing Agents shall have received at least 5 Business Days’ prior written notice of the proposed effective date of such Subsidiary becoming an Additional Originator;

(b) Each Administrative Agent and each Group Managing Agent shall have been provided access to the officers of the proposed Additional Originator and its books, records and accounting systems to enable each Administrative Agent and each Group Managing Agent to conduct a due diligence review of the proposed Additional Originator’s accounts receivable and accounting systems, and each Administrative Agent and each Group Managing Agent shall have found such review to be satisfactory;

(c) A supplement to this Agreement in substantially the form of Exhibit D (an “Additional Originator Supplement Agreement”) hereto shall have been executed by the proposed Additional Originator, the Originator Agent and the Buyer and delivered to each Administrative Agent; and

(d) Each Administrative Agent and each Group Managing Agent shall have received the following:

(i) proper financing statements naming the Additional Originator as debtor, the Buyer as secured party and Citibank, as First Lien Agent, as assignee, to be filed under the UCC of all jurisdictions that the First Lien Agent may deem necessary or desirable in order to perfect the Buyer’s interests created or purported to be created hereunder in such Additional Originator’s Additional Originator Receivable Assets;

(ii) if the addition of such Additional Originator is occurring after the Second Lien Effective Date, proper financing statements naming the Additional Originator as debtor, the Buyer as secured party and the Second Lien Agent, as assignee, to be filed under the UCC of all jurisdictions that the Second Lien Agent may deem necessary or desirable in order to perfect the Buyer’s interests created or purported to be created hereunder in such Additional Originator’s Additional Originator Receivable Assets;

(iii) proper financing statements or other termination documentation, if any, necessary to release all security interests and other rights of any Person in the Receivables, Related Security, Collections, Contracts, lock-boxes and lock-box accounts to which Collections are remitted or deposited or any proceeds of the foregoing of such Additional Originator previously granted by such Additional Originator;

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(iv) completed requests for information, dated on or a date reasonably near to the effective date of the Additional Originator Supplement Agreement, listing all effective financing statements which name the Additional Originator (under its present name and any previous name) as debtor and which are filed in the jurisdictions in which filings were made pursuant to subsection (d)(i) above and such other jurisdictions specified by the Administrative Agents, together with copies of such financing statements (none of which, except those filed pursuant to subsection (d)(i) above, shall cover any Receivables, Related Security, Collections, Contracts, lock-boxes and lock-box accounts to which Collections are remitted or deposited or any proceeds of the foregoing of the Additional Originator);

(v) a Consent and Agreement, duly executed by the Buyer and the Additional Originator;

(vi) an amendment or joinder to the Intercompany Note in respect of such Additional Originator, in substantially the form of Exhibit B to this Agreement, duly executed by the Buyer;

(vii) certified copies of the charter and by-laws, partnership agreement, limited liability company agreement, or any other applicable formation documents governing the organization, in each case, as amended, of the Additional Originator;

(viii) good standing certificates issued by the state of the Additional Originator’s jurisdiction of organization and each state where it has material operations;

(ix) a copy of the resolutions authorizing the Additional Originator Supplement Agreement, this Agreement and each other Transaction Document to which the Additional Originator will become a party, adopted by the board of directors, general partner, managing member or any other managing authority of such Additional Originator with the power to authorize the transactions contemplated by the Transaction Documents;

(x) a certificate certifying the names and true signatures of the officers, partners, managers, members or other applicable persons authorized on behalf of the Additional Originator to sign the Additional Originator Supplement Agreement and the other documents to be delivered hereunder (on which certificates the Buyer, the Administrative Agents, the Group Managing Agents, the Holders and (on and after the Second Lien Effective Date) the Lenders may conclusively rely unless and until such time as each Administrative Agent and each Group Managing Agent shall receive a revised certificate meeting the requirements of this clause) executed by the Secretary, Assistant Secretary, general partner, managing member, or any other officer of such Additional Originator with the authority to execute such certificate;

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(xi) an executed copy of a Lock-Box Agreement for each Lock-Box Account of the Additional Originator or an undated executed copy of a Post Office Box Notice for each Post Office Box of the Additional Originator;

(xii) the favorable opinion of counsel to the Additional Originator in form and substance satisfactory to the Administrative Agents and the Majority Group Managing Agents; and

(xiii) such other agreements, instruments and other documents and amendments or other modifications to the Transaction Documents, each in form and substance satisfactory to the Administrative Agents, that the Administrative Agents determine is reasonably necessary to effect such addition.

SECTION 2.08. No Repurchase.

Except to the extent expressly set forth herein, no Originator shall have any right or obligation under this Agreement, by implication or otherwise, to repurchase from the Buyer any of its Receivable Assets or to rescind or otherwise retroactively affect any Purchase of any Receivable Assets after they are sold to the Buyer hereunder.

SECTION 2.09. Intercompany Note.

(a) On the date of the initial Purchase from the Initial Originator on the date hereof, the Buyer shall issue to the Originator Agent (on behalf of the Initial Originator) the Intercompany Note. The aggregate principal amount of the Intercompany Note at any time shall be equal to the difference between (a) the sum of the principal amount on the date of issuance thereof plus each addition to the principal amount of the Intercompany Note with respect to each Originator pursuant to the terms of this Agreement as of such time, minus (b) the aggregate amount of all payments made in respect of the principal of the Intercompany Note as of such time. All payments made in respect of the Intercompany Note shall be allocated, first, to pay accrued and unpaid interest thereon, and second, to pay the outstanding principal amount thereof. Interest on the outstanding principal amount of the Intercompany Note shall accrue at a rate per annum equal to the Alternate Base Rate in effect from time to time from and including the date of the initial Purchase to but excluding the last day of each Settlement Period and shall, subject to the terms and conditions hereof, be paid (x) on each Settlement Date with respect to the principal amount of the Intercompany Note outstanding from time to time during the Settlement Period immediately preceding such Settlement Date (but only to the extent the Buyer has funds available to make such payment) and/or (y) on the maturity date thereof; provided, however, that, to the maximum extent permitted by law, accrued interest on the Intercompany Note which is not so paid shall be added to the principal amount of the Intercompany Note. Upon receipt of any such payment, the Originator Agent shall distribute such payment to the Originators ratably based on their respective interests in the Intercompany Note as described in Section 2.09(c). Principal of the Intercompany Note not paid or prepaid pursuant to the terms thereof shall be payable on the maturity date thereof. Notwithstanding anything to the contrary contained in this Agreement, any payments to be made by the Buyer in respect of the Intercompany Note shall be made solely from funds available to the Buyer which are not otherwise required to be applied or set-aside for the payment of any obligations of the Buyer under the Financing Agreements, shall be non-recourse other than with respect to such funds and shall not constitute a claim against the Buyer to the extent that insufficient funds exist to make such payment.

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(b) Anything herein to the contrary notwithstanding, the Buyer may not make any payment of any Purchase Price on any Purchase Date by increasing the aggregate principal amount of the Intercompany Note outstanding unless the aggregate principal amount of the Intercompany Note outstanding on such Purchase Date (after giving effect to all repayments thereof on or before such Purchase Date) would not exceed 25% of the aggregate Outstanding Balance of the Pool Receivables on such Purchase Date.

(c) The initial principal amount of the Intercompany Note shall be allocated to the Initial Originator by the Originator Agent. Each addition to the principal amount of the Intercompany Note on the date of each Purchase pursuant to Section 2.02(c) shall be allocated among the Originators by the Originator Agent ratably in proportion to the remaining unpaid portion of the Purchase Price owing to each Originator on such date. All payments of the Intercompany Note pursuant to Section 2.02(g) shall be allocated by the Originator Agent ratably to each Originator (according to the aggregate Outstanding Balances of the Originator Receivables sold by each Originator as of such date).

ARTICLE III

CONDITIONS OF PURCHASES

SECTION 3.01. Conditions Precedent to Initial Purchase from the Initial Originator.

The Buyer’s obligation to pay the Purchase Price for the initial Purchase of Initial Originator Receivable Assets from the Initial Originator hereunder is subject to the satisfaction (or waiver by the Group Managing Agents) of the conditions precedent set forth in Section 3.01 of the First Lien Receivables Financing Agreement.

SECTION 3.02. Conditions Precedent to All Purchases.

The Buyer’s obligation to accept and pay for any Purchase (including the initial Purchase) from an Originator hereunder shall be subject to the further conditions precedent that:

(a) the representation and warranties of such Originator contained in Section 4.01 shall be true and correct in all material respects on and as of such date, except to the extent any such representation or warranty is expressly made only as of another date (in which case it shall be true and correct in all material respects on and as of such other date);

(b) the Termination Date shall not have occurred;

(c) no voluntary or involuntary case or proceeding is pending against such Originator under the U.S. Bankruptcy Code;

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(d) the Buyer shall have received (after giving effect to Section 2.02(c)(i)) payment in full of all amounts for which payment is due from such Originator pursuant to this Agreement; and

(e) such Originator shall have delivered to the Buyer such information concerning such Receivable Assets as may reasonably be requested by the Buyer.

Notwithstanding the foregoing, unless on or prior to such date the Buyer shall specifically instruct such Originator in writing (with a copy to each Administrative Agent) to the contrary, each Purchase from such Originator shall occur automatically on each day prior to the Termination Date, with the result that the title to all Receivable Assets with respect thereto shall vest in the Buyer automatically on the date each such Receivable Assets arise and without any further action of any kind by the Buyer, such Originator, the Originator Agent or the Collection Agent, whether or not the conditions precedent specified above were in fact satisfied on such date and notwithstanding any delay in making payment of the Purchase Price for such Receivable Assets (but without impairing the Buyer’s obligation to pay such Purchase Price in accordance with the terms hereof). The Buyer agrees that such instruction may only be sent upon the failure to satisfy one of the conditions set forth in this Section 3.02.

SECTION 3.03. Conditions Precedent to Originator’s Obligations.

The obligation of:

(a) the Initial Originator to sell the Initial Originator Receivable Assets generated by it and existing on the date hereof to the Buyer is subject to the satisfaction (or waiver by the Group Managing Agents) of the conditions precedent set forth in Section 3.01 of the First Lien Receivables Financing Agreement; and

(b) each Originator to sell any Receivable Assets generated by it on any date (including on the date hereof) shall be subject to the further conditions precedent that on such date no voluntary or involuntary case or proceeding is pending against such Originator or the Buyer under the U.S. Bankruptcy Code.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of each of the Originators, EFH Corp. and the Collection Agent.

Each of the Originators, EFH Corp. and the Collection Agent represents and warrants as follows:

(a) It is a corporation, partnership, limited partnership or limited liability company, as applicable, duly formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation, formation or organization, as applicable, and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified and where the failure to be so qualified would reasonably be

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expected to have a Material Adverse Effect. All of the issued and outstanding limited liability company membership interests in the Buyer are owned by TCEH on the date hereof. All of the issued and outstanding limited liability company membership interests in the Buyer are owned free and clear of any Adverse Claim.

(b) The execution, delivery and performance by it of the Transaction Documents to which it is or will be a party and all other instruments and documents to be delivered by it hereunder or thereunder, and the transactions contemplated hereby and thereby, including its use of the proceeds of the sales, transfers and assignments of Receivable Assets hereunder, are within its corporate, partnership, limited partnership or limited liability company powers, as applicable, have been duly authorized by all necessary corporate, partnership, limited partnership or limited liability company action, as applicable, do not contravene (i) as applicable, its charter and by-laws, partnership agreement, limited liability company agreement or any other organizational documents, as amended, or (ii) in any material way, any applicable law, rule or regulation binding on or affecting it or any of its property, and do not violate any contractual restriction binding on it or any of its property or any order, judgment or decree binding on or affecting it or any of its property or result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of its properties, other than in favor of the Buyer pursuant to this Agreement, in favor of the First Lien Agent pursuant to the First Lien Receivables Financing Agreement and, on and after the Second Lien Effective Date, in favor of the Second Lien Agent pursuant to the Second Lien Credit Agreement; and no transaction contemplated hereby or thereby requires compliance with any bulk sales act or similar law. Each of this Agreement and the other Transaction Documents to which it is a party has been duly executed and delivered by it.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by it of any Transaction Document to which it is or will be a party or any other document or instrument to be delivered by it hereunder or thereunder, except, with respect to the Initial Originator or any Additional Originator for the filing of the UCC financing statements referred to in Section 2.01(c) or 2.07(d)(i), respectively, or such other documents or instruments requested pursuant to Section 6.04, all of which, at the time required in Section 2.01(c) or 2.07(d)(i), respectively, or as requested pursuant to Section 6.04, as the case may be, shall have been duly made and shall be in full force and effect.

(d) This Agreement constitutes, and the other Transaction Documents to which it is or will be a party, when delivered hereunder or thereunder shall constitute, its legal, valid and binding obligation enforceable against it, in accordance with their respective terms (in each case except as limited by applicable bankruptcy or other similar laws and except as specific enforcement may be subject to general principles of equity).

(e) Each Receivables Activity Report and Originator Report (if prepared by it or to the extent that information contained therein is supplied by it), information, exhibit, financial statement, report, book, record or other document furnished or to be furnished at any time by or on behalf of it to the Buyer, either Administrative Agent, any Group Managing Agent, any Bank, any Investor or any Lender in connection with this Agreement, the Financing Agreements or any other Transaction Document is or will be accurate in all material respects as of its date or (except

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as otherwise disclosed to such Person at such time) as of the date so furnished, and no such document contains, or will contain, as of its date of delivery or the date so furnished, any material misstatement of a fact or omits to state, or will omit to state, as of its date of delivery or the date so furnished, a material fact or any fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not materially misleading.

(f) In the case of an Originator, its chief place of business and chief executive office and the offices where it keeps all its books, records and documents evidencing its Originator Receivables or the related Contracts are located at its address referred to in Schedule IV hereto and its jurisdiction of organization is the jurisdiction specified in Schedule IV hereto (or at such other locations or jurisdictions, notified to the Administrative Agents in accordance with Section 5.01(f), in jurisdictions where all action required by the First Lien Agent or, after the Second Lien Effective Date, the Second Lien Agent has been taken and completed); provided that the foregoing shall not prohibit duplicate books, records or documents from being kept elsewhere.

(g) The names and addresses of all of the Lock-Box Banks, together with the account numbers for all of the Lock-Box Accounts and each Post Office Box are specified in Schedule I or as otherwise notified to each Administrative Agent in writing in accordance with Section 5.03(d).

(h) In the case of an Originator, each of its Receivables is an “eligible asset” as defined in Rule 3a-7 promulgated under the Investment Company Act of 1940, as amended.

(i) In the case of an Originator, no proceeds of any of the initial purchase and assignment of its Receivable Assets or subsequent purchases and assignments of its Receivable Assets will be used by it to acquire any security in any transaction which is subject to Sections 12, 13 or 14 of the Securities Exchange Act of 1934, as amended, or for a purpose that violates, or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time.

(j) It has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code of 1986, as amended from time to time, with respect to any Plan, subject to such funding standards, and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code of 1986, as amended from time to time, and has not incurred any liability to the Pension Benefit Guaranty Corporation or a Plan under Title IV of ERISA other than a liability to the Pension Benefit Guaranty Corporation for premiums under Section 407 of ERISA.

(k) Each Originator Receivable characterized in any Originator Report or in any other written statement or report made by or on behalf of any Originator (including in any such statement or report delivered by the Originator Agent) or the Collection Agent, in each case based on information supplied by or on behalf of such Originator, as an Eligible Receivable was, as of the date of such Originator Report or other statement or report, an Eligible Receivable. In the case of an Originator, immediately prior to the time of the initial creation of an interest hereunder in any of its Receivable Assets, it is the legal and beneficial owner of such Receivable

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Assets, free and clear of any Adverse Claim except as created by this Agreement. Upon each sale, transfer or assignment of each Receivable Asset by it hereunder, the Buyer shall have a valid and perfected first priority undivided 100% ownership interest in such Receivable Asset free and clear of any Adverse Claim except as created or permitted by this Agreement. No effective financing statement or other instrument similar in effect covering any Contract or any Receivable Asset sold, transferred or assigned by it hereunder is on file in any recording office, except those filed or in favor of the Buyer relating to this Agreement, in favor of the First Lien Agent relating to the First Lien Receivables Financing Agreement and, on and after the Second Lien Effective Date, in favor of the Second Lien Agent relating to the Second Lien Credit Agreement.

(l) Except as otherwise disclosed in writing to the Buyer and the Administrative Agents and accepted in writing by the Buyer and the Controlling Agent, there are no actions, suits or proceedings pending, or to its knowledge, threatened against or affecting it or its property in any court, or before any arbitrator of any kind, or before or by any governmental body, which, if adversely determined, would reasonably be expected to have a Material Adverse Effect. It is not in default with respect to (i) orders of any governmental agencies which materially adversely affect its business or operations and that of its consolidated subsidiaries taken as a whole or (ii) orders of any court or arbitrator.

(m) It has not sold, assigned, transferred, pledged or hypothecated any interest in any Receivable Asset to any Person other than as contemplated by this Agreement.

(n) It has complied with its Credit and Collection Policy in all material respects and since the date of this Agreement there has been no change in its Credit and Collection Policy except as permitted hereunder.

(o) It has not extended or modified the terms of any Originator Receivable or the Contract under which any such Originator Receivable arose, except in accordance with the Credit and Collection Policy.

(p) Except pursuant to the Lock-Box Agreements or the Post Office Box Notices, it has not granted to any Person control within the meaning of Section 9-104 of the UCC of any Lock-Box Account or any Post Office Box or the right to take control within the meaning of Section 9-104 of the UCC over any Lock-Box Account or Post Office Box at a future time or upon the occurrence of a future event.

(q) In the case of an Originator, the consideration to be furnished or payable by the Buyer to it pursuant to Section 2.02 for the Receivable Assets sold, transferred or assigned by it hereunder on the date hereof, or, in the case of an Additional Originator, on the date set forth in the applicable Additional Originator Supplement Agreement, and the Purchase Price furnished or payable on each Purchase Date thereafter pursuant to Section 2.02 for its Receivable Assets created thereafter, in each case constitutes fair consideration and approximates fair market value for such Receivable Assets, and the terms and conditions (including, without limitation, the Initial Purchase Price or Purchase Price, as applicable, therefor) of the sale, transfer and assignment of such Receivable Assets pursuant to Sections 2.01 and 2.02 reasonably approximate an arm’s length transaction between unaffiliated parties. No such sale, transfer or assignment has been made for or on account of an antecedent debt owed by it to the Buyer and no such sale, transfer or assignment is or may be voidable or subject to avoidance under any section of the U.S. Bankruptcy Code.

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(r) It has filed, or caused to be filed or be included in, all tax reports and returns (federal, state, local and foreign), if any, required to be filed by it and paid, or caused to be paid, all amounts of taxes, including interest and penalties required to be paid by it, except for such taxes (i) as are being contested in good faith by proper proceedings and (ii) against which adequate reserves shall have been established in accordance with and to the extent required by GAAP, but only so long as the proceedings referred to in clause (i) above could not subject either Administrative Agent or any other Indemnified Party to any civil or criminal penalty or liability or involve any material risk of the loss, sale or forfeiture of any property, rights or interests covered hereunder or under any Financing Agreement.

(s)(i) The consolidated balance sheet of TCEH and its consolidated subsidiaries, as at December 31, 2011, and the related statement of income and stockholders’ equity and of cash flows of TCEH and its consolidated subsidiaries for the fiscal year then ended, certified by Deloitte & Touche, copies of which have been furnished to the Buyer and the First Lien Agent, fairly present in all material respects the consolidated financial condition of TCEH and its consolidated subsidiaries as at such date and the consolidated results of the operations of TCEH and its consolidated subsidiaries for the periods ended on such date, all in accordance with generally accepted accounting principles consistently applied, and (ii) since (x) October 10, 2007, there shall not have been any material adverse change in the financial condition or operations of the Initial Originator, the Originator Agent or the Collection Agent or other event which materially adversely affects (1) the ability of the Collection Agent to collect Originator Receivables or (2) the ability of the Initial Originator, EFH Corp., the Originator Agent or the Collection Agent to perform hereunder or under any other Transaction Document, (y) the date hereof, there shall not have occurred any event which materially adversely affects the legality, validity or enforceability of this Agreement or any other Transaction Document, or (z) the date of an Additional Originator Supplement Agreement with respect to an Additional Originator, there shall not have been any material adverse change in the financial condition or operations of such Additional Originator or other event which materially adversely affects the ability of such Additional Originator to perform hereunder or under any other Transaction Document to which it is a party, except, in any case, as may have been disclosed in writing to each Administrative Agent and each Group Managing Agent and accepted in writing by the Controlling Agent.

(t) In the case of the Initial Originator, in the five years preceding the date hereof, or, in the case of an Additional Originator, in the five years preceding the date of the applicable Additional Originator Supplement Agreement, such Originator has not used any company name other than the name in which it has executed this Agreement or such Additional Originator Supplement Agreement, as the case may be, or any trade names, fictitious names, assumed names or “doing business as” names other than as set forth in Schedule VI.

(u) Since October 10, 2007, no event has occurred that would reasonably be expected to have a Material Adverse Effect.

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(v) Such Originator is not, and each of EFH Corp. and the Collection Agent is not, an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.

(w) As of the date hereof (with respect to the Initial Originator) or as of the effective date of any Additional Originator Supplement Agreement (with respect to the applicable Additional Originator party thereto), such Originator is solvent.

SECTION 4.02. Article 9 Representations and Warranties. Each of the Originators represents and warrants as follows as to its Originator Receivables:

(a) This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in such Originator Receivables in favor of the Buyer, which security interest is prior to all other Adverse Claims, and is enforceable as such against creditors of and purchasers from such Originator.

(b) Such Originator Receivables constitute “accounts” within the meaning of the applicable UCC.

(c) Immediately prior to the transfer thereof pursuant hereto, such Originator owns and has good and marketable title to its Originator Receivables free and clear of any Adverse Claim, claim or encumbrance of any Person.

(d) Such Originator has caused or will have caused, in the case of the Initial Originator, within ten days after the date hereof, or, in the case of an Additional Originator, within ten days after the date of the applicable Additional Originator Supplement Agreement, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest in its Originator Receivables granted to the Buyer hereunder.

(e) Other than the security interest granted to the Buyer pursuant to this Agreement, such Originator has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of its Originator Receivables. Such Originator has not authorized the filing of and is not aware of any financing statements against such Originator that include a description of collateral covering the Originator Receivables other than any financing statement relating to the security interest granted to the Buyer hereunder or that has been terminated. Such Originator is not aware of any judgment or tax lien filings against such Originator.

ARTICLE V

GENERAL COVENANTS OF THE ORIGINATORS, EFH CORP. AND THE COLLECTION AGENT

SECTION 5.01. Affirmative Covenants of each of the Originators, EFH Corp. and the Collection Agent.

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Until the latest of (x) the Termination Date, (y) the first date following the Facility Termination Date on which the Facility Principal shall have been reduced to zero and all other amounts due to the First Lien Agent, the Group Managing Agents, the Banks and the Investors under the First Lien Loan Documents shall have been paid and (z) after the Second Lien Effective Date, the first date following the Maturity Date upon which no principal shall be outstanding and no other amounts are payable by the Buyer under the Second Lien Loan Documents, each of the Originators, EFH Corp. and the Collection Agent shall, unless the Buyer and the Majority Group Managing Agents and (on and after the Second Lien Effective Date) the Second Lien Agent shall otherwise consent in writing:

(a) Compliance with Laws, Etc. Comply in all respects with all applicable laws, rules, regulations and orders with respect to it, its business and properties and all its Receivable Assets and Contracts where the failure to so comply would reasonably be expected to have a Material Adverse Effect.

(b) Preservation of Existence. Preserve and maintain its organizational existence, rights and privileges in the jurisdiction of its organization, and qualify and remain qualified and in good standing as a foreign Person, in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification would reasonably be expected to have a Material Adverse Effect; provided, however, that it may consummate any merger or consolidation not prohibited under Section 5.03(e).

(c) Audits. (i) At any time and from time to time during regular business hours, at its sole cost, permit either Administrative Agent, any Group Managing Agent or their respective agents or representatives (such as independent audit and consulting firms specializing in securitization transactions), upon reasonable advance notice to such Person (A) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in its possession or under its control relating to its Receivable Assets, including, without limitation, the related Contracts (to the extent not prohibited by a legally enforceable provision under the terms of the applicable Contracts), and (B) to visit its offices and properties located at its address specified in Schedule IV (or at such other locations as are notified to the Administrative Agents from time to time in accordance with Section 5.01(f)) for the purpose of examining such materials described in clause (A) above, and to discuss matters relating to its Receivable Assets or its performance hereunder or any Person’s performance under the Contracts with any of its officers or its employees having knowledge of such matters.

(ii) (A) Within 120 days after the end of each fiscal year of an Originator and (B) additionally, promptly upon the request of the Majority Group Managing Agents or, on and after the Second Lien Effective Date, the Second Lien Agent if an Event of Termination shall have occurred and be continuing or if the immediately preceding audit under this clause (ii) was not complete and acceptable to the Majority Group Managing Agents or, on and after the Second Lien Effective Date, the Second Lien Agent, cause an independent audit and consulting firm specializing in securitization transactions and selected by the Administrative Agents to perform, at such Originator’s expense, an audit (in scope and form requested by the Administrative Agents) of all the records of such Originator in respect of the Receivable Assets of such Originator and collections thereof and the performance by such Originator of its obligations, covenants and duties hereunder.

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(d) Keeping of Records and Books of Account. (i) In the case of an Originator, keep, or cause to be kept, proper books of record and account, which shall be maintained or caused to be maintained by it and shall be separate and apart from those of the Buyer, in which full and correct entries shall be made of all financial transactions and its assets and business in accordance with GAAP, which shall include the keeping and maintaining of all documents, books, records and other information reasonably necessary or advisable for the collection of all its Receivable Assets (including, without limitation, records adequate to permit the daily identification of each of its Originator Receivables, the Outstanding Balance of each of its Originator Receivables and the dates payments are due thereon and all Collections of and adjustments to each of its existing Originator Receivables); (ii) maintain and implement, or cause to be maintained and implemented, administrative and operating procedures (including, without limitation, an ability to recreate records evidencing its Receivable Assets in the event of the destruction of the originals thereof); and (iii) on or prior to the date hereof (or for any Additional Originator, on or prior to the date it becomes an Additional Originator hereunder), mark its master data processing records and other books and records relating to its Originator Receivables with a legend, acceptable to the Buyer and the Administrative Agents or, following a Discharge of Senior Obligations after the Second Lien Effective Date, the Second Lien Agent, describing the Buyer’s ownership of the Originator Receivables and further describing the grants of security interests therein under the Financing Agreements.

(e) Performance and Compliance with Originator Receivables and Contracts. In the case of an Originator, at its expense timely and fully (i) perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts to which it is a party related to the Originator Receivables, except where the failure to so perform or comply would not have a Material Adverse Effect and (ii) as beneficiary of any Related Security, enforce such Related Security as reasonably requested by the Controlling Agent.

(f) Location of Records. In the case of an Originator, keep its chief place of business and chief executive office, and the offices where it keeps its records concerning its Originator Receivables and all Contracts related thereto (and all original documents relating thereto), at its address referred to in Section 4.01(f) or, upon 30 days’ prior written notice to the Administrative Agents, at such other locations in a jurisdiction where all action required by Section 6.04 shall have been taken and completed, provided that the foregoing shall not prohibit the keeping of duplicate records concerning its Originator Receivables and Contracts related thereto at any other location.

(g) Credit and Collection Policies. In the case of an Originator and the Collection Agent, comply in all material respects with the Credit and Collection Policy in regard to each of its Originator Receivables and the Contract related thereto and provide to the Administrative Agents (i) promptly upon adoption a statement of each change in the Credit and Collection Policy not prohibited by Section 5.03(c) and (ii) not less frequently than annually an updated statement of the then current Credit and Collection Policy.

(h) Deposits to Lock-Box Accounts. In the case of an Originator and the Collection Agent, instruct, or cause to be instructed, all Obligors to make payments in respect of the Originator Receivables sold, transferred or assigned by it hereunder to a Lock-Box Account or a Post Office Box subject to a Lock-Box Agreement or Post Office Box Notice, as applicable,

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and, if it shall otherwise receive any Collections, deposit such Collections, or cause such Collections to be deposited, to such a Lock-Box Account by the first Business Day following such receipt and, at all times prior to such remittance, hold itself or, if applicable, cause such payments to be held in trust for the exclusive benefit of the First Lien Agent, the Group Managing Agents and the Holders and (on and after the Second Lien Effective Date) the Second Lien Agent and the Lenders. Such Originator and the Collection Agent will not grant the right to take control within the meaning of Section 9-104 of the UCC of any Lock-Box Account or Post Office Box at a future time or upon the occurrence of a future event to any Person, except to Buyer (or its assigns) as contemplated by the Lock-Box Agreements, this Agreement or the Financing Agreements.

(i) Use of Proceeds. In the case of an Originator, use all proceeds of each sale, transfer and assignment of Receivable Assets by it hereunder for its general corporate, limited liability company, partnership, limited partnership or other entity purposes in the conduct of its business and in no event use any such proceeds to acquire any security in any transaction which would be subject to Sections 12, 13 or 14 of the Securities Exchange Act of 1934 or for any purpose that violates, or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time.

(j) Separateness. Take all reasonable steps, including, without limitation, all steps that the Buyer or any assignee of the Buyer may from time to time reasonably request to maintain the Buyer’s identity as a separate legal entity and to make it manifest to third parties that the Buyer is an entity with assets and liabilities distinct from those of it and its Affiliates and not just a division of it or any such Affiliate. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, such Originator and the Collection Agent (i) will not hold itself out to third parties as liable for the debts of the Buyer nor purport to own the Originator Receivables and other assets acquired by the Buyer and (ii) will take all other actions necessary on its part to ensure that the Buyer is at all times in compliance with the covenants set forth in Section 5.01(i) of the Financing Agreements.

SECTION 5.02. Reporting Requirements of each of the Originators, EFH Corp. and the Collection Agent.

Until the latest of (x) the Termination Date, (w) the first date following the Facility Termination Date on which the Facility Principal shall have been reduced to zero and all other amounts due to the First Lien Agent, the Group Managing Agents, the Banks and the Investors under the First Lien Loan Documents shall have been paid and (z) after the Second Lien Effective Date, the first date following the Maturity Date upon which no principal shall be outstanding and no other amounts are payable by the Buyer under the Second Lien Loan Documents, each of the Originators, EFH Corp. and the Collection Agent shall, unless the Buyer and the Majority Group Managing Agents and (on and after the Second Lien Effective Date) the Second Lien Agent shall otherwise consent in writing, furnish or cause to be furnished to the Buyer and each Administrative Agent:

(a) as soon as possible and in any event within five days after the occurrence of each Event of Termination or each event which, with the giving of notice or lapse of time or both, would constitute an Event of Termination, the statement of an appropriate officer of such Person setting forth details of such Event of Termination or event and the action which it proposes to take with respect thereto;

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(b) not later than 30 days after the end of each calendar quarter, a certificate of an appropriate officer of such Person, in substantially the form appended hereto as Exhibit C, (i) restating and reconfirming the continuing truth and accuracy in all respects (in the case of any representation or warranty containing any materiality qualification and in the case of any Non-Qualifiable Representations and Warranties) or (in the case of any representation or warranty, other than any Non-Qualifiable Representations and Warranties, that does not contain any materiality qualification) in all material respects, of each of the representations and warranties set forth in Section 4.01 (other than Section 4.01(s)(i)) or (ii) setting forth therein any qualifications or conditions thereto, which qualifications or conditions shall be accepted or rejected by the Majority Group Managing Agents, the Second Lien Agent (on and after the Second Lien Effective Date) and the Buyer in writing within five days of receipt thereof, and (iii) certifying as to the absence of any Event of Termination or unmatured Event of Termination;

(c) [Intentionally Omitted].

(d) [Intentionally Omitted].

(e) in the case of the Originator Agent, at least two Business Days prior to each Settlement Date, a Receivables Activity Report, in form and substance satisfactory to the Administrative Agents, certified by its treasurer, assistant controller, controller or chief financial officer as of its close of business on the last day of the immediately preceding calendar month, relating to the Receivable Assets sold, transferred or assigned hereunder during such calendar month and setting forth the items required pursuant to Section 2.02(f);

(f) in the case of EFH Corp., promptly after the sending or filing thereof, copies of all regular and periodic reports including current reports on Form 8-K (without exhibits) which it filed with the Securities and Exchange Commission or any national securities exchange, other than registration statements relating to registrations of securities, and all proxy statements, financial statements and reports which it shall send to its security holders, and upon specific request of the Administrative Agents, copies of all registration statements (without exhibits) filed with the Securities and Exchange Commission and any other regular or periodic report which it may be required to file with any state or federal regulatory commission, department or agency, provided such report is generally available to the public;

(g) promptly after the filing or receiving by such Person thereof, copies of all reports and notices with respect to any Reportable Event defined in Article IV of ERISA which it files under ERISA with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or which it receives from the Pension Benefit Guaranty Corporation, provided that such Reportable Event, individually or in the aggregate with all other such Reportable Events, would be reasonably likely to have a Material Adverse Effect;

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(h) promptly, from time to time, such other information, documents, records or reports respecting Receivable Assets as the Buyer or either Administrative Agent may from time to time reasonably request in order to identify or protect, as applicable, the Buyer’s, the Group Managing Agents’, the Holders’, the Lenders’ or such Administrative Agent’s interests under or contemplated by this Agreement or the other Transaction Documents, including, without limitation, a listing of current Subcontractors;

(i) promptly (i) in the case of EFH Corp., upon the furnishing thereof to its shareholders, copies of all financial statements, reports and proxy statements so furnished; and (ii) upon its receipt of any notice, request for consent, financial statements, certification, report or other communication under or in connection with any Transaction Document from any Person other than such Administrative Agent, Group Managing Agent, Holder or Lender from which such notice, request or other communication is received, copies of the same;

(j) at least thirty (30) days prior to the effectiveness of any material change in or material amendment to the Credit and Collection Policy, a copy of the Credit and Collection Policy then in effect and a notice indicating such change or amendment;

(k) promptly, and in any event within 5 days after such Person has knowledge thereof, notice of (i) the entry of any judgment or decree against an Originator or the Collection Agent; (ii) the institution of any litigation, arbitration proceeding or governmental proceeding against an Originator or the Collection Agent; (iii) the occurrence of any event or condition that has had, or would reasonably be expected to have, a Material Adverse Effect; (iv) the occurrence of a default or an event of default under any other financing arrangement pursuant to which an Originator or the Collection Agent is a debtor or an obligor; and (v) any downgrade in the rating of any Indebtedness of any Originator, TCEH or the Collection Agent by Standard & Poor’s or by Moody’s, setting forth the Indebtedness affected and the nature of such change;

(l) [Intentionally Omitted]; and

(m) at least five Business Days prior to the date of any change of ownership of any limited liability company membership interests in the Buyer, the name and the jurisdiction of organization of the proposed new owner of such membership interests, and on or before the date of any such change of ownership, (A) executed counterparts of all instruments and other documents that effect, or otherwise relate to, such change of ownership and (B) a certificate of the new owner of such membership interests confirming that, on the date of such change of ownership and giving effect to such change of ownership, the representations and warranties of such new owner contained in Section 4.01 of this Agreement are true and correct on and as of such date as though made on and as of such date.

SECTION 5.03. Negative Covenants of each of the Originators, EFH Corp. and the Collection Agent.

Until the latest of (x) the Termination Date, (y) the first date following the Facility Termination Date on which the Facility Principal shall have been reduced to zero and all other amounts due to the First Lien Agent, the Group Managing Agents, the Banks and the Investors under the First Lien Loan Documents shall have been paid and (z) after the Second Lien Effective Date, the first date following the Maturity Date upon which no principal shall be outstanding and no other amounts are payable by the Buyer under the Second Lien Loan Documents, each of the

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Originators, EFH Corp. and the Collection Agent shall not, without the prior written consent of the Buyer, the Majority Group Managing Agents, the First Lien Agent and (on and after the Second Lien Effective Date) the Second Lien Agent (and in the case of subsection (d) below, the prior written consent of each Group Managing Agent and (on and after the Second Lien Effective Date) the Second Lien Agent):

(a) Sales, Liens, Adverse Claims, Etc. Except as otherwise provided herein, sell, assign (by operation of law or otherwise), or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any interest in any Receivable Asset sold, transferred or assigned by it hereunder or Contract related thereto or upon or with respect to any lock-box or lock-box account to which any Collections of any Originator Receivables are sent, or assign any right to receive income in respect thereof.

(b) Extension or Amendment of Receivables. Except as otherwise permitted in Section 6.02(c) of the Financing Agreements, or to correct any undisputed billing errors, extend, amend or otherwise modify the terms of any Originator Receivable sold, transferred or assigned by it hereunder.

(c) Change in Business or Credit and Collection Policy. Make any change in the character of its business or in the Credit and Collection Policy which change would, in either case, impair in any material respect the collectibility of any Receivable Asset sold, transferred or assigned by it hereunder.

(d) Change in Payment Instructions to Obligors. Add or terminate any Lock-Box Account or any bank as a Lock-Box Bank or any Post Office Box from those specified in Schedule I unless the Buyer, each Group Managing Agent and each Administrative Agent shall have received at least ten days before the proposed effective date therefor, notice of such addition or termination and an executed copy of a Lock-Box Agreement for each new Lock-Box Account and an undated executed copy of a Post Office Box Notice for each new Post Office Box.

(e) Merger. Enter into a transaction of consolidation or merger with any Person unless (i) before and after giving effect on a pro forma basis to such consolidation or merger, no event shall have occurred and be continuing, or would result from such consolidation or merger, that constitutes an Event of Termination or that would constitute an Event of Termination but for the requirement that notice be given or time elapse or both, (ii) such Person is not the Buyer and either (A) it shall survive such consolidation or merger or (B) such other corporation or entity formed by such consolidation or into which it shall be merged shall assume, in a writing on terms reasonably satisfactory to the Buyer, the Majority Group Managing Agents and the Administrative Agents, all of its rights, obligations and liabilities under the Transaction Documents to which it is a party, (iii) at least 10 days prior to the effective date of such transaction, it delivers to the Buyer and each Administrative Agent such financing statements or amendments to financing statements (Form UCC-1 and UCC-3) executed by it which the Buyer or either Administrative Agent may request with such other documents and instruments that either Administrative Agent may request in connection therewith and (iv) if so requested by the Buyer or either Administrative Agent, within 30 days after the effective date of such transaction, provide to the Buyer and the Administrative Agents a favorable opinion reasonably acceptable to the Administrative Agents of counsel covering UCC perfection and UCC search priority with respect to the assuming corporation or entity or such new jurisdiction.

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(f) Deposits to Lock-Box Accounts. Deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Account or Post Office Box specified in Schedule I or in any notice to the Buyer and the Administrative Agents in accordance with Section 5.03(d), cash or cash proceeds other than Collections of (i) Originator Receivables and Related Security with respect thereto, (ii) Transition Charges, (iii) Nuclear Decommissioning Obligations and (iv) Customer Deposits, if any, securing payment of the items specified in clauses (ii) and (iii).

(g) Jurisdiction of Organization. Change, in the case of any Originator, its jurisdiction of organization without (i) giving the Buyer and each Administrative Agent 30 days’ prior written notice thereof, (ii) delivering financing statements or amendments to financing statements executed by it as requested by either Administrative Agent, and (iii) if so requested by the Buyer or either Administrative Agent, within 30 days after such change, providing to the Buyer and the Administrative Agents a favorable opinion of counsel reasonably acceptable to the Administrative Agents covering UCC perfection and UCC search priority with respect to such new jurisdiction.

(h) Adverse Claims. Sell, in the case of any Originator, to the Buyer an Originator Receivable which is not owned by it free and clear of all Adverse Claims.

(i) Change in Name. In the case of any Originator, make any change to its legal name, or use any trade names, fictitious names, assumed names or “doing business as” names, or change the location where its books, records and documents evidencing the Originator Receivables or the related Contracts are kept from those specified in Schedule IV hereto, unless at least 10 days prior to the effective date of such change or use, it delivers to the Buyer and each Administrative Agent such financing statements or amendments to financing statements (Form UCC-1 and UCC-3) executed by it which the Buyer or either Administrative Agent may request to reflect such change or use, together with such other documents and instruments that either Administrative Agent may request in connection therewith.

(j) Accounting of Purchases. Unless otherwise required by GAAP and disclosed in writing to the Buyer and the Administrative Agents, prepare, in the case of any Originator, any financial statements which shall account for the transactions contemplated hereby in any manner other than the sale, transfer and assignment of the Receivable Assets by it to the Buyer or in any other respect account for or treat the transactions contemplated hereby (including but not limited to accounting purposes, but excluding tax reporting purposes) in any manner other than as a sale, transfer and assignment of the Receivable Assets by it to the Buyer.

(k) Organization. Cause, permit or authorize the Buyer’s limited liability company agreement to be amended, supplemented or otherwise modified.

(l) Limited Liability Company Membership Interest. Cause, permit, or authorize to be issued to, or sell or otherwise transfer to, any Person other than TCEH any limited liability company membership interests in the Buyer, and in the case of any such issue, sale or transfer, without notifying each Administrative Agent of such issue, sale or transfer in accordance with, and complying with the other condition set forth in, Section 5.02(m).

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ARTICLE VI

ADMINISTRATION AND COLLECTION

SECTION 6.01. Designation of Collection Agent.

The Originator Receivables shall be serviced, administered and collected by the Person (the “Collection Agent”) designated from time to time to perform the duties of the Collection Agent in accordance with Section 6.01 of the Financing Agreements, and shall be serviced, administered and collected by the Collection Agent in the manner set forth in Section 6.02 of the Financing Agreements. Until a new Collection Agent is designated under the First Lien Receivables Financing Agreement, or, after a Discharge of Senior Obligations following the Second Lien Effective Date, under the Second Lien Credit Agreement, TXU Energy Retail is hereby designated to act as, and TXU Energy Retail hereby agrees to perform the duties and obligations of, the Collection Agent hereunder.

SECTION 6.02. Rights of the Buyer and the Administrative Agents.

(a) Each of the Buyer and the Controlling Agent, acting together or alone, may notify the Obligors of Originator Receivables, at any time and at the Collection Agent’s, such Controlling Agent’s or the relevant Originator’s expense, of the Buyer’s interest in the Originator Receivables and such Person’s security interest therein.

(b) At any time following the designation of a Collection Agent other than TXU Energy Retail pursuant to Section 6.01 of the applicable Financing Agreement:

(i) Each of the Buyer and the Controlling Agent, acting together or alone, may, at the relevant Originator’s expense, direct the Obligors of Originator Receivables, or any of them, to make payment of all amounts due or to become due to the Collection Agent or such Originator under Originator Receivables directly to such Controlling Agent or its designee.

(ii) The Collection Agent shall, at the Buyer’s or the Controlling Agent’s request and at the relevant Originator’s expense, give notice of the Buyer’s ownership of, and the interests of the Administrative Agents in, the Receivable Assets, to such Obligors and direct them to make such payments directly to such Controlling Agent or its designee.

(iii) Each Originator shall, at the Buyer’s or the Controlling Agent’s request and at such Originator’s expense, (A) assemble all of the Records that evidence or relate to the Receivable Assets, and the related Contracts (to the extent not prohibited by a legally enforceable provision under the terms of the applicable Contracts) and Related Security, and shall make the same available to such Controlling Agent at a place selected by such Controlling Agent or its designee, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections of Originator Receivables in a manner acceptable to such Controlling Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to such Controlling Agent or its designee.

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(iv) The Controlling Agent may take any and all steps in the Collection Agent’s, the relevant Originator’s or the Buyer’s name and on behalf of the Collection Agent, such Originator, the Buyer, the Holders or Lenders, as applicable, that are necessary or desirable, in the determination of such Controlling Agent, to collect amounts due under the Originator Receivables, including, without limitation, endorsing the Collection Agent’s or the relevant Originator’s name on checks and other instruments representing Collections of Originator Receivables and enforcing the Originator Receivables and the Related Security and related Contracts. Each of the Buyer, the Originators and the Collection Agent hereby irrevocably appoints the First Lien Agent and, following a Discharge of Senior Obligations after the Second Lien Effective Date, the Second Lien Agent as their respective attorney-in-fact, with full authority in its place and stead and in its name or otherwise, from time to time in such applicable Administrative Agent’s discretion to take any action and to execute any instrument that such applicable Administrative Agent may deem necessary or advisable to accomplish the foregoing.

(c) Upon the occurrence of an Event of Termination, or at such time as TCEH’s Debt Rating is below Rating Level 4, but not otherwise, the Controlling Agent is hereby authorized at any time to date and to deliver to each Lock-Box Bank written notice that such Controlling Agent is taking exclusive control over the Lock-Box Accounts maintained with such Lock-Box Bank (a “Notice of Exclusive Control”) and to the United States Post Office where any Post Office Box is being maintained, a Post Office Box Notice. Buyer shall include in each Financing Agreement a provision that such Controlling Agent shall send copies to the Originators and the Collection Agent of each Notice of Exclusive Control and Post Office Box Notice delivered by such Controlling Agent. Each Originator and the Collection Agent each hereby acknowledges and agrees that upon delivery of a Notice of Exclusive Control with respect to any Lock-Box Account and a Post Office Box Notice with respect to any Post Office Box in accordance with this Section 6.02(c), such Controlling Agent shall have exclusive ownership and control of the Lock-Box Account subject to such Notice of Exclusive Control and the Post Office Box subject to such Post Office Box Notice, and such Originator and the Collection Agent shall take any further action necessary or desirable, or that such Controlling Agent may reasonably request, to effect the transfer of exclusive ownership and control of such Lock-Box Account and such Post Office Box to such Controlling Agent (it being understood and agreed that upon delivery of a copy of such Notice of Exclusive Control with respect to any Lock-Box Account and Post Office Box Notice with respect to any Post Office Box, neither the Collection Agent, nor any Originator, nor any of their respective Affiliates shall have access to such Lock-Box Account or such Post Office Box), provided that in no event shall the foregoing transfer of exclusive ownership and control alter or impair the obligation to remit Collections to the Buyer in accordance with the provisions of Sections 2.07 and 2.08 of the First Lien Receivables Financing Agreement and, after the Second Lien Effective Date, in accordance with the Second Lien Financing Agreement. In case any authorized signatory of the Collection Agent or any Originator whose signature shall appear on any Lock-Box Agreement or Post Office Box Notice shall cease to have such authority before the delivery of any Notice of Exclusive Control

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or any Post Office Box Notice, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such delivery. Each Administrative Agent shall safeguard the retention of the Post Office Box Notices delivered pursuant to Sections 2.07(d)(xi) and 5.03(d) until such time as such Administrative Agent shall deliver the same to the relevant post offices or redeliver the same to the Collection Agent at such time following the Discharge of Senior Obligations or, after the Second Lien Effective Date, the date following the Maturity Date upon which no principal shall be outstanding and no other amounts are payable by the Buyer under the Second Lien Loan Documents, as applicable.

SECTION 6.03. Responsibilities of the Originators.

Anything herein to the contrary notwithstanding:

(a) Each Originator shall perform its obligations under the Contracts related to the Originator Receivables sold or contributed by it hereunder to the same extent as if the Receivable Assets sold or contributed by it hereunder had not been sold or contributed and the exercise by the Buyer or either Administrative Agent of its rights hereunder shall not release such Originator from any of its duties or obligations with respect to such Originator Receivables or under the related Contracts;

(b) None of the Buyer, the Administrative Agents, the Group Managing Agents, the Holders, the Lenders or any other Indemnified Party shall have any obligation or liability with respect to any Originator Receivables or related Contracts, nor shall any of them be obligated to perform the obligations of any Originator thereunder; and

(c) Each Originator shall not make any material change in its systems or procedures without at least 30 days’ prior written notice thereof to the Buyer and each Administrative Agent.

SECTION 6.04. Further Actions.

(a) Each Originator agrees that from time to time, at its expense, it will as soon as practicable execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that the Buyer or either Administrative Agent may reasonably request, to perfect, protect or more fully evidence the sale, transfer and assignment of Receivable Assets by such Originator to the Buyer hereunder and the security interest therein granted under the Financing Agreements, or to enable any of them, any Group Managing Agent or either Administrative Agent to exercise and enforce their respective rights and remedies hereunder or under the Financing Agreements. Without limiting the foregoing, each Originator will, upon the request of the Buyer or either Administrative Agent execute and file, or facilitate the execution and filing of, such financing or continuation statements or amendments thereto, and such other instruments and documents, that may be necessary, or that the Buyer or such Administrative Agent may reasonably request to perfect, protect or evidence such sales, transfers and assignments and such security interests.

(b) Each Originator hereby authorizes each of the Buyer and each Administrative Agent, acting together or alone (upon prior written notice to such Originator), to file one or more financing or continuation statements and amendments thereto relating to all or any of its Receivable Assets.

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(c) If the Collection Agent fails to perform any of its obligations hereunder, the Buyer or the Controlling Agent may, but shall not be required to, itself perform, or cause the performance of, such obligation; and the reasonable costs and expenses of such Controlling Agent and the Buyer shall be payable by the Collection Agent or the relevant Originator (if the Collection Agent that fails to so perform is such Originator or its designee), as provided in Section 7.01 or 8.04, as applicable.

SECTION 6.05. Consent and Agreement of the Originators.

(a) The Buyer hereby notifies the Originators that, (i) as of the date hereof, it has assigned and pledged to Citibank, as first lien agent for the benefit of itself, the Banks, the Investors and each other Indemnified Party (as defined in the First Lien Receivables Financing Agreement) under the First Lien Receivables Financing Agreement from time to time, and has granted to Citibank, as first lien agent for the benefit of itself, the Banks, the Investors and each other Indemnified Party (as defined in the First Lien Receivables Financing Agreement) from time to time a security interest and, (ii) as of the Second Lien Effective Date, it shall have assigned and pledged to the Second Lien Agent for the benefit of itself and the Lenders under the Second Lien Credit Agreement from time to time, and shall have granted to the Second Lien Agent for the benefit of itself and the Lenders under the Second Lien Credit Agreement from time to time a security interest, in each case, in and to, all of its right, title and interest in and to the following (collectively the “Collateral”): (1) this Agreement; (2) all rights to receive moneys due and to become due under or pursuant to this Agreement; (3) all rights to receive proceeds of any indemnity, warranty or guaranty with respect to this Agreement; (4) claims for damages arising out of or for breach of or default under this Agreement; (5) all security interests and property subject thereto from time to time purporting to secure payment of the Receivable Assets; (6) its right to perform under this Agreement and to compel performance and otherwise exercise all remedies hereunder; (7) all Pool Receivables now existing and hereafter arising, all Collections and Related Security with respect thereto, each lock-box, post office box and lock-box account to which any Collections are remitted or deposited and all other rights and payments relating to the Pool Receivables; and (8) all proceeds of any and all of the foregoing Collateral (including, without limitation, proceeds which constitute property of the types described in clauses (1) through (7) above). As more fully described in the Second Lien Intercreditor Agreement, it has been agreed among the parties thereto that such security interest in favor of Citibank, as first lien agent for the benefit of itself, the Banks, the Investors and each other Indemnified Party (as defined in the First Lien Receivables Financing Agreement) under the First Lien Receivables Financing Agreement from time to time shall be a security interest senior in all respects to the security interest in favor of the Second Lien Agent for the benefit of itself and the Lenders under the Second Lien Credit Agreement from time to time.

(b) In connection with the assignment, pledge and grant described above, the Buyer hereby irrevocably instructs each Originator, and each Originator hereby agrees and acknowledges for the benefit of each Administrative Agent, the Group Managing Agents, the Holders, and the Lenders, as applicable, in each case effective as of the date hereof (or with respect to the Second Lien Agent and the Lenders, effective as of the Second Lien Effective Date), as follows:

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(i) It shall make all payments to be made by it to the Buyer under or in connection with this Agreement directly to the Collection Account; provided that (x) if an Event of Termination has occurred and is continuing, such payments shall be made to the First Lien Agent by payment to the account (Remittance Account number 40636695) of the First Lien Agent maintained at the office of Citibank, N.A. at 111 Wall St, New York, New York or otherwise in accordance with the instructions of the First Lien Agent and (y) after the Discharge of Senior Obligations following the Second Lien Effective Date, if an event of default has occurred under the Second Lien Credit Agreement, such payments shall be made in accordance with the instructions of the Second Lien Agent.

(ii) All payments to be made by it to the Buyer under or in connection with this Agreement shall be made by it irrespective of, and without deduction for, any counterclaim, defense, recoupment or set off (including, without limitation, any counterclaim, defense, recoupment or setoff under or otherwise in respect of the Intercompany Note), and shall be final, and it will not seek to recover from either Administrative Agent, any Group Managing Agent, any Bank, any Investor or any Lender for any reason any such payment once made.

(c) In connection with the assignment, pledge and grant described above, each of the Originators and the Collection Agent acknowledges and agrees as follows:

(i) It will (A) timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it hereunder, (B) maintain this Agreement in full force and effect and (C) with respect to its obligations hereunder, take all such action as may be from time to time reasonably requested by either Administrative Agent.

(ii) It will promptly and in any event within five Business Days after its receipt or delivery thereof, deliver to each Administrative Agent copies of all notices, requests, reports, certificates, and other documents and information delivered or received by it from time to time under or in connection with this Agreement.

(iii) It will not (A) cancel or terminate this Agreement or consent to any cancellation or termination thereof, (B) amend or otherwise modify any term or condition of this Agreement or give any consent, waiver or approval hereunder allowing departure from the terms hereof, except in accordance with Section 8.01 hereof, (C) waive any default under or breach of this Agreement except in accordance with Section 8.01 hereof, or (D) take any other action under this Agreement not required or permitted to be taken by it under the terms hereof that would impair the value of any Collateral or its rights or interests hereunder or the rights or interests of the Administrative Agents, the Group Managing Agents, the Holders or the Lenders hereunder.

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(d) EFH Corp. agrees to cause the due and punctual performance and observance by the TXU Collection Agent of all of the terms, covenants, agreements, undertakings and other obligations on the part of the TXU Collection Agent to be performed or observed under this Agreement, the Financing Agreements and the other Transaction Documents in accordance with the terms thereof, including, without limitation, the obligations to pay when due all monetary obligations of the TXU Collection Agent now or hereafter existing under this Agreement, the Financing Agreements and the other Transaction Documents, whether for Collections received, interest, indemnifications, fees, costs, expenses or otherwise (such terms, covenants, agreements, undertakings and other obligations being the “Collection Agent Obligations”). In the event that the TXU Collection Agent shall fail in any manner whatsoever to perform or observe any of the Collection Agent Obligations when the same shall be required to be performed or observed, then EFH Corp. shall itself duly and punctually perform or observe, or cause to be duly and punctually performed and observed, such Collection Agent Obligations.

(e) The parties hereto agree and acknowledge that the Administrative Agents, the Group Managing Agents, the Banks, the Investors, the Lenders and the Indemnified Parties (as defined in the Financing Agreements) are intended third party beneficiaries of this Agreement and are entitled to enforce both their respective rights and remedies hereunder and the Buyer’s rights and remedies hereunder, subject to the terms of the Second Lien Intercreditor Agreement (on and after the Second Lien Effective Date) and the applicable Financing Agreement.

SECTION 6.06. Lock-Boxes

(a) The Collection Agent hereby agrees and acknowledges that, notwithstanding that each Lock-Box Account and Post Office Box is currently held in the name of the Collection Agent, all Collections and any other proceeds of Receivables in the Lock-Box Accounts or Post Office Boxes are solely the property of the Buyer. Accordingly, the Collection Agent agrees that any interest it may have in the Collections and any other proceeds of Receivables in the Lock-Box Accounts or Post Office Boxes as owner of the Lock-Box Accounts or Post Office Boxes, as applicable, is solely as bailee for the Buyer, as owner, and waives any other right or interest it may have in such Collections.

(b) In the event that, contrary to the mutual intent of the Collection Agent, the Originators and the Buyer, the Collection Agent shall be deemed to have any interest in the funds or other instruments of payment deposited in any Lock-Box Account or Post Office Box as a result of the Collection Agent being the accountholder of such Lock-Box Account or holder of such Post Office Box, the Collection Agent hereby hypothecates and grants to the Buyer a security interest in all of the Collection Agent’s right, title and interest in and to such funds or instruments of payment and, in each case, all proceeds thereof, as collateral security for the performance by the Collection Agent of all the terms, covenants and agreements on the part of the Collection Agent to be performed hereunder in accordance with the terms hereof.

ARTICLE VII

INDEMNIFICATION

SECTION 7.01. Indemnities by each Originator.

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Without prejudice to any other rights which any Indemnified Party may have under this Agreement or under applicable law, each of the Originators hereby agrees, severally, but not jointly, to indemnify and save harmless (and pay upon demand to) the Buyer and its respective officers, directors, employees and agents and its assigns and transferees (each, an “Indemnified Party”) from and against any and all damages, losses, claims, taxes, liabilities, and costs and expenses, including attorneys’ fees (which attorneys may be employees of such Indemnified Party), (all of the foregoing being collectively referred to as “Indemnified Amounts”) arising out of or resulting from this Agreement or any other Transaction Document to which it is a party in its capacity as an Originator, any Purchase hereunder, or in respect of any Originator Receivables of such Originator or related Contracts or Related Security with respect thereto, including, without limitation, arising out of or as a result of any of the following, but excluding, however, damages, losses, claims, liabilities and related costs and expenses (a) to the extent resulting from the gross negligence or willful misconduct of such Indemnified Party seeking indemnification, (b) for Originator Receivables which are not collected, not paid or uncollectible on account of the insolvency, bankruptcy, or financial inability to pay of the applicable Obligor or (c) attributable to any income or franchise taxes imposed on (or measured by) the Buyer’s net income:

(i) the characterization in any Originator Report or in any other report or statement made by or on behalf of such Originator or the Collection Agent, in each case based on information supplied by or on behalf of such Originator, of any Originator Receivable transferred by such Originator hereunder as an Eligible Receivable which is not an Eligible Receivable as of the date of such Originator Report, other report or statement;

(ii) its reliance on any representation or warranty made by such Originator (or any of its officers) under or in connection with this Agreement or any other Transaction Document to which such Originator is a party in its capacity as an Originator or any Originator Report, any Receivables Activity Report or any other information or report delivered by such Originator pursuant to this Agreement or any such other Transaction Document, which shall have been false or incorrect in any respect when made or deemed made;

(iii) the failure by such Originator to comply with any applicable law, rule or regulation with respect to any Originator Receivable of such Originator or the related Contract or Related Security with respect thereto, or the nonconformity of any Originator Receivable of such Originator or the related Contract or Related Security with any such applicable law, rule or regulation;

(iv) the failure of such Originator to vest in the Buyer absolute ownership of each Originator Receivable and the related Contracts (except to the extent any assignment under this Agreement would breach a legally enforceable provision of such Contract) , Related Security and Collections free and clear of any Adverse Claim;

(v) the failure of such Originator to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Originator Receivable of such Originator, the Related Security and Collections in respect thereof whether at the time of the initial sale and assignment hereunder or at any subsequent time;

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(vi) any Dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Originator Receivable of such Originator (including, without limitation, a defense based on such Originator Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Originator Receivable or the furnishing or failure to furnish such merchandise or services (including, without limitation, any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort);

(vii) any failure of such Originator to perform its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document to which it is a party in its capacity as an Originator or to perform its duties or obligations under any Contract;

(viii) the commingling by such Originator of Collections of Originator Receivables at any time with other funds;

(ix) any investigation, litigation or proceeding relating to or arising from this Agreement, any other Transaction Document to which an Originator is a party in its capacity as an Originator or any Contract, the use of the proceeds by such Originator of any Purchase hereunder or the ownership of the Receivable Assets;

(x) any failure by such Originator to pay when due any taxes, including without limitation, sales, excise or personal property taxes, payable by it in connection with any Originator Receivable sold, transferred or assigned by it or Related Security or Contract related thereto;

(xi) any claim brought by any Person other than an Indemnified Party arising from any activity by such Originator in servicing, administering or collecting any Originator Receivable; or

(xii) any act or omission by such Originator under this Agreement that reduces or impairs the rights of the Buyer or any other Indemnified Party with respect to the Originator Receivables of such Originator or the value of any such Originator Receivables.

SECTION 7.02. Duty to Advise Buyer and Administrative Agents.

Each Originator and the Collection Agent will use its best efforts to identify situations involving possible liability or obligations under this Article VII and to determine the amount of any such liability or obligations, and, upon having notice of such situations, it will promptly advise the Buyer and each Administrative Agent thereof.

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ARTICLE VIII

MISCELLANEOUS

SECTION 8.01. Amendments, Etc.

No amendment or waiver of any provision of this Agreement or consent to any departure by the Originator Agent, any Originator, the Collection Agent, EFH Corp. or the Buyer therefrom shall be effective unless in a writing signed by the Buyer and, if any Financing Agreement shall then be in effect, the Controlling Agent, and, in the case of any amendment, also signed by the Collection Agent, the Originator Agent, EFH Corp. and each Originator, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Buyer or any of its assigns or transferees to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. It is expressly understood and acknowledged that during the period any Financing Agreement shall be in effect, the prior consent of the Controlling Agent may be required in accordance with the terms thereof in order for the Buyer to grant any consent, authorization or approval requested of the Buyer hereunder, or for the Buyer to agree to any amendment, waiver or other modification to the terms or conditions of this Agreement.

SECTION 8.02. Notices, Etc.

All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (including facsimile) and mailed, faxed or delivered, to each party hereto, at its address set forth under its name on the signature pages hereof, or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall, when mailed or faxed, be effective when deposited in the mails or faxed, respectively, except that notices and communications to the Buyer and either Administrative Agent pursuant to Article II shall not be effective until received by the Buyer and such Administrative Agent.

SECTION 8.03. Binding Effect; Assignability.

This Agreement shall become effective when it shall have been executed by the Initial Originator, the Originator Agent, the Collection Agent, EFH Corp. and the Buyer, and thereafter shall be binding upon and inure to the benefit of the Initial Originator, the Originator Agent, any Additional Originator (upon its execution and delivery of an Additional Originator Supplement Agreement), the Collection Agent, EFH Corp., the Buyer and each other Indemnified Party, except that each of the Originators, the Originator Agent, the Collection Agent and EFH Corp. shall not have the right to assign its rights or obligations hereunder or any interest herein without the prior written consent of the Buyer and each Administrative Agent, and the Buyer shall not have the right to assign its rights or obligations hereunder or any interest herein other than to the First Lien Agent pursuant to the First Lien Receivables Financing Agreement and, on or after the Second Lien Effective Date, to the Second Lien Agent pursuant to the Second Lien Loan Documents, without the prior written consent of each Originator, the Originator Agent, the

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Collection Agent, EFH Corp. and each Administrative Agent. This Agreement shall create and constitute the continuing obligation of the parties hereto in accordance with its terms, and shall remain in full force and effect until the later of the Termination Date and the date on which (x) the Facility Principal shall have been reduced to zero and all other amounts due to the First Lien Agent, the Group Managing Agents, the Banks and the Investors under the First Lien Loan Documents shall have been paid and (y) after the Second Lien Effective Date, the date following the Maturity Date upon which no principal shall be outstanding and no other amounts are payable by the Buyer under the Second Lien Loan Documents; provided, however, that rights and remedies with respect to any breach of any representation and warranty made by an Originator, the Collection Agent or EFH Corp. pursuant to Article IV, the indemnification provisions of Article VII and Sections 8.04 and 8.05 shall be continuing and shall survive any termination of this Agreement.

SECTION 8.04. Costs, Expenses and Taxes.

(a) In addition to the rights of indemnification granted under this Agreement, each of the Originators severally, but not jointly, agrees to pay on demand its Allocable Share of all costs and expenses in connection with the preparation, execution, delivery and administration (including periodic auditing of Originator Receivables) of, and searches and filings in respect of, this Agreement and the other documents and agreements to be delivered hereunder, including, without limitation, in each case, the reasonable fees and disbursements of counsel for the Buyer with respect thereto and advising the Buyer as to its rights and remedies hereunder. Each of the Originators further agrees severally, but not jointly, to pay on demand its Allocable Share of all costs and expenses, if any (including, without limitation, reasonable counsel fees and disbursements) in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other instruments and documents to be delivered in connection herewith.

(b) Any and all payments by the Originators, any TXU Collection Agent and EFH Corp. hereunder shall be made free and clear and without deduction for any and all present or future Taxes. If any Originator, any TXU Collection Agent or EFH Corp. shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Buyer, the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Article VIII) the Buyer receives an amount equal to the sum it would have received had no such deductions been made.

(c) In addition, each Originator severally, but not jointly, agrees to pay on demand its Allocable Share of any and all stamp and other taxes and fees payable by the Buyer and any other Indemnified Party in connection with the execution, delivery, filing and recording of this Agreement or the other documents or agreements to be delivered hereunder and agrees to hold each Indemnified Party harmless from and against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees. This indemnification shall be made within 10 days from the date such Indemnified Party makes written demand therefor (with a copy to each Administrative Agent).

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SECTION 8.05. No Proceedings.

Each of the Originators, the Originator Agent, the Collection Agent and EFH Corp. hereby agrees that it will not institute against the Buyer or any Investor any proceeding of the type referred to in Section 7.01(h) of the First Lien Receivables Financing Agreement so long as (a) in the case of the Buyer, there shall not have elapsed one year plus one day since the later of (i) the Discharge of Senior Obligations and (ii) the date following the Maturity Date upon which no principal shall be outstanding and no other amounts are payable by the Buyer under the Second Lien Loan Documents, and (b) in the case of any Investor, any Promissory Notes issued by such Investor shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Promissory Notes shall have been outstanding.

SECTION 8.06. Confidentiality.

Except as otherwise required by applicable law, regulation, ruling, accounting requirement or the rules of the applicable stock exchange wherein the securities of EFH Corp. may be listed, each of the parties hereto agrees to maintain the confidentiality of this Agreement, the Financing Agreements, the Fee Letters and all non-public information delivered in connection herewith in communications with third parties and otherwise; provided that this Agreement, the Financing Agreements, the Fee Letters and such information may be disclosed (i) to third parties to the extent such disclosure is made pursuant to a written confidentiality agreement in form and substance substantially identical to this Section 8.06, (ii) to each Originator’s, the Collection Agent’s, the Originators Agent’s, the Buyer’s, each Administrative Agent’s, each Group Managing Agent’s, each Holder’s and each Lender’s legal counsel, accountants and auditors if they agree to hold it confidential, (iii) to any rating agency, commercial paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to any Investor or any subordinated investor in any Investor or any Investor Trustee, (iv) to any regulatory authority having jurisdiction over any Originator, the Originator Agent, the Collection Agent, EFH Corp., the Buyer, either Administrative Agent, any Group Managing Agent, any Bank, any Investor or any Lender and (v) pursuant to court order or subpoena.

SECTION 8.07. Governing Law.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, except to the extent that the perfection or effect of non-perfection of the interests of the Buyer in the Originator Receivables, or remedies hereunder in respect thereof, are governed by the laws of a jurisdiction other than the State of New York.

SECTION 8.08. No Waiver; Remedies.

No failure on the part of the Buyer, any Originator, the Originator Agent, the Collection Agent or EFH Corp. to exercise, and no delay in exercising, any right hereunder or under any other Transaction Document to which it is a party shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

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SECTION 8.09. Execution in Counterparts.

This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by electronic mail attachment in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.10. Entire Agreement.

This Agreement contains a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, written or oral, relating to the subject matter hereof.

SECTION 8.11. Severability of Provisions.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 8.12. Jurisdiction, Etc.

(a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Transaction Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Transaction Documents in the courts of any jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Transaction Documents to which it is a party in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

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SECTION 8.13. Waiver.

With respect to Finding of Fact No. 58(e) of the Financing Order, TXU Energy Retail, for the benefit of the Receivables Parties (as defined in the Intercreditor Agreement), hereby agrees to the following:

(i) it irrevocably and unconditionally waives all right to select and implement the option pursuant to Finding of Fact No. 58(e)(3) of the Financing Order; and

(ii) if it selects the option pursuant to Finding of Fact No. 58(e)(2) of the Financing Order, it (x) shall provide written notice within three (3) Business Days to each Administrative Agent and each Group Managing Agent, including a written report in reasonable detail of the proposed arrangements to pay Transition Charges (as defined in Section 39.302(7) of Subchapter G of the Texas Utilities Code) then due, (y) shall not implement such proposed arrangements unless such proposed arrangements are in form and substance reasonably satisfactory to each Administrative Agent and each Group Managing Agent (taking into account continuity of perfection and priority of security interests, priority of payment and such other matters as each Administrative Agent and each Group Managing Agent shall deem relevant to protect their interests) and each Administrative Agent and each Group Managing Agent consents to such proposed arrangements in writing, such consent not to be unreasonably withheld or delayed.

SECTION 8.14. WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH, THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

TXU ENERGY RETAIL COMPANY LLC, as Originator, as Originator Agent and as Collection Agent

By	/s/ Anthony R. Horton
Name: Anthony R. Horton
Title: Treasurer

1601 Bryan Street Energy Plaza Dallas, Texas 75201-3411
Attention: Treasurer Telephone: 214-812-4600 Facsimile No.: 214 812-2488

Signature Page to Trade Receivables Sale Agreement

TXU ENERGY RECEIVABLES COMPANY LLC, as Buyer

By	/s/ Anthony R. Horton
Name: Anthony R. Horton
Title: Treasurer and Assistant Secretary

1601 Bryan Street Energy Plaza Dallas, Texas 75201-3411
Attention: Treasurer Facsimile No.: 214 812-2488

Signature Page to Trade Receivables Sale Agreement

ENERGY FUTURE HOLDINGS CORP.

By	/s/ Anthony R. Horton
Name: Anthony R. Horton
Title: Senior Vice President and Treasurer

1601 Bryan Street Energy Plaza Dallas, Texas 75201-3411
Attention: Treasurer Facsimile No.: 214 812-2488

Signature Page to Trade Receivables Sale Agreement